Filed Pursuant to Rule 424(b)(2)
Registration Nos.
333-101164
333-101164-01
333-101164-03
333-101164-05
333-101164-06
333-101164-07
333-101164-08
333-101164-09
333-101164-10
333-101164-11
333-101164-12
333-101164-13

Prospectus Supplement To Prospectus Dated June 10, 2003

$1,250,000,000
Xerox Corporation $700,000,000 7 1/8% Senior Notes due 2010 $550,000,000 7 5/8% Senior Notes due 2013

We are offering $700,000,000 aggregate principal amount of our 7 1/8% senior notes due 2010, or the “seven year notes,” and $550,000,000 aggregate principal amount of our 7 5/8% senior notes due 2013, or the “ten year notes.” When we refer to the “notes” in this prospectus supplement, we refer to the seven year notes and the ten year notes collectively.

The seven year notes will mature on June 15, 2010. The ten year notes will mature on June 15, 2013. We will pay interest on the notes on each June 15 and December 15, commencing December 15, 2003.

We may redeem some or all the seven year notes by paying to the holders thereof 100% of the principal amount plus a make-whole redemption premium. We may redeem some or all the ten year notes at any time prior to June 15, 2008 by paying to the holders thereof 100% of the principal amount plus a make-whole redemption premium. We may redeem the ten year notes at any time on or after June 15, 2008 at the redemption prices set forth in this prospectus supplement. If we undergo a change of control, we will be required to offer to purchase all the notes from the holders.

Certain of the covenants applying to each series of the notes will be suspended during any time that such series of notes have investment grade ratings as more fully described herein.

The notes are required to be initially guaranteed on a senior basis by only those of our subsidiaries that are required to guarantee our outstanding 9 3/4% Senior Notes due 2009 upon consummation of this offering. The notes will be unsecured and will rank senior to all our existing and future subordinated debt and will rank pari passu with our existing and future unsecured senior debt. The notes will be effectively subordinated to any secured debt of Xerox as well as any secured debt of the guarantor subsidiaries. The notes will be structurally subordinated to the debt of our subsidiaries that are not guaranteeing the notes.

In connection with a larger financing plan of which this offering is a part, we are offering, by means of separate prospectus supplements, (1) 40,000,000 shares of our common stock (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full) and (2) 8,000,000 shares of our Series C mandatory convertible preferred stock (or 9,200,000 shares if the underwriters exercise their over-allotment option in full). In addition, we intend to enter into a new $1.0 billion credit facility contemporaneously with these offerings that will replace our existing credit facility under which $3.3 billion was outstanding as of March 31, 2003. The closing of this offering, the common stock offering and the offering of the Series C mandatory convertible preferred stock is not contingent on the closing of any of the other offerings or the effectiveness of the new credit facility. However, the effectiveness of the new credit facility is contingent upon our raising additional funds in the capital markets. This condition would be satisfied upon the successful completion of this offering, the common stock offering and the offering of our Series C mandatory convertible preferred stock. See “Prospectus Supplement Summary—Financing Plan.”

Investing in the notes involves a high degree of risk. See “Risk Factors,” beginning on page S-15 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount	Proceeds, before expenses, to us
Per seven year note	100%	2.125%	97.875%
Per ten year note	100%	2.125%	97.875%
Total	$1,250,000,000	$26,562,500	$1,223,437,500

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company on or about June 25, 2003.

Joint Book-Running Managers

Deutsche Bank Securities

JPMorgan

Citigroup

Goldman, Sachs & Co.

Merrill Lynch & Co.

UBS Investment Bank

Co-Managers

Banc One Capital Markets, Inc.	Bear, Stearns & Co. Inc.	Danske Markets
BNP PARIBAS	Credit Suisse First Boston	Fleet Securities, Inc.	PNC Capital Markets, Inc.

Global Coordinator

JPMorgan

June 19, 2003

About This Prospectus Supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference” in the accompanying prospectus.

Where You Can Find More Information

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 1-4471. You can read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference  room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

Disclosure Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain certain statements that are not historical fact and which

i

are deemed to be forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, intended or expected. We do not intend to update these forward-looking statements.

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Such events and factors include, but are not limited to, those discussed in the section that follows the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as those listed under “Forward Looking Statements” in the documents enumerated under “Incorporation of Certain Documents by Reference” including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, our Current Report on Form 8-K dated April 30, 2003 and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

Market and Industry Data

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus.

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Prospectus Supplement Summary

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and the financial data and related notes, before making an investment decision.

We are The Document Company, and a leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. We operate in over 130 countries worldwide, and distribute our products in the Western Hemisphere directly and through third-party distributors. In Europe, Africa, the Middle East, India and parts of Asia, we distribute our products through Xerox Limited and related companies, which we refer to collectively as Xerox Limited. We had approximately 64,700 employees at March 31, 2003.

We provide the industry’s broadest range of document products, solutions and services. Our products include printing and publishing systems, digital multi-function devices (which can print, copy, scan and fax), digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. We also provide software and solutions that can improve document access for mobile workers and help businesses easily print books or create personalized documents for their customers. In addition, we provide a range of comprehensive document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

We develop document technologies, systems, solutions and services intended to improve our customers’ work processes and business results. We deliver value to customers by leveraging our core competencies in technology, document knowledge, global sales and service, brand reputation and value added solutions across our three core markets: high-end production environments, small-to-large networked offices and services.

Business Strategy

The document industry is undergoing a fundamental transformation, including the continued transition from older light-lens devices to digital technology, the transition from black and white to color, the management of publishing and printing jobs over the internet, the use of variable data to create customized documents, increased reliance on outsourcing and the increase in mobile workers utilizing hand-held devices. Documents are increasingly created and stored in digital electronic form and the internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe these trends play to the strengths of our product and service offerings. Our business model is based mainly on bundled contract lease arrangements, which typically include equipment, service, supplies and financing components. The portion attributed to the service, supplies and financing components of each sale are recognized over time and there is typically a lag between an increase in equipment sales and when we realize the associated increase in post sale revenues. Our strategy is to lead and respond to market trends by targeting our investments to the faster growing color and digital markets while maximizing profitability and cash flows from declining light lens revenues.

We have responded to the changing nature of the industry by introducing a total of 17 new digital and color products in 2002. During the first four months of 2003, we introduced a total of an additional 12 new digital and color products, primarily in the small-to-large office market.

Our 2002 new product introductions in our Production segment included:

•	the DocuColor iGen3 Digital Production Press, at a base list price of $500,000, which produces photographic quality output indistinguishable from offset printing at 100 pages per minute with an operating cost of approximately 5 cents per page;

•	the DocuColor 6060 Digital Color Press, which complements the successful DocuColor 2000 family by offering a more advanced set of features, productivity and capabilities;

•	the DocuSP Color Controller; and

•	the Xerox 1010, our new 101 page per minute digital device for the light production market.

Our 2002 new product introductions in our Office segment included:

•	the Document Centre 500 series, which brings unparalleled productivity and features to small and mid-sized workgroups at significantly lower prices;

•	an expanded WorkCentre Pro family of products targeted at lower-volume, cost-conscious customers;

•	the DocuColor 1632 and 2240 midrange color printers/copiers, which deliver affordability and speed with a benchmark cost for color pages of less than 10 cents a page; and

•	the Phaser 8200 solid ink color printer and the Phaser 6200 and 7300 laser color printers, all of which use single pass color technology and are among the fastest in their respective classes.

On April 30, 2003, we announced a suite of 21 new and enhanced office products, including nine new digital copiers, basic multi-function products that print and copy and advanced multi-function products that print, copy, fax, scan and e-mail. The new line includes black and white and color-enabled devices with speeds ranging from 16 to 90 pages per minute and is offered at what we believe is some of the most competitive pricing for such products in our history. We also announced software solutions developed by eight industry partners using the open architecture of Xerox multi-function systems, and focused on innovative people-based services designed to help customers reduce document costs and increase worker productivity.

As part of our April 30, 2003 announcement, we presented an action plan to grow profitable revenue and reclaim market share by better positioning ourselves as a one-stop provider for all office product and services needs, from stand-alone digital copiers and printers to top-of-the-line, networked multi-function systems in black-and-white and color. Features previously bundled with higher-priced products are now available in new entry-level configurations so customers can purchase only what they need.

At the same time, we are expanding our range of office services, including Office Document Assessments, which can result in significant savings by streamlining document work processes.

To make it easier to buy from Xerox, we are expanding our worldwide distribution channels, such as TeleWeb operations (a combination of telephone and internet selling), resellers, dealers, agents and concessionaires, in addition to direct sales. For the first time in the United States, as of May 1, 2003, we now offer selected office multi-function systems through key distributors and resellers in a pilot program aimed at providing a wider range of products to resellers who previously only sold Xerox printers. And in a break with standard practice in the multi-function market, we will start to post product pricing on our web site.

The marketing and selling of our products and solutions are organized according to geography and channel types. Our products and solutions are principally sold directly to customers by our worldwide sales force totaling approximately 10,000 employees and through a network of independent agents, dealers, value-added resellers and systems integrators. We are expanding our use of cost-effective indirect distribution channels (such as Teleweb) for basic product offerings, and increasingly utilizing our direct sales force to address our customers’ more advanced technology, solutions and services requirements.

Business Segments

Our reportable segments are as follows:

Production (29% of 2002 revenues)

We provide monochrome and color systems for three main customer environments: production publishing, transaction printing and enterprise-wide printing. We are the only manufacturer in the market that offers a complete family of production publishing systems from 65 to 180 impressions per minute. In addition, we continue to support analog devices currently installed at customer locations. We offer total document solutions and services that can scan, view, manage and produce documents, as well as a variety of pre-press and post-press options to fully meet customer demands.

In 2002 we achieved our goals in this segment of improving our market coverage, stabilizing our sales force and implementing a program that we call the “New Business of Printing,” which included introducing innovative production systems and solutions to expand our leadership position and focusing on the higher growth digital color opportunities. Based on our analysis of independent equipment installation projections, production digital color revenues are expected to have a compound annual growth rate of more than 30% through 2006. This “New Business of Printing” responds to increasing customer requirements for fast turnaround times, precise quantities, personalization and customization and is built on the solid foundation of the digital production print on demand market, which we created in 1990 with the introduction of our first DocuTech Production Publisher. The DocuColor iGen3, launched in October 2002, utilizes advanced color technology, which we expect will expand the digital color print on demand market, as its speed, image quality, personalization and cost advantages enable the device to capture valuable pages from the offset printing market. We provide content creation and management, production and fulfillment solutions and services to improve our customers’ work processes and business results. Our digital technology enables personalization and printing on demand that can eliminate inventory and warehousing costs.

Office (47% of 2002 revenues)

Our Office segment serves global, national and small to medium sized commercial customers as well as government, education and other public sector customers. Office systems and services encompass monochrome devices at speeds up to 90 pages per minute, including our family of Document Centre digital multi-function products; color laser, LED (light emitting diode), solid ink and monochrome laser desktop printers; digital copiers; light-lens copiers and facsimile products. In 2003, we reclassified our mid-range color copiers and printers (11-40 pages per minute) from the Production segment to the Office segment to reflect the changing user-base of these products and to align our segment reporting with the marketplace.

In 2002 we achieved our goals in this segment of improving the competitiveness of our cost structure, increasing our market coverage through indirect channel expansion and capturing growth opportunities in this market. Our strategy to capture growth in the Office segment remains centered around three key areas: color, digital multi-function devices and solutions. We will drive the market to color printing and copying by making color as easy, fast and affordable as traditional black and white. We continue to lead the transition from single-function machines to multi-function devices by ensuring that multi-function devices continue to be more cost-effective. We provide further value to our customers by offering a range of solutions including wireless document access for mobile workers and the Office Document Assessment in which we analyze a business’ workflow and document needs, and then identify the most efficient, productive mix of office equipment and software for that business, thereby helping to reduce the customer’s document related costs.

Developing Markets Operations (“DMO”) (11% of 2002 Revenues)

DMO includes marketing, direct sales, distribution programs and service operations for Xerox products, supplies and services in Latin America, the Middle East, India, Eurasia, Russia and Africa. Over 120 countries are included in DMO, with Brazil representing approximately 40% of total DMO revenues in 2002. DMO operations are managed as a separate segment due to the political and economic volatility and unique nature of the geographic markets involved in our DMO segment. Our 2002 DMO goals included improving liquidity and revenue generation as well as reducing business risk while reducing costs to enable a return to profitability. Our 2002 results included a return to profitability in DMO due to accelerated cost reductions as well as our refocused efforts on limiting aggressively priced low margin contracts and only selling to customers at higher and more acceptable margins. In addition, improved operating cash generation and our transition to third party vendor financing or cash sales have allowed DMO to reduce debt levels.

Other (13% of 2002 Revenues)

The segment classified as Other includes several units, none of which meet the thresholds for separate segment reporting. This group primarily includes Xerox Supplies Group (predominately paper), Small Office/Home Office (“SOHO”), Xerox Engineering Systems (“XES”), Xerox Global Services, Inc. (formerly Xerox Connect), Xerox Technology Enterprises (“XTE”) and consulting services, royalty and license revenues. SOHO, a business we exited in 2001, consists primarily of sales of profitable consumables for inkjet printers and personal copiers that were previously sold through retail channels in North America and Europe. XES is a business that sells equipment used for special engineering applications. Xerox Global Services, Inc. is a network service business aimed at optimizing office efficiency and providing solutions. XTE consists of a collection of high technology start-up entities. The Other segment operating results include the profit (loss) from the previously mentioned sources, equity income from Fuji Xerox and certain costs which have not been allocated to the other reportable segments including non-financing and other corporate expenses.

Fuji Xerox

Fuji Xerox Co., Limited is an unconsolidated entity in which Xerox Limited currently owns 25% and Fuji Photo Film Co., Ltd. owns 75%. Fuji Xerox develops, manufactures and distributes document processing products in Japan, China, Hong Kong and other areas of the Pacific Rim, Australia and New Zealand. Our technology licensing agreements with Fuji Xerox ensure that the two companies retain uninterrupted access to each other’s portfolio of patents, technology and products. We retain significant rights as a minority shareholder and account for our interest in Fuji Xerox under the equity method. We have arrangements with Fuji Xerox whereby we purchase inventory from and sell inventory to Fuji Xerox. These purchase commitments with Fuji Xerox are in the normal course of business and typically have a lead time of three months or less.

Manufacturing

In order to improve our cost competitiveness, in the fourth quarter of 2001 we entered into purchase and supply agreements with Flextronics, a global electronics manufacturing services company. Under these agreements, Flextronics purchased inventory, property and equipment related to certain manufacturing locations supporting our Office segment. Pursuant to the agreements, we sold our operations in Toronto, Canada; Aguascalientes, Mexico; Penang, Malaysia; Venray, The Netherlands and Resende, Brazil to Flextronics in a series of transactions that were completed in 2002. In total, approximately 4,100 Xerox employees in certain of these operations transferred to Flextronics. Under the supply agreement, Flextronics manufactures and supplies equipment and components, including electronics components, for our Office segment, which represented approximately 50% of our manufacturing operations. As expected, we are benefiting from the economies of scale and focus on productivity that Flextronics brings to the relationship. Our remaining manufacturing operations are primarily located in Rochester, New York for our high-end products and consumables (for example, toner) and in Wilsonville, Oregon for consumable supplies and components.

Research & Development (“R&D”)

Investment in R&D is crucial to drive future growth, and we have directed our investments to the fastest growing segments of the market. Our goal is to continue to create innovative technologies that will expand current and future markets. Our R&D expenditures employ three key themes:

•	driving the New Business of Printing;

•	accelerating color adoption; and

•	digitizing the office.

Our R&D is strategically coordinated with that of Fuji Xerox. Fuji Xerox invested $580 million in R&D in 2002 which, together with our 2002 R&D expenditures, resulted in a combined total of $1.5 billion. To maximize the synergies of our relationship, Xerox R&D expenditures are focused primarily on the Production segment while Fuji Xerox R&D expenditures are principally focused on the Office segment.

Customer Financing

As part of our business model we provide financing on a significant portion of our equipment sales. Prior to 2002, we financed approximately 80% of our equipment sales by accessing the credit markets and using cash generated from operations. Our finance receivables securitization strategy is intended to increase the proportion of our debt which is secured by finance receivables and create a self-funding mechanism for financing equipment sales. We expect to securitize approximately 60% of our finance receivables by the end of 2003. As of March 31, 2003, approximately 54% of our finance receivables have been securitized. The largest portion of our secured borrowing is under an eight-year agreement (subject to renewal) we completed with General Electric Capital Corporation (“GECC”) in the U.S. This agreement calls for GECC to provide funding on new lease originations of up to $5 billion outstanding at any time during the eight-year term. The $5 billion limit may be increased to $8 billion subject to agreement between the parties. Under this agreement, we expect GECC to securitize approximately 70% of new U.S. lease originations at over-collateralization rates, which will vary over time but are expected to be approximately 10% of the net finance receivables balance. See “Description of Certain Debt—Description of Senior Secured Loan Agreement with GECC.” We have entered into secured borrowing arrangements in a number of other markets (including the U.K., Canada, France and Germany) and are working to complete long-term funding agreements in the U.K. and Canada. As we collect cash from our securitized finance receivables, we pay down the related secured debt.

Recent Results

2002 Performance

In 2002, we returned to profitability, significantly strengthened our balance sheet and launched 17 new products, making the year one of our strongest ever for new products. Our results demonstrate effective execution to date of our Turnaround Program, which we announced in October 2000. Our Turnaround Program has focused on improving liquidity, stabilizing our operations and significantly reducing our cost base in order to improve our competitiveness. In November 2002, we accelerated additional cost reductions by initiating our Fourth Quarter 2002 Restructuring Program. This program includes additional cost reductions in manufacturing and administrative operations, streamlining our sales and service efforts by transitioning to an indirect model in our Office segment in Europe, outsourcing work not related to our core business operations and reducing middle and upper management headcount in the U.S. By the end of 2002, we had sold assets under the Turnaround Program totaling approximately $2.7 billion, implemented actions under the Turnaround Program and the Fourth Quarter 2002 Restructuring Program to reduce 2003 annualized costs by approximately $1.7 billion from 2000 levels and returned each of our core business segments to profitability. During this period we also transitioned a portion of our equipment financing to third parties in some geographies and implemented a strategy to securitize our finance receivables. We strengthened our balance sheet and liquidity by generating operating cash flows of $1.9 billion, repaying debt of $3.2 billion, negotiating a new credit facility and securitizing approximately half our finance receivables.

Although the worldwide economic environment and information technology spending remained weak, throughout 2002 our equipment sales and revenue declines moderated, reflecting the success of our new products launched during the year. Improved gross margins and reduced selling, administrative and general expenses, reflect benefits from our cost base reductions, our focus on more profitable revenue and our exit from certain businesses. While we reduced our overall cost base, we continued to invest in research and development, prioritizing our investments in the faster growing areas of our market.

First Quarter 2003 Performance

Total first quarter 2003 revenues of $3.8 billion declined 3% from $3.9 billion in the 2002 first quarter, including a 4 percentage point benefit from currency. Despite continued economic weakness and competitive pressures, the first quarter 2003 year over year revenue decline continued to moderate from previous quarters. The majority of the revenue decline reflects reductions in our DMO segment as our focus on profitable revenue and transition to third party financing has resulted in substantial year over year declines, which we believe will continue to moderate during 2003. Strong demand for our recently launched color and office monochrome multi-function products, as well as increased print volumes, led to growth in these revenues, which largely offset declines in older technology light lens revenue. Equipment sales grew 3%, including a 6 percentage point benefit from currency, and reflected the success of the numerous 2002 product launches mentioned above. Post sale and other revenue declined 4%, as a 5 percentage point benefit from currency was more than offset by DMO declines, a reduction in the number of light lens copiers at customer locations and related page volume declines. Finance income declined 5%, including a 5 percentage point benefit from currency. The finance income decline reflected reduced equipment sales, the 2002 sale of our financing business in Italy as well as our partial exit from the leasing business in Germany, the Netherlands and several DMO countries.

Gross margins for the quarter were up 0.9 percentage points to 41.9%. Selling, administrative and general expenses were 27.1% of revenue, a decrease of 3.2 percentage points year over year. During the quarter, we generated $159 million of operating cash and received $354 million in net proceeds from securitized financings. We ended the period with $3.0 billion in cash and cash equivalents.

The first quarter 2003 net loss of $65 million, or 10 cents per diluted share, included a $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan (“RIGP”) litigation, after-tax restructuring charges of $5 million ($8 million pre-tax), and certain non-recurring net foreign tax benefits of $13 million. Our underlying financial results include the effective implementation of cost and expense actions, which were accelerated in the fourth quarter 2002 and have resulted in increased gross margins and reduced selling, administrative and general expenses.

The RIGP litigation is a case brought against our primary U.S. pension plan for salaried employees. RIGP is appealing a ruling made in September 2002 by the United States District Court for the Southern District of Illinois. RIGP and its counsel continue to believe that the district court’s judgment should be overturned. However, following the oral argument of the RIGP’s appeal to the Seventh Circuit Court of Appeals on April 9, 2003, RIGP and its counsel reassessed the level of probability for a favorable outcome, which resulted in our recording a charge for the amount of the judgment. If the district court ruling is upheld on appeal, any final judgment would be paid from RIGP assets. Should we need to make a cash contribution to compensate for any potential shortfall in the plan related to this litigation, we would not be required to begin doing so until 2005.

If we complete our financing plan as described below, we expect to record a $70 million pre-tax charge in the second quarter 2003 to recognize the remaining unamortized fees associated with the 2002 Credit Facility. Excluding this charge, we continue to expect that second quarter 2003 earnings will be in the range of 9 cents to 12 cents per share on a diluted basis, after giving effect to the completion of the financing plan and exercise by the underwriters of their over-allotment option in full with respect to our common stock and Series C mandatory convertible preferred stock offerings, although actual results may differ from our expectations.

Financing Plan

This offering is part of a financing plan which is expected to significantly de-lever and strengthen our balance sheet, extend our debt maturity profile and provide us with added operational and financial flexibility. As part of this financing plan concurrent with this offering, we are offering to sell 40,000,000 shares of our common stock (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full) and 8,000,000 shares of our Series C mandatory convertible preferred stock (or 9,200,000 shares if the underwriters exercise their over-allotment option in full).

We also intend to enter into a new $1.0 billion credit facility consisting of a $300 million term loan and a $700 million revolving credit facility (the “2003 Credit Facility”) that will replace our existing credit facility (the “2002 Credit Facility”). As of the date of this prospectus supplement, we have received commitments for the entire 2003 Credit Facility from a group of lenders, including affiliates of the underwriters of this offering. These commitments are subject to satisfactory final documentation, the conditions described below and certain other customary conditions. For purposes of this prospectus supplement, we have assumed that we will borrow $300 million under the 2003 Credit Facility, but we could decide to substantially increase our borrowings thereunder up to the maximum amount available under the facility.

The net proceeds from this offering, the common stock offering, the offering of the Series C mandatory convertible preferred stock, the borrowings under the 2003 Credit Facility, together with existing cash on our balance sheet, will be used to repay the then-outstanding balance under our 2002 Credit Facility ($3.3 billion as of March 31, 2003 and $3.1 billion as of May 31, 2003).

The closing of this offering, the common stock offering and the offering of the Series C mandatory convertible preferred stock is not contingent on the closing of any of the other offerings or the execution of the 2003 Credit Facility. Offers for our common stock and our Series C mandatory convertible preferred stock are only being made by delivery of the prospectus supplement relating to such offering. We could decide not to sell our common stock or our Series C mandatory convertible preferred stock, or sell more or less of our common stock or our Series C mandatory convertible preferred stock than we presently are offering. The effectiveness of the 2003 Credit Facility is contingent, however, upon our raising at least $1.5 billion in the capital markets, of which at least $500 million must consist of equity or equity-linked securities. This condition would be satisfied upon successful completion of this offering, the common stock offering and the offering of our Series C mandatory convertible preferred stock. If the effectiveness of the 2003 Credit Facility does not occur, then the 2002 Credit Facility will remain in place. See “Certain Other Indebtedness and Preferred Stock.”

This offering, the common stock offering, the offering of the Series C mandatory convertible preferred stock, the effectiveness of the 2003 Credit Facility and the application of proceeds from these transactions are collectively referred to in this prospectus supplement as the “Financing Plan.”

Recent Developments

Securities and Exchange Commission (“SEC”) Investigation

On April 1, 2002, we announced that we had reached a settlement with the SEC on specific accounting methodology and financial disclosure matters previously disclosed that had been under investigation by the SEC since June 2000. As a result, on April 11, 2002, the SEC filed a complaint against us, which we simultaneously settled by consenting to the entry of an Order enjoining us from future violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 thereunder, requiring payment of a civil penalty of $10 million, and imposing other ancillary relief. We neither admitted nor denied the allegations of the complaint. The $10 million civil penalty is included in “Other Expenses, net“ in 2002 in our Consolidated Statement of Income. Under the terms of the settlement, in 2002 we restated our financial statements for the years 1997 through 2000.

In addition, as part of the settlement, a special committee of our Board of Directors retained Michael H. Sutton, former Chief Accountant of the SEC, as an independent consultant to review our material accounting controls and policies. Mr. Sutton commenced his review in July 2002. On February 21, 2003, Mr. Sutton delivered his final report (“Sutton Report”), together with observations and recommendations, to members of the special committee. On April 18, 2003 a copy of the Sutton Report and the Audit Committee’s recommendation to the Board of Directors regarding such Report was delivered to the Board of Directors and to the SEC. The Board of Directors reported to the SEC the decisions taken by our Board of Directors as a result of the Sutton Report on June 17, 2003. The Board of Directors adopted the Audit Committee’s recommendations.

We have a comprehensive ongoing program addressing continued progress in enterprise risk management as well as our process and systems management. We are devoting significant additional resources to this end.

SEC Settlement Reached with Individual Defendants

The SEC announced on June 5, 2003 that it had reached a settlement with several individuals who are former officers of Xerox regarding the same accounting and disclosure matters involved in its investigation of Xerox. Just as we had done in our settlement with the SEC, these individuals neither admitted nor denied wrongdoing and have agreed to pay fines, disgorgement and interest.

Because all of the individuals who settled were officers of Xerox, we are required to pay the disgorgement amounts ($19.4 million including prejudgment interest) and legal fees associated with their settlements. Under the terms of our by-laws, we are required to indemnify officers and directors, including former officers and directors, against any costs, expenses or liabilities that result from acting as an officer or director, including payments made in settlement of proceedings, unless the officers or directors are found guilty of wrongdoing in a court of law. However, the individuals have agreed to pay their own fines. We accrued our indemnification expenses during the second half of 2002.

Other Litigation

Reference is made to the “Legal Matters” portion of Note 8 to our Condensed Consolidated Financial Statements (“Litigation, Regulatory Matters and Other Contingencies”) contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003 for a discussion of the securities law actions and derivative suits concerning our accounting methodology, accounting practices and related financial and other disclosure matters.

Summary Consolidated Financial Data

The summary historical financial data for the years ended December 31, 2002, 2001 and 2000 has been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement. The summary historical financial data for the three months ended March 31, 2003 and 2002 has been derived from our unaudited condensed consolidated financial statements which are incorporated by reference in this prospectus supplement and which, in the opinion of our management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. The “As Adjusted for the Financing Plan” data gives effect to this offering, the offering of 8,000,000 shares of Series C mandatory convertible preferred stock at a purchase price of $100 per share, the offering of 40,000,000 shares of our common stock at a purchase price of $10.25 per share, the borrowing of $300 million under the 2003 Credit Facility and the application of the net proceeds from the three offerings and such borrowings, as if each transaction were consummated on March 31, 2003. We may decide to substantially increase our initial borrowing under the 2003 Credit Facility, up to the maximum amount available thereunder, and apply these funds toward repayment of the 2002 Credit Facility. This would require us to use less existing cash and would reduce the amount available for future borrowings under the 2003 Credit Facility. The “As Adjusted for the Financing Plan” data also reflects (i) charges related to the write-off of previously capitalized debt issuance costs associated with the 2002 Credit Facility ($80 million as of March 31, 2003, which are shown as an after-tax reduction of retained earnings of $49 million) and (ii) payments of $93 million for transaction fees and expenses, that we will incur related to the offerings and the 2003 Credit Facility. You should read the information in this table together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in millions, except per share data)
Statement of Operations Data:
Revenues:
Sales	$1,589	$1,583	$6,752	$7,443	$8,839
Service, outsourcing and rentals	1,917	2,011	8,097	8,436	8,750
Finance income	251	264	1,000	1,129	1,162

Total revenues	$3,757	$3,858	$15,849	$17,008	$18,751

Net (loss) income	$(65)	$(114)	$91	$(94)	$(273)
Preferred stock dividends, net	(10)	—	(73)	(12)	(46)

(Loss) income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)

Per Share Data:
Basic and diluted (loss) income per share	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)
Weighted average common shares (in thousands)
Basic	741,505	725,639	731,280	704,181	667,581
Diluted	741,505	725,639	807,144	704,181	667,581

	As of March 31, 2003
	Actual	As Adjusted for the Financing Plan
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$3,035	$2,439

Long-term debt including current portion	$14,315	$12,602
Minorities’ interests in equity of subsidiaries	73	73
Mandatory redeemable preferred securities (1)	1,708	1,708
Preferred securities (2)	494	1,269
Common shareholders’ equity (3)	1,771	2,115

Total capitalization	$18,361	$17,767

(1)	Refers to the caption “Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company” on our Condensed Consolidated Balance Sheet.
(2)	Actual amount includes preferred stock of $536 million net of the related Deferred ESOP benefits of $42 million included in our Condensed Consolidated Balance Sheet and the “As Adjusted for the Financing Plan” amount includes preferred stock of $536 million net of the related Deferred ESOP benefits of $42 million and mandatory convertible preferred stock of $775 million.
(3)	Actual amount includes common stock, including additional paid-in-capital of $2,757 million, retained earnings of $950 million and accumulated other comprehensive loss of $1,936 million included in our Condensed Consolidated Balance Sheet and the “As Adjusted for the Financing Plan” amount includes common stock, including additional paid-in capital of $3,150 million, retained earnings of $901 million and accumulated other comprehensive loss of $1,936 million.

The Offering

Issuer	Xerox Corporation.

Securities offered	$700,000,000 aggregate principal amount of senior notes due 2010.

$550,000,000 aggregate principal amount of senior notes due 2013.

Maturity date	Seven year notes: June 15, 2010.
Ten year notes: June 15, 2013.

Interest	Seven year notes: 7 1/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year beginning December 15, 2003.

Ten year notes: 7 5/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year beginning December 15, 2003.

Guarantors

The notes are required to be initially guaranteed on a senior basis by only those of our subsidiaries that guarantee our outstanding 9¾% Senior Notes due 2009 upon consummation of this offering. After effectiveness of the 2003 Credit Facility, certain of our subsidiaries that currently guarantee our outstanding 9 3/4% Senior Notes due 2009 will not be required to and will not guarantee those notes and accordingly will not be required to guarantee the notes offered hereby. Assuming consummation of the Financing Plan, the guarantor subsidiaries would represent in the aggregate approximately 1% of our consolidated revenues and 1% of our consolidated assets for the three months ended and as of March 31, 2003, respectively. If Xerox cannot make payments on the notes when they are due, the guarantor subsidiaries must make them instead.

Ranking

The notes will be unsecured and will rank senior to all our existing and future subordinated debt and will rank pari passu with our existing and future unsecured senior debt. The notes will be effectively subordinated to any secured debt of Xerox as well as any secured debt of the guarantor subsidiaries. The notes will be structurally subordinated to the debt of our subsidiaries that are not guaranteeing the notes. As of March 31, 2003, we had $14.3 billion of debt, of which $5.3 billion was secured, $1.7 billion of mandatorily redeemable preferred securities outstanding, and cash and cash equivalents of $3.0 billion. As of March 31, 2003, on a pro forma basis assuming the consummation of this offering, we would have had $14.3 billion of debt, of which $5.3 billion would have been secured, $1.7 billion of mandatorily redeemable preferred securities outstanding and cash and cash equivalents of $3.0 billion. As of March 31, 2003, on a pro forma basis assuming the consummation of the Financing Plan, we would have had

$12.6 billion of debt, of which $4.7 billion would have been secured, $1.7 billion mandatorily redeemable preferred securities outstanding and cash and cash equivalents of $2.4 billion.

On March 31, 2003, of the $14.3 billion of debt outstanding, our subsidiaries had an aggregate of $7.9 billion of debt outstanding.

Optional redemption	Seven year notes: We may redeem some or all of the seven year notes at any time at 100% of the principal amount plus a make-whole premium. See “Description of the Notes—Optional Redemption.”

Ten year notes: We may redeem prior to June 15, 2008, some or all of the ten year notes at 100% of the principal amount plus a make-whole redemption premium. We may redeem some or all of the ten year notes at any time on or after June 15, 2008 at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control	If we undergo a change of control, we must give all holders of the notes the opportunity to sell to us their notes at 101% of their face amount, plus accrued interest.

We might not be able to pay to you the required price for notes that you present to us upon a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our debt instruments may prevent us from paying.

Basic covenants of indenture	The indenture governing the notes will contain covenants limiting our (and most or all of our subsidiaries’) ability to, among other things:

•	incur additional debt;

•	make restricted payments (including paying dividends on our capital stock or redeeming or repurchasing our capital stock or subordinated obligations);

•	make investments;

•	make asset sales;

•	enter into agreements that restrict, among other things, dividends from subsidiaries;

•	grant liens on our assets;

•	engage in transaction with affiliates; and

•	merge or consolidate or transfer substantially all of our assets.

The covenants are subject to important exceptions and qualifications, including in particular the exception provided by clause (iii)(x) to the “Limitation on Restricted Payments” covenant. Most of these covenants applicable to any series of notes will be suspended during any time that such series of notes has investment grade ratings by both Moody’s and S&P. However, such covenants will apply and such suspension period will no longer be in effect if and when such series of notes cease to have investment grade ratings from both Moody’s and S&P.

Use of proceeds

We will use the net proceeds from this offering to repay a portion of our indebtedness under our 2002 Credit Facility along with related transaction fees and expenses. See “Use of Proceeds.” This offering is part of the Financing Plan. See “Prospectus Supplement Summary—Financing Plan.”

Risk Factors

You should carefully consider the risks described below, the risks set forth in the accompanying prospectus and the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below, or the risk factors in the accompanying prospectus, will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities, including the notes, could decline and you might lose all or part of your investment.

Risks related to the notes

Our substantial debt could adversely affect our financial health and pose challenges for conducting our business.

We have, and after this offering and the application of its proceeds will continue to have, a substantial amount of debt and other obligations. As of March 31, 2003, on a pro forma basis assuming the consummation of this offering, we would have had $14.3 billion of debt, of which $5.3 billion would have been secured, $1.7 billion of mandatorily redeemable preferred securities outstanding and cash and cash equivalents of $3.0 billion. As of March 31, 2003, on a pro forma basis assuming the consummation of the Financing Plan, we would have had $12.6 billion of debt, of which $4.7 billion would have been secured, $1.7 billion of mandatorily redeemable preferred securities outstanding and cash and cash equivalents of $2.4 billion.

Our substantial debt and other obligations could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because a significant portion of our debt has variable interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	become due and payable upon a change of control.

If new debt is added to our current debt levels, these related risks could increase.

The indentures governing our senior notes and certain of our future financing agreements, including the 2003 Credit Facility and the indenture governing the notes offered as part of the Financing Plan, are expected to contain various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities.

The indentures governing our outstanding senior notes limit, and we expect that the 2003 Credit Facility and the indenture governing the notes offered as part of the Financing Plan will limit, our ability to, among other things, issue debt and preferred stock, retire debt early, make investments and acquisitions, merge, engage in certain transactions with affiliates, create or permit to exist liens, transfer assets, enter into hedging transactions, and pay dividends on our common stock. The 2003 Credit Facility generally will not affect our ability to continue to monetize finance receivables under the agreements with GECC and others.

Although the terms of the indentures governing our senior notes restrict, and the indenture governing the notes offered as part of the Financing Plan is expected to restrict, our ability to incur additional debt to fund significant acquisitions and restricted payments, the indentures permit us and certain of our subsidiaries to incur debt in the ordinary course and in other circumstances. The indentures prohibit us from refinancing the 7 1/2% convertible trust preferred securities that we issued in the trust preferred offering in November 2001 if these securities are put to us in December 2004, other than with our equity or junior subordinated debentures or with cash that may be available pursuant to the restricted payments covenant. Although the notes offered hereby provide additional operational flexibility to us, we are required to comply with the covenants in our outstanding senior notes.

The notes are unsecured and are effectively subordinated to our secured indebtedness.

If Xerox or the guarantors become insolvent or are liquidated, or if payment under any of our secured debt or the guarantors’ secured debt obligations is accelerated, the secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of our senior notes that are unsecured. As a result, the notes and related guarantees are effectively subordinated to our and the guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness or the amount of indebtedness secured by those assets. Therefore, the holders of the notes may recover ratably less than the lenders of our secured debt in the event of our or the guarantors’ bankruptcy or liquidation. At March 31, 2003, after giving effect to the Financing Plan, we would have had $4.7 billion of secured debt on a consolidated basis, of which $300 million would be secured debt of Xerox and the guarantors. However, in the future, we may be able to refinance our unsecured debt with secured debt, so the amount of assets available to unsecured creditors may decrease.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

The notes are required to be initially guaranteed on a senior basis by only those of our subsidiaries that are required to guarantee our outstanding 9¾% Senior Notes due 2009 upon consummation of this offering. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us or the guarantors. Assuming consummation of the Financing Plan, at March 31, 2003, our non-guarantor subsidiaries had approximately $7.5 billion of outstanding indebtedness. Our non-guarantor subsidiaries may incur substantial additional indebtedness.

Federal and state statutes may allow courts to further subordinate or void the guarantees. Federal and state statutes allow courts, under specific circumstances, to void or subordinate guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors, or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that neither we nor the guarantors are insolvent, have unreasonably small capital for the business in which we are engaged or have incurred debts beyond the ability of each of us to pay such debts as they mature. However, we cannot assure you as to what standard a court would apply in making such determination or that a court would agree with our conclusions in this regard.

We may not be able to purchase your notes upon a change of control.

Upon the occurrence of specified “change of control” events, we will be required to offer to purchase each holder’s notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer. The occurrence of a change of control could also constitute an event of default under any of our future debt agreements. See “Description of Notes—Change of Control.”

An active trading market may not develop for the notes.

The notes are new securities for which there currently is no established market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so and any market may be discontinued at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for any of the notes. See “Plan of Distribution.”

Risks related to our business

We need to successfully develop and market new product lines in order to maintain our market share.

Presently, black and white light-lens copiers represent between 15-20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change, as well as competitive developments, could cause actual results to vary from those expected.

Color printing and copying represent an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market technology that produces color prints and copies quickly, easily and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market, as well as the pace of color adoption by our existing and prospective customers. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant challenges as we complete previously announced restructuring initiatives, and our failure to meet those challenges can harm both our performance and the value of our securities.

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing some internal functions and engaging in other actions designed to reduce our cost structure. These initiatives have resulted in more than $1 billion in annualized cost savings in 2002 compared to 2000 levels. The Fourth Quarter 2002 Restructuring Program included additional plans to generate cash and more profitable revenue, as well as pay down debt, and, together with 2002 actions taken under the Turnaround Program, is expected to contribute up to an additional $400 million of annualized cost savings. There can be no assurance that we will be able to realize these additional cost savings. The primary challenge we face in realizing these cost savings is maintaining our cost structure to support ongoing operations as planned at the time such actions were taken. If we fail to meet these challenges and fail to realize these cost savings, our results of operations may be adversely affected.

If we are unable to continue to sustain our cost base at or below the current level, transition customer equipment financing to third parties and maintain process and systems changes resulting from restructuring actions, there could be a material adverse effect on our operating results.

We face significant competition and our failure to compete successfully could adversely affect our results of operations and financial condition.

We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. Our competitors range from large international companies to relatively small firms. Some of the large international companies have significant financial resources and compete with us globally to provide document processing products and services in each of the markets we serve. We compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and customer service and support. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments. To remain competitive, we must develop new products and services and periodically enhance our existing offerings. If we are unable to compete successfully, we could lose market share and important customers to our competitors and that could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation.

Our success depends on our ability to obtain adequate pricing for our products and services which provides a reasonable return to our shareholders. Depending on competitive market factors, future prices we obtain for our products and services may decline from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Our ability to sustain and improve profit margins is largely dependent on our ability to continue to improve the cost efficiency of our operations. If we are unable to achieve productivity improvements through process re-engineering, design efficiency and supplier and manufacturing cost improvements, our ability to offset labor cost inflation, potential materials cost increases and competitive price pressures would be impaired, all of which could materially adversely affect the profitability of our business.

Our current credit ratings allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Prior to 2002, we financed approximately 80% of our equipment sales. To fund these arrangements, we accessed the credit markets and used cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent, in part, on our ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, is dependent on our credit ratings. We are currently funding our customer financing activity from an eight-year agreement we completed with GECC in the U.S., other third-party financing arrangements, cash generated from operations, as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to negotiate and implement third-party vendor financing programs and securitizations of portions of our existing finance receivable portfolios and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives are expected to improve our liquidity going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon successful completion of our third party financing initiatives.

The adequacy of our liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, access to capital markets and additional asset sales, including sales or securitizations of our receivables portfolios. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months; however, our ability to maintain positive liquidity going forward is highly dependent on achieving our expected operating results, including capturing the benefits from restructuring activities, and continuing to complete announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and, if necessary, restructuring existing debt. Failure to successfully complete these initiatives could also negatively impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Any failure to be in compliance with any material provision or covenant of our credit facility or the indentures governing our senior notes could have a material adverse effect on our liquidity and our operations.

The 2002 Credit Facility contains, and the 2003 Credit Facility is expected to contain, affirmative and negative covenants including limitations on issuance of debt and preferred stock; certain fundamental changes; investments and acquisitions; mergers; certain transactions with affiliates; creation of liens; asset transfers; hedging transactions; payment of dividends and certain other payments; intercompany loans; and, in the case of the 2002 Credit Facility only, a requirement to transfer excess foreign cash, as defined, and excess cash of Xerox Credit Corporation to us in certain circumstances. The 2002 Credit Facility contains, and we expect that the 2003 Credit Facility will contain, additional financial maintenance covenants, including minimum EBITDA, as defined, maximum leverage (total adjusted debt divided by EBITDA), annual maximum capital expenditures limits and minimum consolidated net worth, as defined. The indentures governing our outstanding senior notes contain, and the indenture governing our senior notes offered as part of the Financing Plan is expected to contain, several affirmative and negative covenants. The senior notes do not, however, contain any financial maintenance covenants. In October 2002, we entered into an Amended and Restated Loan Agreement with GECC relating to our eight-year vendor financing program with GECC (the “Loan Agreement”). The Loan Agreement provides for a series of monthly secured loans up to $5.0 billion outstanding at any one time. The Loan Agreement currently incorporates the financial maintenance covenants contained in the 2002 Credit Facility, and upon effectiveness of the 2003 Credit Facility will incorporate the financial maintenance covenants contained in the 2003 Credit Facility, and contains other affirmative and negative covenants.

We are, and expect to remain, in full compliance with the covenants and other provisions of the 2002 Credit Facility, the outstanding senior notes and the Loan Agreement for at least the next twelve months. Similarly, we expect to be in full compliance with the covenants and other provisions of the 2003 Credit Facility and the indenture governing our senior notes offered as part of the Financing Plan. Any failure to be in compliance with any material provision or covenant of our credit facility or the senior notes could have a material adverse effect on our liquidity and operations. Failure to be in compliance with the covenants in the Loan Agreement, including the financial maintenance covenants incorporated from the 2002 Credit Facility or the 2003 Credit Facility, as the case may be, would result in an event of termination under the Loan Agreement and in such case GECC would not be required to make further loans to us. If GECC were to make no further loans to us, it would materially adversely affect our liquidity and our ability to fund our customers’ purchases of our equipment and this could materially adversely affect our results of operations.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes.

We derive approximately 40% of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be adversely affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently limited given our below investment grade credit ratings. Despite our current credit ratings, we have been able to restore a significant level of currency derivative capacity. Although we are still unable to hedge all of our current currency exposures, we are utilizing the reestablished capacity to hedge currency exposures primarily related to foreign currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

If we fail to successfully develop new technologies, we may be unable to retain and gain customers and our revenues would be reduced.

The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers’ changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns from these investments. If we fail to accurately anticipate and meet our customers’ needs through the development of new products or if our new products are not widely accepted, we could lose our customers and our revenues could be significantly reduced.

Our business, results of operations and financial condition may be negatively impacted by legal and regulatory matters.

We have various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 8 to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, which is incorporated by reference herein. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. We recently recorded a litigation charge of $183 million (after-tax) in connection with a case brought against our primary U.S. pension plan for salaried employees. We recorded the charge subsequent to reviewing the probability of a favorable outcome to us following the oral argument of the Plan’s appeal to the Seventh Circuit Court of Appeals. Should developments in any of our other legal matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual, or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

Our operating results may be negatively impacted by revenue trends.

Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment placements, as well as sales of services and supplies occurring after the initial equipment placement (post sale revenue) in the key growth markets of color and multi-function devices. We expect that revenue growth can be further enhanced through our consulting services in the areas of document, content and knowledge management. The ability to achieve growth in our equipment placements is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. Our ability to increase post sale revenue is largely dependent on our ability to increase equipment placements, equipment utilization and color adoption. Equipment placements typically occur through leases with original terms of three to five years. Our leases generate post sale revenue. Once equipment placements start to increase, there will be a lag before post sale revenues also start to increase. The ability to grow our customers’ usage of our products may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes and the impact of lower equipment placements in prior periods. If we are unable to return to and maintain a consistent trend of revenue growth, there could be a material adverse effect on our revenues and operating results.

Use of Proceeds

The net proceeds of this offering are expected to be $1,221.2 million after deducting the underwriting discounts and offering expenses payable by us. We intend to use the net proceeds to repay a portion of our indebtedness under our 2002 Credit Facility. Our 2002 Credit Facility matures on April 30, 2005. The weighted average interest rate on indebtedness under our 2002 Credit Facility was 5.8% as of May 31, 2003. This offering is part of the Financing Plan. The net proceeds from this offering and, if consummated, the common stock offering, the offering of the Series C mandatory convertible preferred stock and, the borrowings under the 2003 Credit Facility, together with existing cash on our balance sheet, will be used to repay the then-outstanding balance under our 2002 Credit Facility ($3.3 billion as of March 31, 2003 and $3.1 billion as of May 31, 2003). We cannot assure you, however, that any component of the Financing Plan will be consummated on the terms contemplated in this prospectus supplement or at all. See “Prospectus Supplement Summary—Financing Plan.”

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of March 31, 2003. The financial information identified as “Actual” was derived from our condensed consolidated financial statements as of such date. The “As Adjusted for this Offering” data presented below gives effect to this offering and the application of the net proceeds therefrom, as described in the “Use of Proceeds” section, as if it were consummated on March 31, 2003. The “As Adjusted for this Offering, the Series C Mandatory Convertible Preferred Stock Offering and the Common Stock Offering” data gives effect to this offering, the offering of 8,000,000 shares of Series C mandatory convertible preferred stock at a purchase price of $100 per share, the offering of 40,000,000 shares of our common stock at a purchase price of $10.25 per share and the application of the net proceeds from the three offerings, as if each offering and sale were consummated on March 31, 2003. The 2003 Credit Facility is expected to become effective upon the completion of the offerings discussed above. We intend to apply the net proceeds from these securities offerings, borrowings under the 2003 Credit Facility and a portion of our existing cash and cash equivalents towards repayment of the 2002 Credit Facility. The “As Adjusted for the Financing Plan” data gives effect to this offering, the offering of 8,000,000 shares of Series C mandatory convertible preferred stock at a purchase price of $100 per share, the offering of 40,000,000 shares of our common stock at a purchase price of $10.25 per share, borrowing of $300 million under the 2003 Credit Facility (which would leave $700 million available for future borrowings, of which $78 million is expected to be utilized for letters of credit) and the application of the net proceeds from the securities offerings and the borrowings, and the payment of $596 million of our existing cash and cash equivalents, as if each transaction were consummated on March 31, 2003. We may decide to substantially increase our initial borrowing under the 2003 Credit Facility, up to the maximum amount available thereunder, and apply these funds toward repayment of the 2002 Credit Facility. This would require us to use less existing cash and would reduce the amount available for future borrowings under the 2003 Credit Facility. We will incur charges related to the write-off of previously capitalized debt issuance costs associated with the 2002 Credit Facility ($80 million as of March 31, 2003 which are shown as an after-tax reduction of retained earnings of $49 million) and make payments of $93 million for transaction fees and expenses related to the three offerings and the 2003 Credit Facility. You should read the information in this table together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2003
	Actual	As Adjusted for this Offering	As Adjusted for this Offering, the Series C Mandatory Convertible Preferred Stock Offering and the Common Stock Offering	As Adjusted for the Financing Plan
Cash and cash equivalents	$3,035	$3,035	$3,035	$2,439

Long-term debt:
2002 Credit Facility:
Tranche A term loan	$1,300	$79	$—	$—
Tranche B term loan	498	498	222	—
Revolving facility	1,465	1,465	652	—

Total 2002 Credit Facility	3,263	2,042	874	—

2003 Credit Facility:
Term loan	—	—	—	300
Revolving facility	—	—	—	—

Total 2003 Credit Facility	—	—	—	300

Debt secured by finance receivables	$4,267	$4,267	$4,267	$4,267
Other secured debt	118	118	118	118
Senior notes due 2009	862	862	862	862
New senior notes due 2010	—	700	700	700
New senior notes due 2013	—	550	550	550
Other debt	5,805	5,805	5,805	5,805

Total debt including current portion	$14,315	$14,344	$13,176	$12,602

Minorities’ interests in equity of subsidiaries	73	73	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,708	1,708	1,708
Series B convertible preferred stock	536	536	536	536
Series C mandatory convertible preferred stock	—	—	775	775
Deferred ESOP benefits	(42)	(42)	(42)	(42)
Common stock, including additional paid-in capital	2,757	2,757	3,150	3,150
Retained earnings	950	932	915	901
Accumulated other comprehensive loss	(1,936)	(1,936)	(1,936)	(1,936)

Total	4,046	4,028	5,179	5,165

Total capitalization	$18,361	$18,372	$18,355	$17,767

Selected Financial Data

The following selected consolidated financial data, insofar as it relates to each of the years 1998 through 2002, has been derived from our annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2002 and notes thereto which are incorporated by reference in this prospectus supplement. The data for the three months ended March 31, 2003 and 2002 has been derived from unaudited condensed consolidated financial statements also incorporated by reference in this prospectus supplement and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. You should read the information below together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in millions, except per share data)
Results of Operations
Total revenues	$3,757	$3,858	$15,849	$17,008	$18,751	$18,995	$18,777

Gross profit	$1,575	$1,582	$6,721	$6,501	$7,020	$8,031	$8,325
Research and development expenses	236	230	917	997	1,064	1,020	1,045
Selling, administrative and general expenses	1,020	1,169	4,437	4,728	5,518	5,204	5,314
Restructuring and asset impairment charges	8	146	670	715	475	12	1,506
Gain on sale of half of interest in Fuji Xerox	—	—	—	(773)	—	—	—
Gain on sale of China operations	—	—	—	—	(200)	—	—
Provision for litigation	300	—	—	—	—	—	—
Other, net	121	98	445	440	530	507	473

(Loss) income before income taxes (benefits), equity income, minorities’ interests, discontinued operations and cumulative effect of change in accounting principle (1)	$(110)	$(61)	$252	$394	$(367)	$1,288	$(13)

(Loss) income from continuing operations before cumulative effect of change in accounting principle (1)	$(65)	$(51)	$154	$(92)	$(273)	$844	$23
Loss from discontinued operations	—	—	—	—	—	—	(190)
Cumulative effect of change in accounting principle	—	(63)	(63)	(2)	—	—	—

Net (loss) income (1)	(65)	(114)	91	(94)	(273)	844	(167)
Preferred stock dividends, net	(10)	—	(73)	(12)	(46)	(46)	(46)

(Loss) income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)	$798	$(213)

Basic Earnings per Share: (1) (2)
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.11	$(0.15)	$(0.48)	$1.20	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.09)	—	—	—	—

Net (loss) earnings per share	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.20	$(0.32)

Diluted Earnings per Share: (1) (2)
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.10	$(0.15)	$(0.48)	$1.17	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.08)	—	—	—	—

Net (loss) earnings per share	$(0.10)	$(0.16)	$0.02	$(0.15)	(0.48)	1.17	$(0.32)

Common stock dividends declared	$—	$—	$—	$0.05	$0.65	$0.80	$0.72

	As of March 31,		As of December 31,
	2003	2002	2002		2001		2000	1999		1998
	(Dollars in millions)
Financial Position:
Cash and cash equivalents	$3,035	$4,747	$2,887		$3,990		$1,750	$132		$79
Total assets	25,345	27,647	25,458		27,645		28,253	27,803		27,775
Working capital	3,095	3,556	3,232		2,613		4,928	2,965		2,959
Short-term debt	5,122	6,704	4,377		6,637		3,080	4,626		4,221
Long-term debt	9,193	10,695	9,794		10,107		15,557	11,521		11,104
Total debt	14,315	17,399	14,171		16,744		18,637	16,147		15,325
Other long-term obligations	4,121	3,585	3,702		3,524		3,122	3,219		4,003
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,691	1,701		1,687		684	681		679
Preferred stock	536	593	550		605		647	669		687
Deferred ESOP benefits	(42)	(135)	(42)		(135)		(221)	(299)		(370)
Common shareholders’ equity	1,771	1,622	1,893		1,797		1,801	2,953		3,026
Supplemental Data:
Depreciation and amortization	$199	$319	$1,035		$1,332		$1,244	$1,090		$1,708
Ratio of earnings to fixed charges (3)	—	—	1.14	x	1.33	x	—	2.22	x	—
Ratio of earnings to combined fixed charges and preferred stock dividends (4)	—	—	1.06	x	1.32	x	—	2.11	x	—

(1)	Income (loss) before income taxes (benefits), equity income, minorities’ interests, discontinued operations and cumulative effect of change in accounting principle; Income (loss) from continuing operations before cumulative effect of change in accounting principle; Net income (loss), as well as Basic and Diluted Earnings per share beginning with the year ended December 31, 2002, exclude the effect of amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142. For additional information regarding the adoption of this standard and its effects on Net income (loss) and Earnings (loss) per share, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

(2)	Basic and Diluted Earnings per share is determined using income or loss available to common shareholders, which is calculated as net income (loss) less accrued preferred stock dividends, net of tax. Refer to Note 18 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

(3)	Earnings for the three months ended March 31, 2003 and 2002, as well as the years ended December 31, 2000 and 1998 were inadequate to cover fixed charges. The coverage deficiencies were $145 million, $97 million, $385 million and $22 million, respectively. Refer to Exhibit 12 in our 2002 Form 10-K for an explanation of these ratios, as well as the detailed calculations for each of the years presented. Similarly, refer to Exhibit 12 to our Form 10-Q for the three months ended March 31, 2003 for the interim periods presented above.

(4)	Earnings for the three months ended March 31, 2003 and 2002, as well as for the years ended December 31, 2000 and 1998 were inadequate to cover combined fixed charges and preferred stock dividends. The coverage ratio deficiencies were $155 million, $97 million, $438 million and $78 million, respectively. Refer to Exhibit 12 in our 2002 Form 10-K for an explanation of these ratios, as well as the detailed calculations for each of the years presented. Similarly, refer to Exhibit 12 to our Form 10-Q for the three months ended March 31, 2003 for the interim periods presented above.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

Summary

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Equipment sales	$898	$876
Post sale and other revenue	2,608	2,718
Finance income	251	264

Total Revenues	$3,757	$3,858

Reconciliation to Condensed Consolidated Statements of Operations
Sales	$1,589	$1,583
Less: Supplies, paper and other sales	(691)	(707)

Equipment sales	$898	$876

Service, outsourcing & rentals	$1,917	$2,011
Add: Supplies, paper and other sales	691	707

Post sale and other revenue	$2,608	$2,718

Total first quarter 2003 revenues of $3.8 billion declined 3% from $3.9 billion in the 2002 first quarter including a 4 percentage point benefit from currency. Despite continued economic weakness and competitive pressures, the first quarter 2003 year over year revenue decline continued to moderate from previous quarters. The majority of the revenue decline reflects reductions in our Developing Markets Operations (“DMO”) segment as our focus on profitable revenue and transition to third party financing has resulted in substantial year over year declines, which we believe will continue to moderate during 2003. Strong demand for our recently launched color and office monochrome multifunction and color products as well as increased print volumes led to growth in these revenues, which largely offset declines in older technology light lens revenue. Equipment sales grew 3% including a 6 percentage point benefit from currency and reflect the success of the numerous 2002 product launches mentioned above. Post sale and other revenue declined 4% as a 5 percentage point benefit from currency was more than offset by DMO declines, a reduction in the number of light lens copiers at customer locations and related page volume declines. Finance income declined 5% including a

5 percentage point benefit from currency. The Finance income decline reflected reduced equipment sales, the 2002 sale of our financing business in Italy as well as our partial exit from the leasing business in Germany, The Netherlands and several DMO countries.

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Net Loss	$(65)	$(114)
Diluted Loss per Share	$(0.10)	$(0.16)

The first quarter 2003 net loss of $65 million or 10 cents per diluted share included a  $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan Litigation, after-tax restructuring charges of $5 million ($8 million pre-tax), and certain net foreign tax benefits of $13 million. Our underlying financial results include the effective implementation of cost and expense actions, which were accelerated in the fourth quarter 2002 and have resulted in increased gross margins and reduced selling, administrative and general (“SAG”) expenses. The first quarter 2002 net loss of $114 million or $0.16 per diluted share, included a goodwill impairment charge of $63 million associated with the adoption of SFAS No. 142, after tax restructuring charges of $101 million ($146 million pre-tax), an after tax charge of $44 million for permanently impaired capitalized software ($72 million pre-tax), a $10 million civil penalty associated with our settlement with the SEC, net after tax losses from unhedged foreign currency exposures of $22 million ($24 million pre-tax) and an after-tax gain of $12 million ($19 million pre-tax) related to the sale of Prudential common stock. The average common shares outstanding during the three months ended March 31, 2003 and 2002 were 742 million and 726 million, respectively.

Operations Review

Revenues for the three months ended March 31, 2003 and 2002 were as follows:

	Production	Office	DMO	Other	Total
	(Dollars in millions)
2003
Equipment Sales	$214	$557	$81	$46	$898
Post Sale and Other	755	1,129	279	445	2,608
Financing	96	148	3	4	251

Total Revenue	$1,065	$1,834	$363	$495	$3,757

2002
Equipment Sales	$230	$534	$69	$43	$876
Post Sale and Other	746	1,148	374	450	2,718
Financing	104	155	5	—	264

Total Revenue	$1,080	$1,837	$448	$493	$3,858

Equipment sales of $898 million in the first quarter 2003 grew 3% from $876 million in the first quarter 2002, reflecting the success of numerous 2002 product launches and a 6-percentage point benefit from currency. In the first quarter 2003, approximately 50% of equipment sales revenue was generated from products launched in the previous two years.

Production:  2003 first quarter equipment sales declined 7% from the first quarter 2002 as lower monochrome installations and price declines approximating 5% were only partially offset by favorable currency of 6 percentage points as well as mix and color install growth. Production monochrome installs declined just under 20%, reflecting continued sizeable light lens declines and production publishing reductions due to weakness in the graphic arts market and increased competition, particularly in the digital light production market. The Xerox 1010, our 101 page per minute digital device and first digital light production device, was introduced in November 2002 and is expected to have a larger impact in future quarters. Color equipment sales growth reflected the combination of modest installation increases and favorable mix, reflecting the launch of the DocuColor 6060 and DocuColor iGen3, which were partially offset by price declines.

Office:  2003 first quarter equipment sales increased 4% from the first quarter 2002 reflecting volume growth of approximately 15%. Volume growth was driven by multifunction color and monochrome multifunction reflecting the success of the Document Centre 500 series and DocuColor 1632 and 2240, all launched in June 2002. Volume growth and favorable currency more than offset low double-digit price declines associated with our more competitively priced offerings and modestly weaker product mix.

DMO:  Equipment sales in the first quarter 2003 grew 17% from the 2002 first quarter reflecting approximately 20% volume growth as we continue to transition new business to cash sales and third party financing.

Post sale and other revenues of $2,608 million declined 4% from $2,718 million in the first quarter 2002, including a 5 percentage point benefit from currency. These declines reflect lower equipment installations in previous quarters, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. First quarter 2003 supplies, paper and other sales of $691 million (included within post sale and other revenue) declined 2% from 2002, as supplies declines were only partially offset by growth in paper and other sales. Supplies declines reflected a lower installed base of equipment and reduced sales in the Small Office/Home Office (“SOHO”) business. Service, outsourcing and rental revenue of $1.9 billion declined 5% from the 2002 first quarter predominantly due to lower DMO rental revenues associated with a reduced equipment population and currency devaluation in DMO.

Production:  2003 first quarter post sale and other revenue grew by one percent as favorable currency of 6 percentage points and improved mix, driven by an increased volume of color pages, were partially offset by double-digit page volume declines in older technology light lens equipment.

Office:  2003 first quarter post sale and other revenue declined 2% as page volume declines exacerbated by unfavorable price and mix, more than offset favorable currency of 5 percentage points. Page volume declines reflect a significant reduction in pages generated from our older technology light lens products and more than offset double-digit page growth from our monochrome multifunction and color products.

DMO:  2003 first quarter post sale and other revenue declined 25% due largely to a lower number of machines at customer locations, page volume declines and currency devaluation. The lower machine population is the result of our focus on profitable revenue and transition to third party financing.

Other:  2003 first quarter post sale and other revenue declined one percent from the 2002 first quarter as declines in SOHO more than offset the impact of favorable currency.

Key Ratios and Expenses

	Three months ended March 31,
	2003	2002
Gross Margin
Sales	37.0%	35.4%
Service, outsourcing and rentals	43.2	42.2
Finance Income	63.3	65.2
Total	41.9	41.0

First quarter 2003 total gross margin of 41.9% improved 0.9 percentage points, from  41.0% in the first quarter 2002, despite increased U.S. pension and other employee benefit expenses totaling $22 million or 0.6 percentage points in the first quarter 2003. Sales gross margins improved 1.6 percentage points to 37.0% in the first quarter 2003, driven by improved manufacturing productivity and spending reductions which more than offset the adverse impact of planned lower prices on new products, competitive price pressure and the benefit expense increase. Service, outsourcing and rentals margin improved one percentage point to 43.2% primarily reflecting reduced service expenses, despite increased benefit expenses, and improved document outsourcing productivity. First quarter 2003 financing gross margin declined 1.9 percentage points year over year but has improved during recent quarters in line with declining market interest rates impacting the cost of financing.

Research and development (“R&D”) expense of $236 million in the 2003 first quarter was $6 million higher than the first quarter 2002 including increased U.S. pension and other employee benefit expenses and continued investment in technological development, particularly in color. First quarter 2003 R&D spending is at a level that we believe is adequate to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (“SAG”) expenses of $1,020 million in the 2003 first quarter declined $149 million from the 2002 first quarter. The 2002 first quarter included a $72 million capitalized software write-off related to customer service software and spending of approximately $20 million related to our sponsorship of the Winter Olympics. 2003 first quarter SAG expense reductions reflect the benefit from previous restructuring actions, partially offset by a $25 million increase in U.S. pension and other employee benefit expenses. First quarter 2003 bad debt expense of $56 million was $47 million lower than the first quarter 2002 due to lower provisions in certain DMO countries and North America. The provision improvement in DMO reflects lower revenue levels and improved aging and write-off trends. Lower North America provisions relate to improved customer administration and tighter credit policies.

In the first quarter 2003, we recorded restructuring and asset impairment charges totaling  $8 million ($5 million after taxes) in conjunction with our Fourth Quarter 2002 Restructuring Program. These charges primarily consisted of pension settlements. The remaining restructuring reserve balance at March 31, 2003 for all restructuring programs was $229 million, the majority of which will be spent during the balance of 2003.

Worldwide employment of 64,700 declined 3,100 from December 31, 2002 primarily reflecting reductions due to our restructuring programs.

In the first quarter 2003, we recorded a $183 million after-tax ($300 million pre-tax) provision for litigation relating to the Berger v. Retirement Income Guarantee Plan (RIGP) litigation. This case is discussed in more detail in Note 8 to the condensed consolidated financial statements included in our quarterly report for the three months ended (“First Quarter 2003 10-Q”).

Other expenses, net for the three months ended March 31, 2003 and 2002 were as follows:

	2003	2002
	(Dollars in millions)
Non-financing interest expense	$110	$89
Currency losses, net	1	24
Amortization of intangible assets	9	10
Loss (gain) on business divestiture and asset sales	2	(19)
Interest income	(10)	(21)
Legal and regulatory matters	—	10
All other, net	9	5

Total	$121	$98

First quarter 2003 non-financing interest expense was $21 million higher than the 2002 first quarter reflecting both the higher variable interest rate associated with the 2002 Credit Facility as well as the related amortization of debt issuance costs. These costs were only partially offset by lower average debt balances and lower mark-to-market losses on our interest rate swaps, which were $5 million and $22 million in the first quarter of 2003 and 2002, respectively.

In the first quarter 2003, the cost of hedging our foreign currency denominated exposures in the majority of our key markets was almost entirely offset by exchange gains in markets where we have been unable to restore economic hedging capability. In the 2002 first quarter, we incurred $24 million of exchange losses, primarily in Argentina due to the devaluation of the Argentine peso.

The first quarter 2003 loss on business and asset sales related to certain small DMO affiliates. The 2002 first quarter gain related to the sale of stock resulting from the Prudential Insurance Company demutualization.

Interest income is primarily derived from our invested cash balances. Lower invested cash balances and lower average interest rates in the first quarter 2003 resulted in a reduction in interest income compared to first quarter 2002.

Legal and regulatory matters for the first quarter of 2002 consisted of the SEC civil penalty in connection with our 2002 settlement.

In the first quarter 2003 we recorded income tax benefits of $53 million compared to $23 million of tax benefits in the first quarter 2002. The effective tax rate for the first quarter 2003 and 2002 was 48.2% and 37.7%, respectively. The difference between the 2003 first quarter effective tax rate and the U.S. statutory tax rate relates primarily to $13 million of non-recurring net tax benefits arising in foreign jurisdictions. Our effective tax rate will change based on non-recurring events (such as restructuring initiatives) as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We expect that our full year 2003 effective tax rate will approximate 40%.

Equity in net income of unconsolidated affiliates consists of our 25% share of Fuji Xerox income as well as income from other smaller equity investments. Higher equity in net income for the first quarter 2003 primarily reflects the improved operating results of Fuji Xerox.

Minorities interest in earnings of subsidiaries was $22 million and $24 million in the first quarter 2003 and 2002, respectively, primarily representing the distributions, net of tax, on our mandatorily redeemable preferred securities.

Recent Events

France Securitization with Merrill Lynch

In April 2003, we signed a four-year agreement with Merrill Lynch, whereby the majority of lease receivables in France will be financed through ongoing securitizations based on new lease originations. The new agreement is in addition to the $362 million received from Merrill Lynch in the fourth quarter 2002 and calls for the provision of funding through 2007 of up to 350 million Euros outstanding at any time. We expect that the agreement will become effective in June 2003 and will allow for Merrill Lynch to securitize our lease receivables at over-collateralization rates of approximately 10%.

Payment of Convertible Debt due 2018

As of March 31, 2003 we had $560 million of convertible debt due 2018. This debt, which is included in the second quarter 2003 debt maturities, contained a put option exercisable on April 21, 2003 that required us to purchase any debenture, at the option of the holder, at the then outstanding value. Consequently, on April 21, 2003, nearly all of the outstanding debentures were put back to us and were settled in cash on April 22, 2003.

Capital Resources and Liquidity

Cash Flow Analysis

The following summarizes our cash flows for the three months ended March 31, 2003 and 2002 as reported in our Condensed Consolidated Statement of Cash Flows in our First Quarter 2003 10-Q:

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Operating Cash Flows	$159	$143
Investing Cash Usage	(94)	(67)
Financing Cash Flows	88	704
Effect of exchange rate changes on cash and cash equivalents	(5)	(23)

Increase in cash and cash equivalents	148	757
Cash and cash equivalents at beginning of period	2,887	3,990

Cash and cash equivalents at end of period	$3,035	$4,747

First quarter 2003 cash flows from operating activities were $159 million and reflect  $474 million of pre-tax income before non-cash items and net receivable reductions of $158 million. The receivables reductions reflect the collection of receivables from prior years’ sales without an offsetting receivables increase due to lower revenues in previous quarters and our transition to third party vendor financing arrangements in Italy, Brazil, Mexico and the Nordic countries. These positive items were partially offset by $194 million of net payments of accounts payable and other liabilities and $180 million of restructuring cash payments. 2002 first quarter operating cash flow of $143 million included a $346 million cash tax payment on the previous sale of half our interest in Fuji Xerox. Excluding this tax payment, the 2003 first quarter operating cash flow year over year decline is primarily attributable to a $201 million increase in net cash payments associated with accounts payable and other liabilities, a $58 million increase in restructuring payments and the absence of a $57 million inventory benefit realized in the 2002 first quarter. The balance of the decline related to lower sales and other working capital uses.

Cash flows from investing activities for the quarters ended March 31, 2003 and 2002 primarily consisted of increases in restricted cash balances related principally to our secured financing activity as well as capital and internal use software spending. The 2002 first quarter also included proceeds from the sale of certain manufacturing locations to Flextronics as well as our investment in Prudential common stock.

Cash flows from financing activities for the quarter ended March 31, 2003 included net proceeds from secured borrowing activity with General Electric Capital Corporation and affiliates (“GE”) and other vendor financing partners of $354 million. These proceeds were partially offset by $227 million of debt repayments under the 2002 Credit Facility, other debt payments of $31 million and dividends on our preferred stock of $11 million. Financing activities for the first quarter 2002, consisted of proceeds from our outstanding senior notes offering of $746 million and net proceeds from secured borrowing activity with GE and other vendor financing partners of $113 million, partially offset by scheduled debt payments of $157 million.

Capital Structure and Liquidity

Historically we have provided equipment financing to a significant majority of our customers. Because the finance leases allow our customers to pay for equipment over time rather than at the date of purchase, we have also needed to maintain significant levels of debt to provide operating liquidity, as liquidity generated from receivable collections has generally been used to fund new equipment leases. A significant portion of our debt is directly related to the funding requirements of our financing business.

During the quarter ended March 31, 2003, we originated loans, secured by finance receivables, generating cash proceeds of $813 million. These loans brought the proportion of total finance receivables which are secured to 54%. We expect to increase the proportion of our finance receivables that are securitized to approximately 60% by the end of the year. The following table compares finance receivables to financing-related debt as of March 31, 2003:

	Finance Receivables	Debt (2)
	(Dollars in millions)
Finance Receivables Encumbered by Loans(1):
GE Loans—U.S. and Canada	$3,286	$3,068
Merrill Lynch Loan—France	388	383
U.S. Asset-backed notes	200	83
GE Loans—Germany	96	96

Subtotal—SPEs	3,970	3,630
GE Loans—UK	657	522
Other Europe	118	115

Total—Finance Receivable Securitizations	4,745	$4,267

Unencumbered Finance Receivables(3)	4,056

Total Finance Receivables(4)	$8,801

(1)	Encumbered Finance receivables represent the book value of finance receivables that secure each of the indicated loans.
(2)	Represents the debt secured by finance receivables, including transactions utilizing SPE’s, which are described below.
(3)	Subject to 2002 Credit Facility 20% net worth limitation as part of total net assets.
(4)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of March 31, 2003.

As of March 31, 2003, debt secured by finance receivables represented approximately  30% of total debt. As we increase the proportion of our finance receivables that are securitized, we expect the proportion of our debt securitized by finance receivables to increase to approximately 46% by the end of 2004.

The following represents our aggregate quarterly debt maturity schedule for the remainder of 2003 and 2004:

	2003	2004
	(Dollars in millions)
First Quarter	—	$1,082
Second Quarter*	$1,507	962
Third Quarter	676	953
Fourth Quarter	1,857	1,144

Full Year	$4,040	$4,141

*	This amount includes $560 million of debt which was put to us in April that is discussed in Note 11 to the condensed consolidated financial statements included in our First Quarter 2003 10-Q.

Of the full year amounts shown in the above table, $1,779 million and $1,610 million for 2003 and 2004, respectively, relates to debt secured by finance receivables. Under the 2002 Credit Facility, we could be required to repay portions of the loans earlier than their scheduled maturities with specified percentages of any proceeds we receive from capital market debt issuances, equity issuances, or asset sales during the term of the credit facility.

The following table summarizes our secured and unsecured debt as of March 31, 2003:

(Dollars in millions)
2002 Credit Facility—debt secured within the 20% net worth limitation	$854	(1)
2002 Credit Facility—debt secured outside the 20% net worth limitation	50
Debt secured by finance receivables	4,267
Capital leases	40
Debt secured by other assets	78

Total Secured Debt	5,289

2002 Credit Facility—unsecured	2,359	(1)
Existing senior notes	862
Subordinated debt	579
Other	5,226

Total Unsecured Debt	9,026

Total Debt	$14,315

(1)	The amount of 2002 Credit Facility, as defined, debt secured under the 20% consolidated net worth limitation represents an estimate based on consolidated net worth at March 31, 2003 and the amount of other debt, as defined, secured under the 20% limitation. Any change to the amount indicated would correspondingly change the amount of the unsecured portion of the 2002 Credit Facility.

Liquidity, Financial Flexibility and Funding Plans:

We manage our worldwide liquidity using internal cash management practices, which are subject to (1) the statutes, regulations and practices of each of the local jurisdictions in which we operate, (2) the legal requirements of the agreements to which we are parties and (3) the policies and cooperation of the financial institutions we utilize to maintain such cash management practices. As described in our Current Report on Form 8-K dated April 30, 2003, prior years’ operating and liquidity issues led to a series of credit rating downgrades, eventually to below investment grade. Consequently, our access to capital and derivative markets has been restricted. An additional effect was our requirement to maintain minimum cash balances in escrow on certain borrowings and letters of credit. We also had been restricted from accessing the capital markets as a result of the previously disclosed SEC investigation. While we believe the conclusion of the SEC investigation in 2002 enables our access to public capital markets, we expect our ability to access unsecured credit sources to remain restricted as long as our credit ratings remain below investment grade. We also expect our incremental cost of borrowing will remain at a higher level as a result of such credit ratings.

Our current credit ratings remain unchanged from December 31, 2002 and are as follows:

	Senior Unsecured Debt	Outlook
Moody’s	B1	Negative
S&P *	B+	Negative
Fitch	BB–	Negative

*	S&P rating on Senior Secured Debt is BB–.

As a result of the various factors described in our Current Report on Form 8-K dated April 30, 2003, we abandoned our historical liquidity practice of borrowing and repaying commercial paper. Instead, we have been accumulating cash in an effort to maintain financial flexibility. We expect to maintain a cash and cash equivalents balance of at least $1 billion on an ongoing basis.

Financing Business & Restructuring:

Our financing business, including our vendor financing outsourcing and securitization activities, is described in detail in our Current Report on Form 8-K dated April 30, 2003. During the quarter ended March 31, 2003, we completed the following significant vendor financing outsourcing initiatives:

•	We received $580 million secured by our finance receivables in connection with our New U.S. Vendor Financing Agreement with GE as disclosed in Note 5 to our Consolidated Financial Statements in our Current Report on Form 8-K dated April 30, 2003. This amount included a special funding of approximately $265 million secured by state and local governmental lease contracts and other previously excluded contracts. The agreement with GE was also amended in March 2003 to allow for the inclusion of state and local governmental contracts in future securitizations.

•	In Canada, we extended the existing vendor financing program with GE and received $153 million, net of escrow requirements of $4 million and fees of $1 million, secured by our finance receivables.

2002 Credit Facility:

In June 2002, we entered into the 2002 Credit Facility with a group of lenders. This facility contains affirmative and negative covenants. See Note 1 to the Condensed Consolidated Financial Statements in the First Quarter 2003 10-Q for further discussion of the 2002 Credit Facility.

At March 31, 2003, we were in compliance with all aspects of the 2002 Credit Facility and expect to be in compliance for at least the next twelve months. Failure to be in compliance with any material provision or covenant of the 2002 Credit Facility could have a material adverse effect on our liquidity and operations.

Summary—Financial Flexibility and Liquidity

With $3.0 billion of cash and cash equivalents on hand at March 31, 2003, we believe our liquidity (including operating and other cash flows we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months. Our ability to maintain sufficient liquidity going forward is highly dependent on achieving expected operating results, including capturing the benefits from restructuring activities, and completing announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, further reductions in workforce, reducing discretionary spending, selling additional assets and, if necessary, restructuring existing debt.

We also expect that our ability to fully access commercial paper and other unsecured public debt markets will depend upon improvements in our credit ratings, which in turn depend on our ability to demonstrate sustained profitability growth and operating cash generation and continued progress on our vendor financing initiatives. Until full access to the unsecured public debt markets is restored, we expect some bank credit lines to continue to be unavailable. We currently have an effective Form S-3 “universal” shelf registration statement covering a variety of securities. We may opportunistically access the public capital markets when we deem market conditions to be appropriate.

Special Purpose Entities

From time to time, we have generated liquidity by selling or securitizing portions of our finance and accounts receivable portfolios. We have typically utilized special-purpose entities (“SPEs”) in order to implement these transactions in a manner that isolates, for the benefit of the securitization investors, the securitized receivables from our other assets which would otherwise be available to our creditors. These transactions are typically credit-enhanced through over-collateralization. Such use of SPEs is standard industry practice, is typically required by securitization investors and makes the securitizations easier to market. All of our SPE transactions that have remaining balances at March 31, 2003 are accounted for as borrowings, with the debt and related assets remaining on our balance sheets. A detailed discussion of the terms of these transactions, including descriptions of our retained interests, is included in Note 5 to the Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003.

Financial Risk Management

We are exposed to market risk from changes in foreign currency exchange rates and interest rates that could affect our results of operations and financial condition. Our current below investment-grade credit ratings effectively constrain our ability to fully use derivative contracts as part of our risk management strategy described below, especially with respect to interest rate management. Accordingly, our results of operations are exposed to increased volatility. In general, the amount of volatility will vary with the level of derivative and hedging activities and the market volatility during any period. We have historically entered into certain derivative contracts, including interest rate swap agreements, foreign currency swap agreements, forward exchange contracts and purchased foreign currency options, to manage interest rate and foreign currency exposures. The fair market values of all our derivative contracts change with fluctuations in interest rates and/or currency rates and are designed so that any change in their values is offset by changes in the values of the underlying exposures. Our derivative instruments are held solely to hedge economic exposures; we do not enter into derivative instrument transactions for trading or other speculative purposes and we employ long-standing policies prescribing that derivative instruments are only to be used to achieve a very limited set of objectives.

Our primary foreign currency market exposures include the Japanese Yen, Euro, Brazilian Real, British Pound Sterling and Canadian Dollar. Historically, for each of our legal entities, we have generally hedged foreign currency denominated assets and liabilities, primarily through the use of derivative contracts. Despite our current credit ratings, in 2002, we were able to restore significant hedging activities with currency-related derivative contracts. Although we are still unable to hedge all of our currency exposures, we are currently utilizing the reestablished capacity to hedge currency exposures related to our foreign-currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

We typically enter into simple unleveraged derivative transactions. Our policy is to use only counterparties with an investment-grade or better rating and to monitor market risk and exposure for each counterparty. We also utilize arrangements allowing us to net gains and losses on separate contracts with all counterparties to further mitigate the credit risk associated with our financial instruments. Based upon our ongoing evaluation of the replacement cost of our derivative transactions and counterparty credit-worthiness, we consider the risk of a material default by a counterparty to be remote.

Due to our credit ratings, many of our derivative contracts and several other material contracts at March 31, 2003 require us to post cash collateral or maintain minimum cash balances in escrow. These cash amounts are reported in our consolidated balance sheets within other current assets or other long-term assets, depending on when the cash will be contractually released.

Application of Critical Accounting Policies

Revenue Recognition Under Bundled Arrangements: We sell most of our products and services under bundled contract arrangements, which contain multiple deliverable elements. These contractual lease arrangements typically include equipment, service, supplies and financing components for which the customer pays a single negotiated price for all elements. These arrangements typically also include a variable component for page volumes in excess of contractual minimums, which are often expressed in terms of price per page, which we refer to as the “cost per copy.” In a typical bundled arrangement, our customer is quoted a fixed minimum monthly payment for 1) the equipment, 2) the associated services and other executory costs and 3) the financing element. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed minimum payments that the customer is obligated to make (“fixed payments”) over the lease term. The payments associated with page volumes in excess of the minimums are contingent on whether or not such minimums are exceeded (“contingent payments”). The minimum contractual committed copy volumes are typically negotiated to equal the customer’s estimated copy volume at lease inception. In applying our lease accounting methodology, we consider the fixed payments for purposes of allocating to the fair value elements of the contract. We do not consider the contingent payments for purposes of allocating to the elements of the contract or recognizing revenue on the sale of the equipment, given the inherent uncertainties as to whether such amounts will ever be received. Contingent payments are recognized as revenue in the period when the customer exceeds the minimum copy volumes specified in the contract.

When separate prices are listed in multiple element customer contracts, such prices may not be representative of the fair values of those elements, because the prices of the different components of the arrangement may be modified through customer negotiations, although the aggregate consideration may remain the same. Therefore, revenues under these arrangements are allocated based upon estimated fair values of each element. Our revenue allocation methodology first begins by determining the fair value of the service component, as well as other executory costs and any profit thereon and second, by determining the fair value of the equipment based on comparison of the equipment values in our accounting systems to a range of cash selling prices or, if applicable, other verifiable objective evidence of fair value. We perform extensive analyses of available verifiable objective evidence of equipment fair value based on cash selling prices during the applicable period. The cash selling prices are compared to the range of values included in our lease accounting systems. The range of cash selling prices must support the reasonableness of the lease selling prices, taking into account residual values that accrue to our benefit, in order for us to determine that such lease prices are indicative of fair value. Our interest rates are developed based upon a variety of factors including local prevailing rates in the marketplace and the customer’s credit history, industry and credit class. These rates are recorded within our pricing systems. The resultant implicit interest rate, which is the same as our pricing interest rate, unless adjustment to equipment values is required, is then compared to fair market value rates to assess the reasonableness of the fair value allocations to the multiple elements.

Revenue Recognition for Leases: Our accounting for leases involves specific determinations under Statement of Financial Accounting Standards No. 13 “Accounting for Leases” (“SFAS No. 13”) which often involve complex provisions and significant judgments. The two primary criteria of SFAS No. 13 which we use to classify transactions as sales-type or operating leases are (1) a review of the lease term to determine if it is equal to or greater than 75 percent of the economic life of the equipment and (2) a review of the present value of the minimum lease payments to determine if they are equal to or greater than 90 percent of the fair market value of the equipment. Under our current product portfolio and business strategies, a non-cancelable lease of 45 months or more generally qualifies as a sale. Certain of our lease contracts are customized for larger customers, which results in complex terms and conditions and requires significant judgment in applying the above criteria. In addition to these, there are also other important criteria that are required to be assessed, including whether collectibility of the lease payments is reasonably predictable and whether there are important uncertainties related to costs that we have yet to incur with respect to the lease. In our opinion, our sales-type lease portfolios contain only normal credit and collection risks and have no important uncertainties with respect to future costs. Our leases in our Latin America operations have historically been recorded as operating leases since a majority of these leases are terminated significantly prior to the expiration of the contractual lease term. Specifically, because we generally do not collect the receivable from the initial transaction upon termination or during any subsequent lease term, the recoverability of the lease investment is deemed not to be predictable at lease inception. We continue to evaluate economic, business and political conditions in the Latin American region to determine if certain leases will qualify as sales type leases in future periods.

The critical estimates and judgments that we consider with respect to our lease accounting, are the determination of the economic life and the fair value of equipment, including the residual value. Those estimates are based upon historical experience with all our products. For purposes of estimating the economic life, we consider the most objective measure of historical experience to be the original contract term, since most equipment is returned by lessees at or near the end of the contracted term. The estimated economic life of most of our products is five years since this represents the most frequent contractual lease term for our principal products and only a small percentage of our leases are for original terms longer than five years. We believe that this is representative of the period during which the equipment is expected to be economically usable, with normal service, for the purpose for which it is intended. We continually evaluate the economic life of both existing and newly introduced products for purposes of this determination. Residual values are established at lease inception using estimates of fair value at the end of the lease term. Our residual values are established with due consideration to forecasted supply and demand for our various products, product retirement and future product launch plans, end of lease customer behavior, remanufacturing strategies, used equipment markets, if any, competition and technological changes.

The vast majority of our leases that qualify as sales-type are non-cancelable and include cancellation penalties approximately equal to the full value of the leased equipment. A portion of our business involves sales to governmental units. Governmental units are those entities that have statutorily defined funding or annual budgets that are determined by their legislative bodies. Certain of our governmental contracts may have cancellation provisions or renewal clauses that are required by law, such as 1) those dependent on fiscal funding outside of a governmental unit’s control, 2) those that can be cancelled if deemed in the taxpayer’s best interest or 3) those that must be renewed each fiscal year, given limitations that may exist on entering multi-year contracts that are imposed by statute. In these circumstances and in accordance with the relevant accounting literature, we carefully evaluate these contracts to assess whether cancellation is remote because of the existence of substantive economic penalties upon cancellation or whether the renewal is reasonably assured due to the existence of a bargain renewal option. The evaluation of a lease agreement with a renewal option includes an assessment as to whether the renewal is reasonably assured based on the intent of such governmental unit and pricing terms as compared to those of short-term leases at lease inception. We further ensure that the contract provisions described above are offered only in instances where required by law. Where such contract terms are not legally required, we consider the arrangement to be cancelable and account for it as an operating lease.

Aside from the initial lease of equipment to our customers, we may enter subsequent transactions with the same customer whereby we extend the term. We evaluate the classification of lease extensions of sales-type leases using the originally determined economic life for each product. There may be instances where we have lease extensions for periods that are within the original economic life of the equipment. These are accounted for as sales-type leases only when the extensions occur in the last three months of the lease term and they otherwise meet the appropriate criteria of SFAS 13. All other lease extensions of this type are accounted for as direct financing leases. We generally account for lease extensions that go beyond the economic life as operating leases because of important uncertainties as to the amount of servicing and repair costs that we may incur.

Accounts and Finance Receivables Allowance for Doubtful Accounts and Credit Losses: We perform ongoing credit evaluations of our customers and adjust credit limits based upon customer payment history and current creditworthiness. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience credit loss rates similar to those we have experienced in the past. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers. We recorded $353 million, $506 million and $613 million in the Consolidated Statements of Income for provisions for doubtful accounts for both our accounts and finance receivables for the years ended December 31, 2002, 2001 and 2000, respectively, of which $332 million, $438 million and $472 million were included in selling, administrative and general expenses for such years, respectively. The declining trend in our provision for doubtful accounts was primarily due to improved customer administration, collection practices and credit approval policies, as well as our revenue declines.

Historically, about half of the provision for doubtful accounts relates to our finance receivables portfolio. This provision is inherently more difficult to estimate than the provision for trade accounts receivable because the underlying lease portfolio has an average maturity, at any time, of approximately two to three years and contains past due billed amounts, as well as unbilled amounts. Estimated credit quality of any given customer and class of customer or geographic location can significantly change during the life of the portfolio. We consider all available information in our quarterly assessments of the adequacy of the provision for doubtful accounts.

Provisions for Excess and Obsolete Inventory Losses and Residual Value Losses: We value our inventories at the lower of average cost or market. Inventories also include equipment that is returned at the end of the lease term. Returned equipment is recorded at the lower of remaining net book value or salvage value. Salvage value consists of the estimated market value (generally determined based on replacement cost) of the salvageable component parts, which are expected to be used in the remanufacturing process.

We regularly review inventory quantities, including equipment to be leased to customers, which is included as part of finished goods inventory, and record a provision for excess and/or obsolete inventory based primarily on our estimated forecast of product demand, production requirements and servicing commitments. Several factors may influence the realizability of our inventories, including our decision to exit a product line, technological changes and new product development. The provision for excess and/or obsolete raw materials and equipment inventories is based primarily on near term forecasts of product demand and includes consideration of new product introductions as well as changes in remanufacturing strategies. The provision for excess and/or obsolete service parts inventory is based primarily on projected servicing requirements over the life of the related equipment populations.

These factors could result in an increase in the amount of excess or obsolete inventory quantities. Additionally, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventories. In the future, if we determine that our inventories have been overvalued, we would be required to recognize such incremental costs in cost of sales at the time of such determination. Likewise, if we determine that our inventories are undervalued, we may have overstated cost of sales in previous periods and would be required to recognize such additional operating income at the time of sale. Although we make every effort to ensure the accuracy of our forecasts of future product demand including the impact of future product launches and changes in remanufacturing strategies, significant unanticipated changes in demand or technological developments could significantly impact the value of our inventory and our reported operating results if our estimates prove to be inaccurate. We recorded $115 million,  $242 million and $235 million in inventory write-down charges for the three years ended December 31, 2002, 2001 and 2000, respectively. The decline in inventory write-down charges was primarily due to the absence of business exiting activities, stabilization of our product lines,

Flextronics related improvements and a lower level of inventories. At this time, management does not believe that anticipated product launches will have a material effect on the recovery of our existing inventory balance.

We have a similar accounting policy relating to unguaranteed residual values associated with equipment on-lease, which were $272 million and $414 million in our Consolidated Balance Sheets at December 31, 2002 and 2001, respectively. We review residual values regularly and, when appropriate, adjust them based on estimates of expected market conditions at the end of the lease, including the impacts of future product launches, changes in remanufacturing strategies and the expected lessee behavior at the end of the lease term. Impairment charges are recorded when available information indicates that the decline in recorded value is other than temporary and we would therefore not be able to fully recover the recorded values. We recorded $26 million, $14 million and $17 million in residual value impairment charges for the years ended December 31, 2002, 2001 and 2000, respectively.

Asset Valuations and Review for Potential Impairments: Our long-lived assets, excluding goodwill, are assessed for impairment by comparison of the total amount of undiscounted cash flows expected to be generated by such assets to their carrying value. During 2002, due to our decision to abandon the use of certain software applications, we recorded an impairment charge of $106 million in Selling, administrative and general expenses in the Consolidated Statement of Income included in our Current Report on Form 8-K dated April 30, 2003.

We periodically review our long-lived assets, whereby we make assumptions regarding the valuation and the changes in circumstances that would affect the carrying value of these assets. If such analysis indicates that a possible impairment may exist, we are then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset, based on a comparison to the book value of such asset or group of such assets. The determination of fair value includes numerous uncertainties, such as the impact of competition on future value. We believe that we have made reasonable estimates and judgments in determining whether our long-lived assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair values or if there is a material change in economic conditions or circumstances influencing fair value, we could be required to recognize certain impairment charges in the future.

Goodwill and Other Acquired Intangible Assets: We have made acquisitions in the past that included the recognition of a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives and were tested periodically, in order to determine if they were recoverable from estimated future pre-tax cash flows on an undiscounted basis over their useful lives. Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), whereby goodwill is no longer amortized but instead is assessed for impairment, at least annually and as triggering events occur that indicate a decline in fair value below that of its carrying value. In making these assessments, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and market data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment, including risk that the carrying value of our goodwill may be overstated or understated. We have determined that the impact of adopting this new standard, under the transition provisions of SFAS No. 142, was an impairment charge of $63 million which was recorded as a cumulative effect of a change in accounting principle in the Consolidated Statement of Income for 2002 included in our Current Report on Form 8-K dated April 30, 2003.

Estimates Used Relating to Restructuring: In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which addresses financial and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, while EITF No. 94-3 requires that the liability be recognized at the date of an entity’s commitment to an exit plan. We adopted SFAS No. 146 in the fourth quarter of 2002, which is required to be applied prospectively. All restructuring actions that were committed to prior to the adoption of SFAS No. 146 continue to be accounted for in accordance with EITF No. 94-3.

We have engaged in a number of restructuring actions over the last several years, which required our management to utilize significant estimates related to realizable values of assets that were made redundant or obsolete and expenses for severance and other employee separation costs, lease cancellation and other exit costs. Given the significance of, and the timing of the execution of such actions, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made. We continue to evaluate the adequacy of the remaining liabilities under these restructuring initiatives. As we continue to evaluate the business, there may be changes in estimates to amounts previously recorded as actions progress and are completed.

Pension and Post-retirement Benefit Plan Assumptions: We sponsor pension plans in various forms and in various countries covering substantially all employees who meet certain eligibility requirements. Post-retirement benefit plans cover primarily U.S. employees for retirement medical costs. As required by existing accounting rules, we employ a delayed recognition feature in measuring the costs and obligations of pension and post-retirement benefit plans. This allows for changes in the benefit obligations and changes in the value of assets set aside to meet those obligations, to be recognized, not as they occur, but systematically and gradually over subsequent periods. All changes are ultimately recognized, except to the extent they may be offset by subsequent changes. At any point, changes that have been identified and quantified await subsequent accounting recognition as net cost components and as liabilities or assets.

Several statistical and other factors that attempt to anticipate future events are used in calculating the expense, liability and asset values related to our pension and post-retirement benefit plans. These factors include assumptions we make about the discount rate, expected return on plan assets, rate of increase in healthcare costs, the rate of future compensation increases, and mortality, among others. Actual returns on plan assets are not immediately recognized in our income statement, due to the aforementioned delayed recognition feature that we follow in accounting for pensions. In calculating the expected return on the plan asset component of our net periodic pension cost, we apply our estimate of the long term rate of return to the plan assets that support our pension obligations, after deducting assets that are specifically allocated to Transitional Retirement Accounts (which are accounted for based on specific plan terms).

For purposes of determining the expected return on plan assets, we utilize a calculated value approach in determining the value of the pension plan assets, as opposed to a fair market value approach. The primary difference between the two methods relates to a systematic recognition of changes in fair value over time (generally two years) versus immediate recognition of changes in fair value. Our expected rate of return on plan assets is then applied to the calculated asset value to determine the amount of the expected return on plan assets to be used in the determination of the net periodic pension cost. The calculated value approach reduces the volatility in net periodic pension cost that results from using the fair market value approach.

The difference between the actual return on plan assets and the expected return on plan assets is added to, or subtracted from, any cumulative differences that arose in prior years. This amount is a component of the unrecognized net actuarial (gain) loss and is subject to amortization to net periodic pension cost over the remaining service lives of the employees participating in the pension plan.

As a result of actual asset returns being lower than expected asset returns over the previous two years, 2003 net periodic pension cost will increase. The total unrecognized actuarial loss as of December 31, 2002 is $1.8 billion. This amount will be amortized in the future, subject to offsetting gains or losses that will change the future amortization amount.

We have historically utilized a weighted average expected rate of return on plan assets of approximately 8.8 percent, on a worldwide basis, in determining our net periodic pension cost. In estimating this rate, we considered the historical returns earned by the plan assets, the rates of return expected in the future, and our investment strategy and asset mix with respect to the plans’ funds. In response to market conditions during the prior three years, a re-evaluation of our domestic asset investment strategy with our external asset managers, and our overall expectation of lower long-term rates of return, we have reduced our weighted average expected rate of return for our major worldwide pension plans. The weighted average rate we will utilize to calculate our 2003 expense will be approximately 8.3 percent.

An additional significant assumption affecting our pension and post-retirement benefit obligations and the net periodic pension and other post-retirement benefit cost is the rate that we use to discount our future anticipated benefit obligations. In estimating this rate, we consider rates of return on high quality fixed-income investments currently available, and expected to be available, during the period to maturity of the pension benefits. The weighted average rate we will utilize to calculate our 2003 expense will be approximately 6.2 percent, which is a decrease from 6.8 percent in 2002. On a consolidated basis, we recognized net periodic pension cost of $168 million, $99 million and $44 million for the years ended December 31, 2002, 2001 and 2000, respectively. Pension cost is included as a component of cost of sales, cost of service, outsourcing and rentals, research and development expenses and selling, administrative and general expenses in our Consolidated Statements of Income. Pension cost is allocated to these income statement components based on the related employee costs.

The weighted average assumptions used in the computation of our projected net periodic pension cost for 2003, and our actual net periodic pension cost for 2002, 2001 and 2000, were as follows:

	Projected 2003	2002	2001	2000
Discount rate	6.2%	6.8%	7.0%	7.4%
Expected rate of return on plan assets	8.3	8.8	8.9	8.9
Rate of future compensation increases	4.0	3.9	3.8	4.2

As a result of the reduction in the expected rate of return on plan assets, the reduction in the discount rate, the slight increase in the rate of future compensation increases, the lower actual return on plan assets during the prior three years and certain other factors, our 2003 net periodic pension cost is expected to be $150 million higher than 2002.

The estimated impacts on net periodic pension cost of changes in the expected rate of return on plan assets assumption are as follows:

(Dollars in millions) Increase/(Decrease) in 2003 Projected Net Periodic Pension Cost
Assuming a Discount Rate of 6.2%
0.25% increase in expected rate of return on plan assets	$(11)
0.25% decrease in expected rate of return on plan assets	11

Our expected rate of return on plan assets has historically had, and will likely continue to have, a material impact on net periodic pension cost.

The estimated impacts on net periodic pension cost of changes in the discount rate assumption are as follows:

(Dollars in millions) Increase/(Decrease) in 2003 Projected Net Periodic Pension Cost
Assuming an Expected Rate of Return on Plan Assets of 8.3%
0.25% increase in discount rate	$(26)
0.25% decrease in discount rate	31

The market performance over the past two years has decreased the value of the assets held by our worldwide pension plans and has correspondingly increased the amount by which our worldwide pension funds are under-funded. As a result of the reduction in the value of our pension plan assets and a decline in interest rates, which increased the present value of our benefit obligations for our major worldwide pension plans, we recorded during the fourth quarter of 2002 an incremental additional minimum pension liability. This incremental liability was recorded through a non-cash charge to Shareholders’ Equity as required by SFAS No. 87 “Employers’ Accounting for Pensions.” The increase in the additional minimum pension liability of $413 million resulted in an incremental after-tax charge to Shareholders’ Equity of $231 million during 2002. These amounts will increase or decrease in the future based on the value of our pension obligations in relation to the value of the assets held by our pension plans to settle such obligations.

Income Taxes and Tax Valuation Allowances: We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in our Consolidated Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded in our Consolidated Balance Sheets and provide necessary valuation allowances as required. We regularly review our deferred tax assets for recoverability based on projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. If we continue to operate at a loss in certain jurisdictions or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results.

Conversely, if and when such jurisdictions were to become sufficiently profitable to recover previously reserved deferred tax assets, we would reduce all or a portion of the applicable valuation allowance in the period when such determination is made. This would result in an increase to reported earnings in such period. Increases to our valuation allowance, through charges to expense, were $15 million, $247 million, and $12 million for the years ended December 31, 2002, 2001 and 2000, respectively.

We are subject to ongoing tax examinations and assessments in various jurisdictions. Accordingly, we provide for additional tax expense based upon the probable outcomes of such matters. In addition, when applicable, we adjust the previously recorded tax expense to reflect examination results. Our ongoing assessments of the probable outcomes of the examinations and related tax positions require judgment and can materially increase or decrease our effective tax rate as well as impact our operating results.

Legal Contingencies: We are a defendant in numerous litigation and regulatory matters including those involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 15 to the Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should our views on estimated losses reflect the need to recognize a material accrual, or should these matters result in an adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in estimate, judgment or settlement occurs.

Other Accounting Policies: Other accounting policies, not involving the same level of significance, as those discussed above, are nevertheless important to an understanding of the financial statements. See Note 1 to the Consolidated Financial Statements, Summary of Significant Accounting Policies included in our Current Report on Form 8-K dated April 30, 2003, which discusses other significant accounting policies.

Other accounts affected by management estimates: The following table summarizes other significant areas which require management estimates:

	Year Ended December 31,
	2002	2001	2000
	(Dollars in millions)
Amortization and impairment of goodwill and intangible assets	$99	$94	$86
Depreciation and obsolescence of equipment on operating leases	408	657	626
Depreciation of buildings and equipment	341	402	417
Amortization and impairment of capitalized software	249	179	115
Pension benefits—net periodic benefit cost	168	99	44
Other benefits—net periodic benefit cost	120	130	109

Adoption of New Accounting Standards

Effective January 1, 2002, we adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets subsequent to their initial recognition. This statement recognizes that goodwill has an indefinite life and will no longer be subject to periodic amortization. However, goodwill is to be tested at least annually for impairment, using a fair value methodology, in lieu of amortization. The provisions of this standard also require that amortization of goodwill related to equity investments be discontinued, and that these goodwill amounts continue to be evaluated for impairment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” For further information, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

The following tables illustrate the pro forma impact of the adoption of SFAS No. 142, relating to the non-amortization provisions, for the years ended December 31, 2001, 2000 and 1999.

	For the Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Reported Net (Loss) Income	$(94)	$(273)	$844
Add: Amortization of goodwill, net of income taxes	59	58	54

Adjusted Net (Loss) Income	$(35)	$(215)	$898

	For the Year Ended December 31,
	2001	2000	1999
Reported Basic (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.20
Add: Amortization of goodwill, net of income taxes	0.09	0.09	0.08

Adjusted Basic (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.28

	For the Year Ended December 31,
	2001	2000	1999
Reported Diluted (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.17
Add: Amortization of goodwill, net of income taxes	0.09	0.09	0.07

Adjusted Diluted (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.24

Description of the Notes

The Company will issue $700,000,000 aggregate principal amount of Senior Notes due 2010 (the “Seven-Year Notes”) pursuant to a supplemental indenture to be dated as of June 25, 2003 (the “Supplemental Indenture”) to an indenture dated as of June 25, 2003 (the “Indenture”), between itself and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”). The Company will also issue $550,000,000 aggregate principal amount of Senior Notes due 2013 (the “Ten-Year Notes” and, together with the Seven-Year Notes, the “Notes”) under the Indenture (including the Supplemental Indenture). The Notes will be issued pursuant to a single Supplemental Indenture. References to the “Indenture” in this Description of the Notes include the Supplemental Indenture. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. Although, for convenience, the Seven-Year Notes and the Ten-Year Notes are referred to as the “Notes,” the Seven-Year Notes and the Ten-Year Notes will each be issued as a separate series and will not together have any class voting or other rights. We urge you to read the Indenture because it defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from the Underwriters or the Company. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to the “Company” include only Xerox Corporation and not its subsidiaries.

The Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The Notes will be effectively subordinated to all secured debt of the Company and the Guarantors and structurally subordinated to the debt of Non-Guarantor Subsidiaries.

The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change the Paying Agent and Registrar without notice to holders of the Notes (the “Holders”). It is expected that the Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office in New York, New York. It is expected that at the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

The Seven-Year Notes will mature on June 15, 2010. The Ten-Year Notes will mature on June 15, 2013. $700,000,000 million in aggregate principal amount of the Seven-Year Notes and $550,000,000 million in aggregate principal amount of the Ten-Year Notes will be issued in these offerings. After the Issue Date, Additional Notes of each series (“Additional Notes”) may be issued from time to time, subject to the limitations set forth under “—Certain Covenants Not Applicable During Suspension Period—Limitation on Incurrence of Additional Indebtedness.” The Notes and the Additional Notes of the same series that are actually issued will be treated as a single class for all purposes under the Indenture, including, without limitation, as to waivers, amendments, redemptions and offers to purchase.

Interest on the Seven-Year Notes will accrue at the rate of 7 1/8% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing on December 15, 2003 to the persons who are registered Holders at the close of business on the June 1 and

December 1 immediately preceding the applicable interest payment date. Interest on the Seven-Year Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest on the Ten-Year Notes will accrue at the rate of 7 5/8% per annum and will be payable semiannually in cash on each June 15 and December 15, commencing on December 15, 2003, to the persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Ten-Year Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance to but excluding the actual interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

The Notes are required to be initially guaranteed by only those Subsidiaries that are required to guarantee our outstanding 9 3/4% Senior Notes due 2009 upon consummation of this offering. After effectiveness of the 2003 Credit Facility, certain of our subsidiaries that currently guarantee our outstanding 9 3/4% Senior Notes due 2009 will not be required to and will not guarantee those notes and accordingly will not be required to guarantee the notes offered hereby. As of June 19, 2003, our outstanding 9 3/4% Senior Notes due 2009 are guaranteed by the following subsidiaries of the Company: Palo Alto Research Center Incorporated; Talegen Holdings, Inc.; Xerox Credit Corporation; Xerox Export, LLC; Xerox Finance, Inc.; Xerox Financial Services Inc.; Xerox Imaging Services, Inc.; Xerox International Joint Marketing, Inc.; Xerox Latinamerican Holdings, Inc.; Intelligent Electronics, Inc. and Xerox Global Services, Inc. The Company expects that the 2003 Credit Facility will become effective on the Issue Date and in such case our 9 3/4% Senior Notes due 2009 will continue to be guaranteed by only Intelligent Electronics, Inc. and Xerox International Joint Marketing, Inc. immediately following the Issue Date. See “—Certain Definitions, ‘Guarantor’” and the description of the Guarantors set forth below under “—Certain Covenants Applicable at All Times—Subsidiary Guarantees.” Each Guarantee is an unsecured senior obligation of the Guarantor, is effectively subordinated in right of payment to all existing and future secured debt of that Guarantor, is equal in right of payment with all existing and future unsecured senior debt of that Guarantor, and is senior in right of payment to all existing and future subordinated debt of that Guarantor.

As of March 31, 2003, on a pro forma basis giving effect to the Notes offerings and the application of proceeds therefrom, the Company would have had total secured debt of approximately $5.3 billion on a consolidated basis, of which approximately $900 million was secured debt of the Company and the Guarantors. The Indenture permits us and the Guarantors to incur additional secured debt, subject to certain conditions.

Not all of our Subsidiaries guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of the Non-Guarantor Subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of those Subsidiaries before any assets are made available for distribution to us. Assuming the consummation of the “Financing Plan,” our Guarantor Subsidiaries would represent in the aggregate approximately 1% of our consolidated revenues and 1% of our consolidated assets for the three months ended and as of March 31, 2003, respectively.

Optional Redemption

Except as described below, the Notes are not redeemable.

In the event that the Company chooses to redeem less than all of either the Ten-Year Notes or the Seven-Year Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)  in compliance with the requirements of the principal national securities exchange, if any, on which such series of Notes is listed; or

(2)  if such series of Notes is not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

Seven-Year Notes.

The Company may, at any time and from time to time, at its option, redeem the outstanding Seven-Year Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Seven-Year Notes to the applicable redemption date, plus the applicable Make-Whole Premium (a “Seven-Year Note Redemption”); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the Seven-Year Notes remains outstanding after giving effect to such redemption. The Company shall give not less than 30 nor more than 60 days notice of such redemption.

Ten-Year Notes.

Prior to June 15, 2008, the Company may, at any time and from time to time, at its option, redeem the outstanding Ten-Year Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Ten-Year Notes to the applicable redemption date, plus the applicable Make-Whole Premium (a “Ten-Year Note Redemption” and along with a Seven-Year Note Redemption, each a “Specified Redemption”); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the Ten-Year Notes remains outstanding after giving effect to such redemption. The Company shall give not less than 30 nor more than 60 days notice of such redemption.

On and after June 15, 2008, the Company may redeem the Ten-Year Notes, at its option, in whole or in part from time to time, at the following redemption prices, expressed as percentages of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on June 15 of any year set forth below:

Year	Percentage
2008	103.813%
2009	102.542%
2010	101.271%
2011 and thereafter	100.000%

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (equal to $1,000 and integral multiples thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, or cause the Trustee to send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness which may in the future prohibit the offer.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The “Change of Control” provisions described above will apply during any Suspension Period.

Suspension Period

During each Suspension Period, the provisions of the Indenture described under “Certain Covenants That Will Cease To Apply During Suspension Period” will not apply. The provisions of the Indenture described under “Certain Covenants Applicable at All Times” will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder.

“Suspension Period” means any period (a) beginning on the date that;

(1)  the applicable series of Notes has Investment Grade Status; provided that prior to the assignment of the ratings contemplated by the definition of “Investment Grade Status,” the Company has advised Moody’s and S&P that the covenants under “Certain Covenants That Will Cease To Apply During Suspension Period” will not apply during such Suspension Period;

(2)  no Default or Event of Default has occurred and is continuing; and

(3)  the Company has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied;

and (b) ending on the date (the “Reversion Date”) that the applicable series of Notes ceases to have the applicable ratings from both Moody’s and S&P specified in the definition of “Investment Grade Status.”

On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on Issue Date and classified as permitted under clause (4) of the definition of “Permitted Indebtedness.”

For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to December 31, 2001 as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (15) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (iii) of such covenant; provided that such reduction by itself shall not cause the amount available to be made as Restricted Payments under clause (iii) of such covenant on the Reversion Date to be reduced to below an amount equal to $75.0 million per calendar year, provided further that such amount shall be pro rated only for the number of calendar days between the Reversion Date and the earlier of (A) the end of the calendar year in which the Reversion Date occurs and (B) the Ten Year Note maturity date and (y) the items specified in subclauses (v) through (z) of clause (iii) of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii) of such covenant. Any Restricted Payments made during the Suspension Period that (i) are of the type described in clauses (4), (8), (13) or (14) under the second paragraph of the “Limitations on Restricted Payments” covenant or (ii) that would have been made pursuant to clause (15) of the second paragraph under such covenant if such covenant were then applicable shall reduce the amounts permitted to be incurred under such clause (4), (8), (13), (14) or (15), as the case may be, on the Reversion Date.

For purposes of the “Limitation on Asset Sales” covenant, on the Reversion Date, the unutilized Net Proceeds Offer Amount will be reset to zero.

Certain Covenants That Will Cease To Apply During Suspension Period

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times except during any Suspension Period.

Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any Finance SPE may incur Indebtedness (including, without limitation, Acquired Indebtedness), if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is (i) greater than 2.0 to 1.0 if such Indebtedness is incurred on or before January 15, 2004 or (ii) greater than 2.25 to 1.0 if such Indebtedness is incurred after January 15, 2004.

(b)  The Company will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company.

Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s or any Restricted Subsidiary’s Capital Stock to holders of such Capital Stock in their capacity as such, other than dividends, payments or distributions payable to the Company or any Restricted Subsidiary of the Company (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, dividends or distributions payable to the other equity holders of such Restricted Subsidiary on a pro rata basis);

(2)  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than (x) in exchange for Qualified Capital Stock of the Company, or (y) Capital Stock of a Restricted Subsidiary held by the Company or another Restricted Subsidiary) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or make any payments with respect to Synthetic Purchase Agreements;

(3)  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(4)  make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) (and for the avoidance of doubt, Permitted Investments shall not be Restricted Payments), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i)  a Default or an Event of Default shall have occurred and be continuing; or

(ii)  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii)  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to December 31, 2001 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Company) shall exceed the sum, without duplication (the “Restricted Payments Basket”), of:

(u)  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2001 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(v)  100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to December 31, 2001 and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(w)  100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock; plus

(x)  100% of the aggregate settlement value of Qualified Capital Stock issued by the Company in respect of the settlement of pending or threatened litigation; plus

(y)  the amount by which Indebtedness of the Company (other than the Convertible Subordinated Debentures) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to December 31, 2001 of such Indebtedness for Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

(z)  without duplication, the sum of:

(1)  the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to December 31, 2001 whether through interest payments, principal payments, dividends or other distributions or payments;

(2)  the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3)  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to December 31, 2001.

Notwithstanding the foregoing, the provisions set forth in the preceding paragraphs do not prohibit:

(1)  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)  the acquisition of any shares of Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)  the repurchase, redemption or other repayment of any Subordinated Indebtedness or Preferred Stock permitted to be issued pursuant to clause (2) of the definition of “Permitted Indebtedness” either (i) solely in exchange for shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company or other Subordinated Indebtedness of the Company that is Refinancing Indebtedness, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) other Subordinated Indebtedness of the Company that is Refinancing Indebtedness;

(4)  (x) the repurchase or other acquisition of shares of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock, from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Qualified Capital Stock or (y) the redemption or repayment of any outstanding de minimis Subordinated Indebtedness; provided that the aggregate amount paid under clauses (x) and (y) combined does not exceed $25.0 million since January 17, 2002;

(5)  the declaration and payment of dividends or distributions by the Company or any of its Restricted Subsidiaries on Preferred Stock so long as (a) no Event of Default has occurred and is continuing, (b) such Preferred Stock is otherwise permitted to be issued under the Indenture and (c) such dividends or distributions are included in Consolidated Fixed Charges;

(6)  the redemption of Preferred Stock of the Company or any Restricted Subsidiary (other than the Convertible Trust Preferred Securities) outstanding as of the Issue Date at any final scheduled or other mandatory redemption date thereof as in effect on the Issue Date;

(7)  any repurchase of the Convertible Trust Preferred Securities upon the exercise by the holders thereof of any right to require such Restricted Subsidiary to purchase such securities through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of an issuance of, or solely in exchange for, either (x) junior subordinated debentures of the Company that are subordinated to the Notes pursuant to a written agreement that is, taken as a whole, no less restrictive to the holders of such junior subordinated debentures than the subordination terms of the junior subordinated debentures into which such Convertible Trust Preferred Securities are exchangeable and have a maturity (including pursuant to any sinking fund obligation, mandatory redemption or right of repurchase at the option of the holder or otherwise) no earlier that the final maturity of the Notes and that have the benefit of covenants that are, taken as a whole, no more restrictive than the covenants in the Indenture or (y) Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of Qualified Capital Stock of the Company;

(8)  the redemption of the Company’s Series B Convertible Preferred Stock as and when required by the terms of the Xerox Corporation Employee Stock Ownership Plan, 2000 Restatement dated March 17, 2000, as amended, provided that the aggregate amount paid pursuant to this clause (8) since the Issue Date does not exceed $50.0 million;

(9)  upon the occurrence of a Change of Control and after the completion of the offer to repurchase of the Notes as described under “Change of Control” above (including the purchase of all Notes tendered), any purchase, defeasance, retirement, redemption or other acquisition of Subordinated Indebtedness required under the terms of such Subordinated Indebtedness as a result of such Change of Control;

(10)  payments to holders of Capital Stock (or to the holders of Indebtedness or Disqualified Capital Stock that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares;

(11)  the payment of consideration by a Person other than the Company or a Subsidiary to equity holders of the Company;

(12)  the transactions with any Person (including any Affiliate of the Company) described in clause (1) of the third paragraph of the “Transaction with Affiliates” covenant and the funding of any obligations in connection therewith;

(13)  (a) the repurchase or redemption by any Restricted Subsidiary of its own Capital Stock or the purchase by the Company of the Capital Stock of any Restricted Subsidiary in order to acquire all or a portion of the minority interest in such Restricted Subsidiary and (b) Investments in a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, in order to (i) maintain the Company’s present direct or indirect ownership percentage in such Restricted Subsidiary in the event of a mandatory capital call or (ii) acquire all or a portion of the minority interest in such Restricted Subsidiary; provided that the amount of all Restricted Payments made pursuant to this clause (13) in Restricted Subsidiaries that have not at any time become 100% directly or indirectly owned by the Company, does not exceed $75.0 million in the aggregate since the Issue Date;

(14) mandatory prepayments of Subordinated Indebtedness;

(15) payments in respect of Subordinated Indebtedness, the payment of which has been accelerated, in an amount taken together with all other payments made pursuant to this clause (15) since the Issue Date not to exceed $75.0 million; and

(16)  other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (16), does not exceed $35.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to January 1, 2002 in accordance with clause (iii) of the second preceding paragraph, amounts expended pursuant to clauses (1), (4), (13), (14) and (15) of the immediately preceding paragraph shall be included in such calculation. No issuance and sale of Qualified Capital Stock pursuant to clause (2) or (3) of the immediately preceding paragraph shall increase the Restricted Payments Basket, except to the extent the proceeds thereof exceed the amounts used to effect the transactions described therein.

As of March 31, 2003, the Company had $245 million of capacity under clause (iii) of the first paragraph of this covenant with which to make Restricted Payments. If we complete the common stock and convertible preferred stock offerings described herein as part of our financing plan, this amount will increase by the net cash proceeds of those offerings.

Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company or such Restricted Subsidiary);

(2)  at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents (provided that the amount of any Pari Passu Indebtedness or other unsubordinated liability of the Company or any Indebtedness or other liability of a Restricted Subsidiary that is assumed by the transferee of any such assets shall be deemed to be cash for the purposes of this provision; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(a)  (i) to repurchase or otherwise acquire any Pari Passu Indebtedness pursuant to any exercise by the holders thereof of the right to require the issuer thereof to repurchase or acquire such Pari Passu Indebtedness prior to its scheduled maturity or scheduled repayment, (ii) to prepay, repay, repurchase, redeem, defease or otherwise acquire or retire for value, on or prior to any scheduled maturity, repayment or amortization that portion of Pari Passu Indebtedness of the Company to the extent that such Pari Passu Indebtedness has a stated maturity, scheduled repayment or amortization that has or will become due prior to the final stated maturity of the Notes, (iii) any Pari Passu Indebtedness under the Credit Agreement (other than Capital Markets Debt), or (iv) any Indebtedness of a Restricted Subsidiary; provided that, in each case under this clause (a), if such Pari Passu Indebtedness was borrowed under the revolving portion of any credit facility, then a permanent reduction in the availability under the revolving portion of such credit facility will be effected;

(b)  to make an investment in or expenditures for properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of the Company and its Subsidiaries or in businesses reasonably related thereto (“Replacement Assets”) or to fund the cash portion of the Business Effectiveness Actions; and/or

(c)  a combination of prepayment and investment permitted by the foregoing subclauses (3)(a) and (3)(b);

provided that, notwithstanding the preceding provisions of this clause (3), if the Company or any Restricted Subsidiary:

(i)  enters into any letter of intent, memorandum of understanding, agreement or other instrument (each, an “Asset Sales Agreement”) after the Issue Date that contemplates one or more Asset Sales by the Company or such Restricted Subsidiary, and

(ii)  after the date of such Asset Sale Agreement and within 365 days immediately prior to the consummation of the Asset Sale(s) pursuant thereto, has applied any cash or Cash Equivalents (other than Net Cash Proceeds from any other Asset Sale) (“Applied Cash”) in any manner permitted by subclause 3(a), 3(b) or 3(c) above, then the amount of Net Cash Proceeds relating to such Asset Sale(s) up to the amount of Applied Cash shall be deemed to have been applied by the Company or such Restricted Subsidiary in accordance with the provisions of this clause (3).

Pending the application of any Net Cash Proceeds required by this covenant, the Company or such Restricted Subsidiary may temporarily reduce any short-term loans or any Indebtedness under the revolving portion of any credit facility, including without limitation, under the Credit Agreement, and such temporary reductions shall not result in any permanent reduction in the availability under the revolving portion of such credit facility.

On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in subclauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in subclauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph or deemed to have been applied pursuant to the proviso to clause (3) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of other Pari Passu Indebtedness of the Company to the extent required by the terms thereof) on a pro rata basis, that amount of Notes (and other Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $75.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $75.0 million, shall be applied as required pursuant to this paragraph).

Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

(2)  such Asset Sale is for fair market value; provided that any cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 45 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent the aggregate principal amount of Notes and other Pari Passu Indebtedness properly tendered exceeds the Net Proceeds Offer Amount, the tendered Notes and other Pari Passu Indebtedness will be purchased on a pro rata basis based on the amount of Notes and other Pari Passu Indebtedness tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used by the Company for any purpose permitted by the other provisions of the Indenture.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual, encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1)  pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary;

(2)  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)  transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a)  applicable law, rules, regulations and/or orders;

(b)  the Indenture (including, without limitation, any Liens permitted by the Indenture);

(c)  customary non-assignment provisions of any contract, or any lease or license governing a leasehold interest, of any Restricted Subsidiary of the Company;

(d)  any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any Subsidiary of such Person;

(e)  agreements or instruments existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined in the good faith judgment of the Company) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

(f)  the Credit Agreement;

(g)  Purchase Money Indebtedness incurred in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant that impose restrictions of the nature described in clause (3) above on the property acquired;

(h)  any agreement relating to Indebtedness of a Restricted Subsidiary permitted to be incurred under the “Limitation on Incurrence of Additional Indebtedness” covenant;

(i)  restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(j)  any encumbrance or restriction existing under or by reason of contractual requirements in connection with the Third-Party Vendor Financing Program or any Qualified Receivables Transaction;

(k)  pursuant to any merger agreements, stock purchase agreements, asset sale agreements and similar agreements limiting the transfer of properties and assets or distributions pending consummation of the subject transaction;

(l)  in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (b) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or (c) contained in security agreements securing Indebtedness of any Restricted Subsidiary to the extent permitted by the Indenture and such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

(m)  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (g), (h) or (j) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no more restrictive in any material respect than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (g), (h) or (j) as determined by the Company; and

(n)  agreements or instruments, including, without limitation, joint venture agreements entered into to facilitate the Business Effectiveness Actions or in connection with Permitted Joint Venture Investments.

Limitations on Transactions with Affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable in any material respect than those that might reasonably have been obtained, in the good faith judgment of the Board of Directors of the Company or the Restricted Subsidiary, as the case may be, in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

Each Affiliate Transaction (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $20.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions.

The foregoing paragraphs shall not apply to:

(1)  any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement, payment of compensation and fees to, and indemnity provided on behalf of, any present or former employees, officers, directors or consultants, maintenance of benefit programs or arrangements for any present or former employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plan and similar plans, and loans and advances to any present or former employees, officers, directors, consultants and shareholders, in each case entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be;

(2)  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or any joint venture in which the Company has a Permitted Joint Venture Investment or exclusively between or among such Restricted Subsidiaries; provided such transactions are not otherwise prohibited by the Indenture;

(3)  any agreement, instrument or arrangement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date as determined by the Company;

(4)  Permitted Investments and Restricted Payments permitted by the Indenture;

(5)  the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company; and

(6)  Permitted Joint Venture Investments and any other transactions contemplated by or to facilitate the Business Effectiveness Actions.

Certain Covenants Applicable at All Times

Set forth below are summaries of certain covenants contained in the Indenture that, except as expressly indicated, will apply at all times so long as any Notes remain outstanding.

Limitation on Liens.    The Company will not create or suffer to exist, or permit any of its Specified Subsidiaries to create or suffer to exist, any Lien, or any other type of preferential arrangement, upon or with respect to any of its properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of its Specified Subsidiaries to assign, any right to receive income, in each case to secure any Indebtedness (other than Indebtedness described in clauses (5) and (8) of the definition of “Indebtedness”

herein) without making effective provision whereby all of the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Specified Subsidiary then existing or thereafter created which is not subordinate to the Notes) shall be equally and ratably secured with the Indebtedness secured by such security (provided that any Lien created for the benefit of the Holders of the Notes pursuant to this sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in such provision becoming applicable, unless a Default or Event of Default shall then be continuing); provided, however, that the Company or its Specified Subsidiaries may create or suffer to exist any Lien or preferential arrangement of any kind in, of or upon any of the properties or assets of the Company or its Specified Subsidiaries to secure Indebtedness if upon creation of such Lien or arrangement and after giving effect thereto, the aggregate principal amount of Indebtedness secured by Liens would not exceed the greater of (i) $2.0 billion and (ii) 20% of the Consolidated Net Worth of the Company; and provided, further, that the foregoing restrictions or limitations shall not apply to any of the following:

(1)  deposits, liens or pledges arising in the ordinary course of business to enable the Company or any of its Specified Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, leases, contracts (other than for the payment of borrowed money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

(2)  Liens imposed by law or other similar Liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such Liens;

(3)  Liens arising out of judgments or awards against the Company or any of its Specified Subsidiaries in an aggregate amount not to exceed at any time outstanding under this clause (3) the greater of (a) 15% of the Consolidated Net Worth of the Company or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which the Company or such Specified Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or Liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

(4)  Liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of the business of the Company or any Specified Subsidiary owning such property;

(5)  Liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

(6)  Liens existing on December 1, 1991;

(7)  purchase money liens or security interests in property acquired or held by the Company or any Specified Subsidiary in the ordinary course of business to secure the purchase price thereof or Indebtedness incurred to finance the acquisition thereof;

(8)  Liens existing on property at the time of its acquisition;

(9)  the rights of Xerox Credit Corporation relating to a certain reserve account established pursuant to an operating agreement dated as of November 1, 1980, between the Company and Xerox Credit Corporation;

(10)  the replacement, extension or renewal of any of the foregoing; and

(11)  Liens on any assets of any Specified Subsidiary of up to $500.0 million incurred since December 1, 1991 in connection with the sale or assignment of assets of such Specified Subsidiary for cash where the proceeds are applied to repayment of Indebtedness of such Specified Subsidiary and/or invested by such Specified Subsidiary in assets which would be reflected as receivables on the balance sheet of such Specified Subsidiary.

In addition, if after January 17, 2002 any Capital Markets Debt of the Company or any Restricted Subsidiary becomes secured by a Lien pursuant to any provision similar to the covenant in the immediately preceding paragraph, then, for so long as such Capital Markets Debt of the Company is secured by such Lien (and provided that any Lien created for the benefit of the Holders of the Notes pursuant to this sentence shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that resulted in the imposition of the Lien hereunder):

(1)  in the case of a Lien securing Subordinated Indebtedness, the Notes shall be secured by a Lien on the same property as such Lien that is senior in priority to such Lien; and

(2)  in all other cases, the Notes shall be equally and ratably secured by a Lien on the same property as such Lien.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1)  either:

(a)  the Company shall be the surviving or continuing corporation; or

(b)  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x)  shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)  shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(2)  if such transaction or series of related transactions occurs other than during a Suspension Period, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness

(including Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall either (x) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph under the “Limitation on Incurrence of Additional Indebtedness” covenant or (y) shall have a Consolidated Fixed Charge Coverage Ratio immediately after such transaction or series of related transactions equal to or greater than the Company’s Consolidated Fixed Charge Coverage Ratio immediately prior to such transaction or series of related transactions;

(3)  immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness (including Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)  the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Notwithstanding the foregoing, the Company need not comply with clause (2) of the first paragraph of this covenant in connection with (x) a sale assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries or (y) any merger of the Company with or into any Wholly Owned Restricted Subsidiary or (z) a merger by the Company with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction.

Subsidiary Guarantees.    If on or after January 17, 2002:

(a)  any other Capital Market Debt of the Company is or becomes guaranteed by any Restricted Subsidiary of the Company, or

(b)  any one or more Wholly Owned Domestic Restricted Subsidiaries (singly or in the aggregate) would at the end of any fiscal quarter constitute a Significant Subsidiary (which term for the purposes of this covenant entitled “Subsidiary Guarantees” shall be limited to any Person that satisfies only the asset criteria set forth in clauses (1) and (2) of paragraph (w) of Rule 1.02 of Regulation S-X under the Exchange Act) (other than (i) Xerox Financial

Services, Inc. and each of its Subsidiaries (other than Xerox Credit Corporation) for so long as its respective business is conducted in a manner similar to that on January 17, 2002, (ii) Xerox Credit Corporation or any other Restricted Subsidiary of the Company, in each case so long as it is primarily a special purpose financing vehicle of the Company or its Restricted Subsidiaries (a “Financing Subsidiary”) or any holding company whose principal asset is Capital Stock of a Financing Subsidiary or (iii) any Domestic Restricted Subsidiary so long as its primary asset is Capital Stock of one or more Foreign Subsidiaries and/or its primary asset is Indebtedness of one or more Foreign Subsidiaries or any combination of the foregoing), then, if such Restricted Subsidiary is not already a Guarantor, the Company shall cause, in the case of (a), such Restricted Subsidiary that is guaranteeing Company Capital Markets Debt, and, in the case of (b), such Domestic Restricted Subsidiar(ies), to execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Person shall fully and unconditionally guarantee all the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture.

Any Guarantee executed pursuant to clause (a) of the immediately preceding paragraph (including, without limitation, any guarantee of the notes issued as of the Issue Date) shall provide by its terms that such Guarantee shall be automatically and unconditionally released upon the release of the guarantee that resulted in such clause (a) becoming applicable (other than by reason of payment under such guarantee) so long as such Restricted Subsidiary is not at such time guaranteeing any other Capital Markets Debt of the Company and no Default or Event of Default is then continuing. In addition, any Guarantee executed pursuant either to clause (a) or clause (b) of the immediately preceding paragraph shall provide by its terms that such Guarantee shall be automatically and unconditionally released upon: (i) the designation of the Restricted Subsidiary that gave such Guarantee as an Unrestricted Subsidiary in compliance with the provisions of the Notes or (ii) any transaction, including without limitation, any sale, exchange or transfer, to any Person not an Affiliate of the Company, of the Company’s Capital Stock in, or all or substantially all the property of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture, and which results in the Restricted Subsidiary that gave such Guarantee ceasing to be a Subsidiary of the Company and, in the case of either clause (i) or clause (ii), such Restricted Subsidiary is released from all guarantees, if any, by it of other Capital Markets Debt of the Company.

Notwithstanding the foregoing, the Company shall have the right to cause any Restricted Subsidiary to execute a Guarantee in respect of the Company’s obligations under the Notes; provided that such Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture in a form reasonably satisfactory to the Trustee in respect of such Guarantee.

Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file a copy of the following information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing, in which case the Company shall furnish such information and reports to Holders):

(1)  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company’s certified independent accounts; and

(2)  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to a series of Notes:

(1)  the failure to pay interest on Notes of such series when the same becomes due and payable and the default continues for a continuous period of 30 days;

(2)  the failure to pay the principal on Notes of such series, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes of such series tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 90 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes of such series (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time;

(5)  one or more judgments for the payment of money in an aggregate amount in excess of the lesser of (i) $75.0 million or (ii) the highest amount of one or more judgments that would result in a Default or an Event of Default under any other indenture pursuant to which the Company or any of its Restricted Subsidiaries has issued Capital Markets Debt (in each case excluding any amounts adequately covered by insurance from a solvent and unaffiliated insurance company), shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable;

(6)  any Guarantee of any Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and such Guarantee); or

(7)  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes of the affected series under the Indenture may declare the principal of and accrued interest on all the Notes of such series under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to a series of Notes as described in the preceding paragraph, the Holders of a majority in principal amount of Notes of such series under the Indenture may rescind and cancel such declaration and its consequences:

(1)  if the rescission would not conflict with any judgment or decree;

(2)  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes of the affected series under the Indenture may waive any existing Default or Event of Default under such series, and its consequences, except a default in the payment of the principal of or interest on any Notes of such series.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes of any affected series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its and the Guarantors’ obligations discharged with respect to any series of the outstanding Notes (“Legal

Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such series of outstanding Notes, except for:

(1)  the rights of Holders of such series to receive payments in respect of the principal of, premium, if any, and interest on such series of Notes when such payments are due from the trust fund referred to below;

(2)  the Company’s obligations with respect to such series of Notes concerning issuing temporary Notes, issuing Notes to replace mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)  the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)  the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants (other than, among others, the covenant to make payments in respect of the principal, premium, if any, and interest on the Notes) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)  the Company must irrevocably deposit with the Trustee, in trust for the benefit of the Holders of the applicable series of Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)  since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the applicable Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the applicable Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)  the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)  the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)  certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of transfer or exchange of the applicable Notes, as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when:

(1)  either:

(a)  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)  all Notes not theretofore delivered to the Trustee for cancellation have become due and payable within one year or as a result of a mailing of a notice of redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee cash or non-callable U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)  the Company has paid all other sums payable under the Indenture by the Company; and

(3)  the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, complying with the covenant described under “—Certain Covenants Applicable at All Times—Merger, Consolidation and Sale of Assets,” complying with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA and making any change that does not adversely affect the rights of any Holder of the Notes in any material respect. Other modifications and amendments of the Indenture as it applies to a series of Notes may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series, except that, without the consent of each Holder affected thereby, no amendment may:

(1)  reduce the amount of Notes whose Holders must consent to an amendment;

(2)  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)  make any Notes payable in money other than that stated in the Notes;

(5)  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)  after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto; provided, that for purposes of this provision, a Change of Control shall not be deemed to have occurred upon the entering into or execution of any agreement or instrument notwithstanding that the consummation of the transactions contemplated by such agreement or instrument would result in a Change of Control as defined in the Indenture if such agreement or instrument expressly provides that it shall be a condition to closing thereunder that the Holders of the Notes shall have waived the Change of Control on or prior to such closing unless and until such condition is waived by the parties to such agreement or instrument or the Change of Control has actually occurred;

(7)  release any Guarantor from its Guarantee except as provided in the Indenture; or

(8)  modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the Holders.

Governing Law

The Indenture will provide that it, the Notes and Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in them by the Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should any Trustee become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquire any conflicting interest as described in the TIA, they must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of property or assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than (i) in the ordinary course of business or (ii) any transaction or series of related transactions involving aggregate consideration (other than Qualified Capital Stock) of $100.0 million or less.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of up to $25.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in accordance with and as permitted by the “Merger, Consolidation and Sale of Assets” covenant; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale, lease, conveyance, disposition or other transfer of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a Person which is not a Subsidiary pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company or any Subsidiary of the Company with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law; (e) a disposition of obsolete or worn out property or property that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries; (f) the discounting or compromising by the Company or any Restricted Subsidiary for less than the face value thereof of notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business and not in connection with a factoring or financing transaction; and (g) for purposes of clauses (1) and (2) of the first paragraph of the “Limitation on Asset Sales” covenant only, any disposition, sale or transfer of property or assets that are part of the Business Effectiveness Actions.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Effectiveness Actions” means (a) the Third-Party Vendor Financing Program, including the creation and maintenance of joint ventures in furtherance thereof (including Xerox Capital Services, LLC), (b) the outsourcing of manufacturing activities, including transfers and closings of any related manufacturing sites, offices or other real property or assets and the creation and maintenance of joint ventures in furtherance thereof, (c) transfers of assets related to the SOHO business, (d) deployment of, and transition to, a “distributor” model in the “Developing Markets Operations” or other markets outside North America pursuant to which the Company or any of its Subsidiaries’ products or services, or any receivables relating to any thereof, would be sold or disposed of to third-party vendors or any other Person, including transfers of offices, equipment and real estate relating to such markets and the creation and maintenance of joint ventures in furtherance thereof; (e) the following types of transactions in respect of research and development and intellectual property of the Company and its Subsidiaries: (i) the creation of IP Companies, whether alone or with third parties, (ii) the transfer of assets of, or Capital Stock in, any IP Company, (iii) the transfer to any IP Company of any offices, real property, equipment or other tangible assets relating to the business of the applicable IP Company and (iv) the transfer to any IP Company of intellectual property; provided that the terms of any such transfer pursuant to this clause (e)(iv) do not restrict in any material manner the ability of the Company and its Subsidiaries to utilize any such intellectual property that is material to the production or office businesses of the Company and its Subsidiaries and, where ownership of such intellectual property is transferred to any IP Company by the Company or any of its Subsidiaries, all rights (if any) of the Company or any of its Subsidiaries to use such intellectual property are evidenced by a license or other agreement that in no event shall include any transfer of ownership of the “Xerox” name, and (f) to the extent not covered in clause (a), (b), (c), (d) or (e) above, charges relating to cost reduction initiatives or measures relating to workforce reductions.

“Capital Markets Debt” means any Indebtedness that is a security (other than syndicated commercial loans) that is eligible for resale in the United States pursuant to Rule 144A under the Securities Act or outside the United States pursuant to Regulation S of the Securities Act or a security (other than syndicated commercial loans) that is sold or subject to resale pursuant to a registration statement under the Securities Act.

“Capital Stock” means:

(1)  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or the government of any Eligible Jurisdiction or issued by any agency thereof and backed by the full faith and credit of such government, in each case maturing within one year from the date of acquisition thereof;

(2)  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)  commercial paper and other securities maturing no more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4)  certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any Eligible Jurisdiction or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100.0 million;

(5)  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)  any “person,” including its affiliates and associates, other than the Company, its Subsidiaries or the Company’s or such Subsidiaries’ employee benefit plans, or any “group” files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of the Company’s Capital Stock or other Capital Stock into which the Company’s Common Stock is reclassified or changed, with certain exceptions having ordinary power to elect directors, or has the power to, directly or indirectly, elect managers, trustees or a majority of the members of the Company’s Board of Directors;

(2)  there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Common Stock would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Company in which the holders of the Company’s Common Stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger; or

(3)  the Company is dissolved or liquidated.

For purposes of this Change of Control definition:

•	“person” or “group” has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture; and

•	the number of shares of the Company’s voting stock outstanding will be deemed to include, in addition to all outstanding shares of the Company’s voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on January 17, 2002 or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP (without duplication), of:

(1)  Consolidated Net Income; and

(2)  to the extent Consolidated Net Income has been reduced thereby:

(a)  all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, or nonrecurring gains or losses, taxes attributable to Asset Sales and taxes attributable to discontinued operations);

(b)  Consolidated Fixed Charges; and

(c)  Consolidated Non-cash Charges.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2)  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness, without duplication, as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges”:

(1)  for purposes of determining the numerator (but not the denominator) of this “Consolidated Fixed Charge Coverage Ratio,” interest income determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date;

(2)  for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”, interest on outstanding Indebtedness,

determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date; and

(3)  notwithstanding clause (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)  Consolidated Interest Expense; plus

(2)  the amount of all dividends on any series of Preferred Stock of such Person and its Restricted Subsidiaries paid, declared or accrued during such period multiplied, to the extent such dividend payments are not otherwise a deduction to such Person’s federal income tax liabilities by a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)  after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto;

(2)  after-tax items classified as extraordinary or nonrecurring gains or losses;

(3)  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4)  the net income of any other Person, other than a Restricted Subsidiary of the referent Person, joint ventures described in the definition of “Permitted Joint Venture Investments” and any joint ventures in which the Company or any Restricted Subsidiary is a party that exists as of January 17, 2002, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5)  after-tax income or loss attributable to discontinued operations; and

(6)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

For purposes of determining the Consolidated Fixed Charge Coverage Ratio only, any loss, charge or cost attributable to the Business Effectiveness Actions shall be excluded, provided that any loss, charge or cost described in clause (f) of the definition of Business Effectiveness Actions shall be so excluded only to the extent it is non-cash.

“Consolidated Net Worth” means, at any time, as to a given entity (a) the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as (i) the par or stated value of all outstanding Capital Stock (including preferred stock), (ii) capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative transaction adjustments, (iii) any unappropriated surplus reserves, (iv) any net unrealized appreciation of equity investment, and (v) minorities’ interests in equity of subsidiaries, less (b) treasury stock, plus (c) in the case of the Company, $600.0 million.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation and amortization of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Convertible Subordinated Debentures” means the 3.625% Convertible Subordinated Debentures due 2018 of the Company.

“Convertible Trust Preferred Securities” means the $650.0 million aggregate liquidation amount of 8% Convertible Trust Preferred Securities of Xerox Capital Trust I and the $1,035.0 million aggregate liquidation amount of 7 1/2% Convertible Trust Preferred Securities of Xerox Capital Trust II, in each case, as in effect on January 17, 2002.

“Credit Agreement” means the Credit Agreement, dated as of June 19, 2003, among the Company, the lenders party thereto in their capacities as lenders thereunder and the agents named therein, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing (whether or not contemporaneously) or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or collateral guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders or investors and whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with related documents thereto (including, without limitation, any guaranty agreements and security documents).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an Asset Sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an Asset Sale or Change of Control) on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Domestic Wholly Owned Restricted Subsidiary” means a Domestic Restricted Subsidiary that is also a Wholly Owned Restricted Subsidiary.

“Eligible Jurisdiction” means any country in the European Union (as it exists on the Issue Date) or Switzerland.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Finance SPE” means (a) any Receivables SPE and (b) any Restricted Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrence of Capital Markets Debt by the Company or any Restricted Subsidiary or any equity issuance by the Company or any Restricted Subsidiary (including the issuance of any Preferred Stock), (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with no more than an amount equal to the cash proceeds received by such Finance SPE from such transaction; provided that such transaction does not constitute or create Indebtedness secured by a Lien that is not permitted by the “Limitation on Liens” covenant.

“Foreign Subsidiary” means a Restricted Subsidiary that is incorporated or formed in a jurisdiction other than the United States or a State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Guarantee” means any guarantee of the Notes by a Guarantor.

“Guarantor” means (i) Guarantors, and (ii) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means with respect to any Person, without duplication:

(1)  all indebtedness of such Person for borrowed money;

(2)  all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  all Capitalized Lease Obligations of such Person;

(4)  all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all indebtedness under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days);

(5)  all indebtedness for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit supporting obligations not for money borrowed entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following payment on the letter of credit);

(6)  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)  all indebtedness of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset or the amount of the indebtedness so secured;

(8)  all indebtedness under currency agreements and interest swap agreements of such Person; and

(9)  all Disqualified Capital Stock issued by such Person or any Preferred Stock of such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock or Preferred Stock.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness. Notwithstanding any other provision of the “Limitation on Incurrence of Additional Indebtedness” covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee of Indebtedness) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, or any keep-well agreement of any Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. If the Company designates any of its Subsidiaries to be an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment on the date of such designation equal to the Designation Amount determined in accordance with the definition of “Unrestricted Subsidiary.”

“Investment Grade Status,” with respect to the Company, shall occur when the Notes have both (i) a rating of “BBB-” or higher from S&P and (ii) a rating of “Baa3” or higher from Moody’s, and each such rating shall have been published by the applicable agency.

“IP Company” means any Person, whether now existing or hereafter formed, in which the Company or any of its Restricted Subsidiaries owns or acquires any Capital Stock, which Person (a) has as its primary business one or more of the following: (i) research and development, (ii) the generation or management of intellectual property or (iii) the commercialization or maximization of the value of intellectual property developed by or transferred to such Person by one or more of the Company or any of its Restricted Subsidiaries, and activities incidental thereto, and (b) has no other significant business; provided that each of the following Persons and its Subsidiaries shall be deemed to be an IP Company: (i) Palo Alto Research Center Incorporated, (ii) XESystems, Inc., (iii) Integic Corporation, (iv) ScanSoft, Inc., (v) Telesensory Corporation, (vi) Document Sciences Corporation, (vii) dpiX, LLC, (viii) ContentGuard Holdings, Inc., (ix) InXight Software, Inc. and (x) Gyricon, LLC.

“Issue Date” means the date of original issuance of the Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Make-Whole Premium” with respect to a Note means an amount equal to the excess of (a) the present value of the remaining interest, premium and principal payments due on such Note to, in the case of the Seven Year Notes, its final maturity date, or, in the case of the Ten Year Notes, June 15, 2008, computed using a discount rate equal to the Treasury Rate on such date plus 0.50%, over (b) the outstanding principal amount of such Note.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)  out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(3)  repayment of Indebtedness and any accrued interest and premium that is secured by the property or assets that are the subject of such Asset Sale;

(4)  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale.

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.

“Pari Passu Indebtedness” means any Indebtedness of the Company that is not subordinated to the Notes.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)  Indebtedness under the Notes (other than Additional Notes) and any Guarantees outstanding on the Issue Date or otherwise required by the Indenture;

(2)  Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business (including, without limitation, in connection with the Business Effectiveness Actions) so long as the proceeds thereof are not used, directly or indirectly, to finance an Asset Acquisition or to make a Restricted Payment (other than a Permitted Investment) or to effect a refinancing of Indebtedness or Capital Stock (other than Refinancing Indebtedness incurred to refinance any Indebtedness originally permitted to be incurred under this clause (2));

(3)  Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $4.75 billion;

(4)  other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(5)  Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company or its Restricted Subsidiaries from fluctuations in interest rates on outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(6)  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)  Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(8)  Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company and subject to no Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above); provided that if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien (other than in favor of a senior secured credit agreement that is permitted to be incurred under clause (3) above) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(9)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(10)  Indebtedness of the Company or any Restricted Subsidiary in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and operating leases, trade contracts and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(11)  Indebtedness incurred in connection with the Third-Party Vendor Financing Program or any Qualified Receivables Transaction; provided that any Liens on such Indebtedness are permitted by the “Limitation on Liens” covenant;

(12)  any guarantee by the Company or a Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness would otherwise be permitted to be incurred under the Indenture and such guarantee is otherwise not prohibited by the Indenture and clause (a) of the “Subsidiary Guarantees” covenant, to the extent applicable, is complied with;

(13)  Indebtedness arising from guarantees of Indebtedness of the Company or any Restricted Subsidiary or the agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, or other guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets, Subsidiary or Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds) actually received by the Company and/or such Restricted Subsidiary in connection with such disposition;

(14)  the issuance of shares of Disqualified Stock by the Company to a Restricted Subsidiary of the Company; provided, however, that (a) any subsequent issuance or transfer that results in any such Disqualified Stock being held by a Person other than a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Disqualified Stock to a Person that is not a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such Disqualified Stock by the Company that was not permitted by this clause (14);

(15)  obligations incurred in the ordinary course of business and not for money borrowed (for example, repurchase agreements) to purchase securities or other property, if such obligations arise out of or in connection with the sale of the same or similar securities or properties;

(16)  obligations to deliver goods or services in consideration of advance payments therefor;

(17)  Indebtedness consisting of take-or-pay obligations contained in supply contracts entered into in the ordinary course of business;

(18)  Refinancing Indebtedness; and

(19)  additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $75.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with such covenant. In addition, the Company may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause, and in part under any one or more of the clauses listed above, or to the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant provided that the Company would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or clauses, as the case may be, or of the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount or other discounts or premiums, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock and any other changes in reported Indebtedness required by GAAP and other non-cash changes in Indebtedness due to fluctuations in interest rates, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Permitted Investment Intermediate Ratings Condition” means the condition that the Company’s senior unsecured debt is rated at least “BB” by S&P and “Ba2” by Moody’s.

“Permitted Investments” means:

(1)  Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2)  Investments in the Company by any Restricted Subsidiary of the Company;

(3)  Investments in cash in (a) euros or dollars and Cash Equivalents or, to the extent determined by the Company or a Foreign Subsidiary in good faith to be necessary for local working capital requirements and operational requirements of the Foreign Subsidiaries, other cash and cash equivalents denominated in the currency of any jurisdiction which are, as determined in good faith by Xerox or such Foreign Subsidiary, necessary or desirable for reasonable business purposes and, in the case of cash equivalents, are otherwise substantially similar to the items specified in the definition of “Cash Equivalents,” and (b) cash and Cash Equivalents denominated in the currency of the jurisdiction of organization or place of business of a Foreign Subsidiary that are otherwise substantially similar to items specified in the definition of “Cash Equivalents,” except that if such jurisdiction prohibits the repatriation of working capital to the United States, any specific rating required in the definition of “Cash Equivalents” shall be deemed to be satisfied if such Investments have, at the time of the acquisition, the highest rating from any rating agency of any Investments available to be issued in such currency; provided that the aggregate amount of Investments made pursuant to this clause (3)(b) shall not exceed the equivalent of $50.0 million at any time outstanding;

(4)  loans and advances to employees and officers of the Company and its Subsidiaries to purchase Capital Stock of the Company for bona fide business purposes;

(5)  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes and otherwise in compliance with the Indenture;

(6)  additional Investments having an aggregate fair market value, taken together with all other Investments made or deemed to be made pursuant to this clause (6) that are at that time outstanding, not to exceed $750.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(7)  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, work-out or insolvency of such trade creditors or customers or as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with any sale or other transfer of assets, to the extent applicable, in compliance with the “Limitation on Asset Sales” covenant;

(9)  Permitted Joint Venture Investments;

(10)  receivables owing to the Company or any Restricted Subsidiary or other trade credit provided by the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(12)  stock, obligations or securities received as security for, or in settlement of, debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

(13)  Investments relating to purchase or acquisition of products from vendors, manufacturers or suppliers in the ordinary course of business;

(14)  Investments owned by the Company and any Restricted Subsidiary existing on the Issue Date, any extension or renewal thereof that does not increase the principal amount thereof (other than to reflect any accrued interest, dividends or other amounts with respect thereto and any expenses incurred in connection with such extension or renewal) and conversions of any such debt Investments into equity Investments and contributions or other transfers of such Investments to the Company or any of its Restricted Subsidiaries (other than for cash);

(15)  Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(16)  any Investment by Ridge Re of cash that may legally be made by a Bermuda insurance company; and

(17)  Investments made by the Company or any Subsidiary at any time the Permitted Investment Covenant Intermediate Ratings Condition is satisfied; provided that on any Reinstatement Date, Investments made at any time that the Permitted Investment Covenant Intermediate Ratings Condition is satisfied that are not of the type described in any of clauses (1) through (5) and (7) through (16) of this definition (such Investments, “Excess Investments”) shall be deemed to have been made and shall be applied to reduce (A) the amount of Investments available to be made after the Reinstatement Date pursuant to clause (6) of this definition and/or (B) the amount of Restricted Payments available to be made after the Reinstatement Date under clause (iii) of the “Limitation on Restricted Payments” covenant; provided further that the Company shall have the exclusive right to allocate and choose the order in which Excess Investments are applied under clauses (A) and/or (B) above; provided that such reductions by themselves shall not cause the amount available at any time to be made either as Investments pursuant to clause (6) of this definition or Restricted Payments pursuant to clause (iii) of the “Limitation on Restricted Payments” covenant to be reduced to below an amount equal to $75.0 million per calendar year in each case; provided further that such amount shall be pro rated only for the number of calendar days between the Reinstatement Date and the earlier of (A) the end of the calendar year in which the Reinstatement Date occurs and (B) the Ten Year Note maturity date.

“Permitted Joint Venture Investments” means any Investment (A) in a joint venture, partnership or other arrangement with a Person or Persons to the extent necessary or desirable as determined by the Company to (x) facilitate, or as contemplated by, the Business Effectiveness Actions or (y) facilitate Qualified Receivables Transactions and (B) in Fuji Xerox Co., Limited.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of receivables, leases or other financial assets including financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of the Company or any of its Subsidiaries arising in connection with or otherwise related to such transaction, (c) any promissory note issued by the Company or any of its Subsidiaries evidencing the repayment of amounts directly or indirectly distributed to the Company or any of its Subsidiaries from any such accounts and (d) any assets of or Capital Stock any warrants, options or other rights to acquire Capital Stock in each and any Receivables SPE used to facilitate such transaction, provided that such transaction or arrangement does not constitute or create indebtedness secured by a Lien that is not permitted by the “Limitation on Liens” covenant.

“Receivables SPE” means a Restricted Subsidiary that is a special purpose entity that (a) borrows against receivables or purchases, leases or otherwise acquires receivables or transfers receivables to one or more third-party purchasers or another Receivables SPE in connection with a Qualified Receivables Transaction, (b) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of “Qualified Receivables Transaction” or “Third-Party Vendor Financing Program,” or (c) is established or then used solely for the purpose of, and has no business other than, owning a Receivables SPE, servicing receivables owned by a Receivables SPE, owning or holding title to the property or assets giving rise to such receivables or any activities incidental thereto (including those described in the definitions of “Qualified Receivables Transaction” or “Third-Party Vendor Financing Program”).

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clauses (3), (5), (6), (7), (8), (9), (10), (11), (13), (14), (15), (16), (17) or (19) of the definition of “Permitted Indebtedness”), in each case that does not:

(1)  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of (i) any premium required to be paid under the terms of the instrument governing such Indebtedness, (ii) accrued interest on the Indebtedness being refinanced and (iii) reasonable expenses incurred by the Company in connection with such Refinancing); or

(2)  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Reinstatement Date” means, after the satisfaction of the Investment Covenant Intermediate Ratings Condition the first date on which the Investment Covenant Intermediate Ratings Condition is no longer satisfied.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Series B Convertible Preferred Stock” means the 10.0 million shares of Series B Convertible Preferred Stock of the Company issued to the Company’s Employee Stock Ownership Plan Trust, as in effect on January 17, 2002.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02 of Regulation S-X under the Exchange Act as such Regulation is in effect on January 17, 2002.

“Specified Subsidiary” means any Subsidiary of the Company from time to time having a Consolidated Net Worth Amount of at least $100.0 million; provided, however, that each of Xerox Financial Services, Inc., Xerox Credit Corporation and any other Subsidiary principally engaged in any business or businesses other than development, manufacture and/or marketing of (x) business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment), (y) merchandise or (z) services (other than financial services) shall be excluded as a “Specified Subsidiary” of the Company.

“Subordinated Indebtedness” means Indebtedness of the Company that is subordinated or junior in right of payment to the Notes.

“Subsidiary,” with respect to any Person, means:

(1)  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Suspension Period” has the meaning set forth under “—Suspension Period.”

“Synthetic Purchase Agreement” shall mean any agreement pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any payment the amount of which is determined by reference to a derivative agreement that relates to the price or value at any time of any Capital Stock of the Company; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Company or any Subsidiary (or to their heirs or estates or successors or assigns) shall be deemed to be a Synthetic Purchase Agreement.

“Third-Party Vendor Financing Program” means any arrangement by the Company or any Restricted Subsidiary of third-party vendor financing directly or indirectly for customers of the Company or any Restricted Subsidiary, including (a) the sale of a financing business, (b) transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other receivables, (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of receivables wherein a third-party financier makes loans to Restricted Subsidiaries that are Finance SPEs in respect of receivables generated by the Company or any Restricted Subsidiary, whether generated prior to or during such arrangements and whether the relevant transaction is consolidated balance sheet (including the Program Agreement dated as of October 21, 2002 between General Electric Capital Corporation, the Company, Xerox Lease Funding, LLC and Xerox Lease Equipment LLC as thereafter amended, modified or supplemented from time to time and any Qualified Receivables Transactions and similar arrangements for indirect financings of receivables between the Company or any Restricted Subsidiary and General Electric Capital Corporation or any of its affiliates).

“Treasury Rate” for any date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date the redemption is effected pursuant to a Specified Redemption (the “Specified Redemption Date”) (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Specified Redemption Date to (x) June 15, 2010 in the case of the Seven-Year Notes and (y) June 15, 2008 in the case of the Ten-Year Notes; provided, however, that if the period from the Specified Redemption Date to either June 15, 2010 or June 15, 2008, as the case may be, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Specified Redemption Date to (x) June 15, 2010 in the case of the Seven-Year Notes and (y) June 15, 2008 in the case of the Ten-Year Notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1)  the Subsidiary to be so designated has total assets of $1,000 or less or any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)  the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant, including that the Company would be permitted to make, at the time of such designation, (a) a Permitted Investment or (b) an Investment pursuant to the first paragraph of the “Limitation on Restricted Payments” covenant, in either case, in an amount (the “Designation Amount”) equal to the fair market value of the Company’s proportionate interest in such Subsidiary on such date; and

(2)  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if it contemporaneously becomes a Guarantor or:

(1)  immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2)  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

Certain Other Indebtedness and Preferred Stock

2003 Credit Facility

As part of the Financing Plan, we intend to enter into a Credit Agreement (the “2003 Credit Facility”) with a group of lenders, to replace our existing Amended and Restated Credit Agreement (the “2002 Credit Facility”), and to permanently repay the $3.3 billion outstanding (as of March 31, 2003) under the 2002 Credit Facility. The 2003 Credit Facility will consist of a term loan tranche totaling $300 million and a $700 million revolving credit facility that will include a $200 million letter of credit subfacility. Xerox will be the only borrower of the term loan. The revolving facility will be available, without sub-limit, to Xerox and certain foreign subsidiaries of Xerox, including Xerox Canada Capital Limited (“XCCL”), Xerox Capital (Europe) plc (“XCE”) and other qualified foreign subsidiaries (excluding Xerox, the “Overseas Borrowers”). The 2003 Credit Facility will mature on September 30, 2008.

Subject to certain limits described in the following paragraph, the obligations under the 2003 Credit Facility will be secured by liens on substantially all the assets of Xerox and each of our U.S. subsidiaries with a consolidated net worth from time to time of $100 million or more (excluding Xerox Credit Corporation (“XCC”) and certain other finance subsidiaries), and will be guaranteed by such subsidiaries and XCC. Xerox will guarantee the obligations of the Overseas Borrowers.

Under the terms of certain of our outstanding public bond indentures, the amount of obligations under the 2003 Credit Facility that can be (1) secured by assets (the “Restricted Assets”) of (a) Xerox and (b) our non-financing subsidiaries that have a consolidated net worth of at least $100 million, without (2) triggering a requirement to also secure those indentures, is limited to the excess of (x) 20% of our consolidated net worth (as defined in the public bond indentures) over (y) the outstanding amount of certain other debt that is secured by the Restricted Assets. Accordingly, the amount of 2003 Credit Facility debt secured by the Restricted Assets will vary from time to time with changes in our consolidated net worth. The amount of security provided under this formula accrues to the benefit of both the term loans and revolving loans under the 2003 Credit Facility, ratably. Based on our current consolidated net worth and assuming the successful consummation of the financing transactions that are part of the Financing Plan, we expect that the 2003 Credit Facility will be fully secured at the time of effectiveness of the 2003 Credit Facility.

Under the 2003 Credit Facility, the term loan and the revolving loan will each bear interest at LIBOR plus a spread that will vary between 1.75% and 3.0% depending on the then-current leverage ratio under the 2003 Credit Facility.

The 2003 Credit Facility will contain affirmative and negative covenants, as well as financial maintenance covenants. Certain of the more significant covenants under the 2003 Credit Facility are summarized below (this summary is not complete and is in all respects subject to the actual provisions of the 2003 Credit Facility):

(a)	Limitations on the following will apply at all times under the 2003 Credit Facility:

Minimum consolidated net worth of not less than $3.0 billion; for this purpose, “consolidated net worth” generally means the sum of the amounts included on our Statement of Common Shareholders’ Equity as “Common shareholders’ equity,” and in our balance sheet as “Preferred stock,” and, so long as the same is not treated as indebtedness, “Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company,” except that the currency translation adjustment effects and the effects of compliance with SFAS No. 133 occurring after January 1, 2003 are disregarded, and the preferred securities

(whether or not convertible) issued by us or by our subsidiaries which are outstanding on the effective date of the 2003 Credit Facility, and any security that causes an increase in consolidated net worth under (and as defined in) our public bond indentures, will always be included, and any capital stock or similar equity interest issued after the effective date of the 2003 Credit Facility which matures or generally becomes mandatorily redeemable for cash or puttable at holders’ option prior to April 1, 2009 will always be excluded;

Maximum leverage ratio (a quarterly test that is calculated as total adjusted debt divided by EBITDA) ranging from 2.0 to 3.1; and

Creation and existence of liens, and certain fundamental changes to corporate structure and nature of business, including mergers.

(b) Limitations on the following will apply only until such time that Xerox’s senior unsecured debt is rated at least BBB- by S&P and Baa3 by Moody’s (the “Ratings Condition”), and thereafter do not apply:

Minimum EBITDA (a quarterly test that is based on rolling four quarters) ranging from $1.1 to $1.3 billion; for this purpose, “EBITDA” (earnings before interest, taxes, depreciation, amortization as well as certain non-recurring items, as defined) generally means EBITDA, excluding interest and financing income to the extent included in EBITDA as consolidated net income; and

Maximum capital expenditures (annual test) of $405 million during fiscal year 2003, and thereafter an amount per fiscal year equal to $330 million plus any unused amount carried over from any prior fiscal year; additional capital expenditures can be made utilizing certain amounts that are otherwise available to make restricted payments and investments; for this purpose, “capital expenditures” generally means the amounts included on our statement of cash flows as “additions to land, buildings and equipment,” plus any capital lease obligations incurred.

(c) Limitations on the following will not apply at any time that the Ratings Condition is satisfied, and will be reinstated at any time that the Ratings Condition is not satisfied:

Issuance of debt and preferred stock; asset transfers; hedging transactions other than in those in the ordinary course of business; certain types of restricted payments relating to our, or our subsidiaries’, equity interests, including (subject to certain exceptions) payment of cash dividends on our common stock; certain transactions with affiliates, including intercompany loans and asset transfers and acquisitions.

(d) Limitations on investments shall apply only at such times that Xerox’s senior unsecured debt is rated less than BB by S&P and Ba2 by Moody’s.

The 2003 Credit Facility generally does not affect our ability to continue to monetize receivables under the agreements with GECC and others. Subject to certain exceptions, we cannot pay cash dividends on our common stock during the term of the 2003 Credit Facility, although we can pay cash dividends on our preferred stock provided there is then no event of default under the 2003 Credit Facility. In addition to other defaults customary for facilities of this type, defaults on other debt, or bankruptcy, of Xerox, or certain of our subsidiaries, and a change in control of Xerox, would constitute events of default under the 2003 Credit Facility.

Failure to be in compliance with any material provision or covenant of the 2003 Credit Facility following its effectiveness could have a material adverse effect on our liquidity and operations.

2002 Credit Facility

At March 31, 2003, the 2002 Credit Facility, a copy of which we have filed with the SEC as Exhibits 4(l)(1) and 99.6 to our Current Reports on Form 8-K dated June 21, 2002 and September 26, 2002, respectively, consisted of two tranches of term loans (Tranche A and Tranche B) totaling $1.8 billion and a $1.5 billion revolving credit facility that includes a $200 million letter of credit subfacility. At March 31, 2003, we had no additional borrowing capacity under the 2002 Credit Facility since the entire revolving facility was outstanding, including $35 million for letters of credit under the subfacility. Xerox is the only borrower of the term loans. The revolving facility under the 2002 Credit Facility is available, without sub-limit, to Xerox and certain subsidiaries of Xerox, including XCCL, XCE and other qualified foreign subsidiaries, as defined.

We are required to prepay portions of the loans under the 2002 Credit Facility earlier than their scheduled maturities with specified percentages of any proceeds we receive from capital market debt issuances, equity issuances (including proceeds of a new syndicated bank loan), asset sales and casualty events during the term of the 2002 Credit Facility, except that the revolving credit facility cannot be reduced below $1 billion as a result of such prepayments. Additionally, all loans under the 2002 Credit Facility become due and payable upon the occurrence of a change in control.

The obligations under the 2002 Credit Facility are secured by liens in the same manner, and to the same extent, as described above with respect to the 2003 Credit Facility, provided that, in addition, (i) the 2002 Credit Facility is secured by liens on substantially all the assets of substantially all our U.S. subsidiaries (excluding XCC and certain other finance subsidiaries), (ii) a revolving loan outstanding to XCCL under the 2002 Credit Facility is secured by substantially all of the assets of XCCL, and is guaranteed by certain material Canadian subsidiaries (XCCL’s liens are effective and the material Canadian subsidiaries’ guarantees are enforceable only to the extent of XCCL’s borrowings under the 2002 Credit Facility) and (iii) a revolving loan outstanding to XCE under the 2002 Credit Facility is secured by substantially all of the assets of XCE and is guaranteed by certain material United Kingdom subsidiaries (XCE’s liens are effective and the material United Kingdom subsidiaries’ guarantees are enforceable only to the extent of XCE’s borrowings under the 2002 Credit Facility). Other than collateral described in the foregoing clauses (ii) and (iii), the amount of security provided with respect to the 2002 Credit Facility accrues first to the benefit of Tranche B term loans and then to the benefit of Tranche A term loans and revolving loans, ratably.

The assets of certain subsidiaries guaranteeing the 2002 Credit Facility are not Restricted Assets because those entities are finance subsidiaries or have a consolidated net worth of less than $100 million. Consequently, the amount of 2002 Credit Facility debt secured by their assets is not subject to the limits described above with respect to Restricted Assets. In addition, foreign collateral is not restricted.

Under the 2002 Credit Facility, the Tranche A term loan and the revolving loan bear interest at LIBOR plus 4.50% and the Tranche B term loan bears interest at LIBOR plus a spread that varies between 4.00% and 4.50% depending on the amount by which the debt secured by the Restricted Assets exceeds the outstanding Tranche B term loan.

The 2002 Credit Facility, contains affirmative covenants, negative covenants, financial maintenance covenants and events of default which are similar to, but on terms generally more restrictive than, the covenants and events of default that will be contained in the 2003 Credit

Facility. The 2002 Credit Facility generally does not affect our ability to continue to monetize receivables under the agreements with GECC and others. Although we cannot pay cash dividends on our common stock during the term of the 2002 Credit Facility, we can pay cash dividends on our preferred stock, provided there is then no event of default under the 2002 Credit Facility.

At March 31, 2003, we were in compliance with all aspects of the 2002 Credit Facility, including financial covenants, and expect to be in compliance for at least the next twelve months. Failure to be in compliance with any material provision or covenant of the 2002 Credit Facility could have a material adverse effect on our liquidity and operations.

Long-Term Debt

A summary of scheduled maturities and interest rates of our long-term debt, including our 2002 Credit Facility and convertible debt, as of March 31, 2003 was as follows:

	Weighted Average Interest Rates at March 31, 2003	Principal Amount Outstanding at March 31, 2003	Principal Amount Payable in 2003	Principal Amount Payable in 2004	Principal Amount Payable in 2005	Principal Amount Payable in 2006	Thereafter
Xerox Corporation	6.4%	$3,250	$1,453	$530	$7	$19	$1,241
Xerox Credit Corporation	3.7%	1,831	459	—	835	—	537
Secured borrowings due 2003-2006	4.2%	2,711	906	1,079	638	88	—

Subtotal US Operations		7,792	2,818	1,609	1,480	107	1,778

Xerox Capital (Europe) plc	5.3%	1,417	—	1,309	83	—	25
Other international operations	8.6%	288	123	93	43	11	18
Other international secured borrowings due 2003-2005	4.3%	1,555	873	530	114	38	—

Subtotal international operations		3,260	996	1,932	240	49	43
2002 Credit Facility	5.9%	3,263	226	600	2,437	—	—

Long-term debt		$14,315	$4,040	$4,141	$4,157	$156	$1,821

Less: current maturities		(5,122)

Short-term debt and current portion of long-term debt		$9,193

Certain of our debt agreements allow us to redeem outstanding debt prior to scheduled maturity. The actual decision as to early-redemption will be made at the time the early-redemption option becomes exercisable and will be based on liquidity, prevailing economic and business conditions, and the relative costs of new borrowing.

Cumulative Preferred Securities: As of March 31, 2003, we had four series of outstanding preferred securities as summarized below. The redemption requirements and the annual cumulative dividend requirements on our outstanding preferred stock are as follows:

•	Series B convertible preferred stock (“ESOP Shares”): The balance at March 31, 2003 was $494 million, net of deferred ESOP benefits, and is redeemable in shares of common stock or cash, at our option, as employees with vested shares leave the Company. Annual cumulative dividend requirements are $6.25 per share. Dividends declared but not yet paid amounted to $11 million at March 31, 2003. At March 31, 2003, we had 6,835,219 shares issued and outstanding.

•	7.5% Convertible Trust Preferred Securities: The balance at March 31, 2003 was $1,019 million, and is puttable, at the holders’ option in December 2004 and at reduced rates on various later dates. If the securities are put, we have the option to pay in cash or in shares of common stock or a combination of both at a redemption value of $1,035 million. Annual cumulative distribution requirements of approximately $78 million are $3.75 per Preferred Security on 20.7 million securities. The first three years’ dividend requirements were funded at issuance and are invested in U.S. Treasury securities held by a separate trust. As of March 31, 2003, $131 million of the original $229 million remained in the trust.

•	8% Trust Preferred Securities: The balance at March 31, 2003 was $640 million, and is mandatorily redeemable in 2027 at a redemption value of $650 million. These securities are redeemable at our option beginning in 2007 at a premium of 2.451% and at reduced rates thereafter. Annual cumulative dividend requirements are $80 per security on 650,000 securities or $52 million per year.

•	Canadian Deferred Preferred Stock: The balance at March 31, 2003 was $49 million, and is mandatorily redeemable in 2006. Annual cumulative non-cash dividend requirements will increase this amount to its 2006 redemption value of approximately $56 million.

We have other contractual commitments and contingencies which are discussed in our Management’s Discussion and Analysis incorporated by reference in our Current Report on Form 8-K dated April 30, 2003 under the heading “Capital Resources and Liquidity Other Contractual Commitments and Contingencies.”

Convertible Debt

In 1998, we issued convertible subordinated debentures for net proceeds of $575 million. The effective interest rate was 3.625% per annum, including 1.003% payable in cash semiannually. This debt contained a put option which required us to purchase any debenture, at the option of the holder, on April 21, 2003, for a price of $649 per $1,000 principal amount. Accordingly, on April 22, 2003 we purchased nearly all the outstanding debentures for an aggregate price of $560 million.

Description of Outstanding 2002 Senior Notes

On January 17, 2002, we issued $600 million aggregate principal amount of Senior Notes due 2009 (the “2002 Dollar Notes”) under an indenture (the “Dollar Indenture”), between Xerox and Wells Fargo Bank Minnesota, National Association, as trustee. Interest on the 2002 Dollar Notes is payable semiannually at a rate of 9 ¾% per annum. On January 17, 2002, we issued €225 million aggregate principal amount of Senior Notes due 2009 (the “2002 Euro Notes” and, together with the 2002 Dollar Notes, the “2002 Senior Notes”) under an indenture (the “2002 Euro Indenture” and, together with the 2002 Dollar Indenture, the “2002 Indentures”), between Xerox and Wells Fargo Bank Minnesota, National Association, as trustee. Interest on the 2002 Euro Notes is payable semiannually at a rate of 9 ¾% per annum. The 2002 Senior Notes will mature on January 15, 2009.

The 2002 Senior Notes are senior unsecured obligations of Xerox, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The 2002 Senior Notes are effectively subordinated to all secured debt of Xerox and structurally subordinated to the debt of non-guarantor subsidiaries.

The 2002 Senior Notes have been fully and unconditionally guaranteed on an unsecured senior basis by the following restricted subsidiaries of the Company: Palo Alto Research Center

Incorporated, Talegen Holdings, Inc., Xerox Credit Corporation, Xerox Export, LLC, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., Xerox Latinamerican Holdings, Inc., Intelligent Electronics, Inc., and Xerox Global Services, Inc. If Xerox fails to make payments on the 2002 Senior Notes, the guarantors must make them instead. We expect that the 2003 Credit Facility will become effective concurrently with the closing of the offering of the notes offered hereby and in such case our 2002 Senior Notes will continue to be guaranteed by only Intelligent Electronics, Inc. and Xerox International Joint Marketing, Inc. immediately following the issue date of the notes offered hereby.

The 2002 Senior Notes are not entitled to the benefit of any mandatory sinking fund.

Xerox may, at any time and from time to time, at its option, redeem each series of the outstanding 2002 Senior Notes (in whole or in part) at a redemption price equal to 95.167% of the principal amount thereof, plus original issue discount on such 2002 Senior Notes accrued pursuant to Section 1272 of the Internal Revenue Code of 1986, as amended, to the applicable redemption date, plus accrued and unpaid interest, if any, on the 2002 Senior Notes to the applicable redemption date, plus the applicable Make-Whole Premium (as defined in the 2002 Indentures); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the applicable series of 2002 Senior Notes remains outstanding after giving effect to such redemption.

Description of Senior Secured Loan Agreement with GECC

In October 2002, Xerox Lease Funding LLC, a special purpose Delaware limited liability company that is our wholly-owned subsidiary (“Funding SPE”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC”) whereby GECC became our primary equipment financing provider in the U.S. through monthly securitizations of our new lease originations. The Loan Agreement has an initial term of eight years and, commencing at the end of 2010, will automatically renew for successive two-year periods unless either we or GECC has elected not to have the Loan Agreement renew at least one year before a renewal would otherwise occur.

The Loan Agreement provides for financing by GECC of up to $5 billion outstanding at any one time. The $5 billion limit may be increased to $8 billion, subject to the agreement of GECC. GECC makes loans under the Loan Agreement to Funding SPE. Funding SPE uses the loan proceeds to purchase our finance receivables. All obligations under the Loan Agreement are secured by the receivables being financed by GECC, the contracts relating to the receivables being financed by GECC and other related security. GECC’s obligation to make loans under the Loan Agreement is subject to the financed receivables satisfying certain criteria and the satisfaction of certain customary representations, warranties and covenants.

Under the Loan Agreement, GECC is expected to finance approximately 70% of our new U.S. lease originations. The portion of our receivables that GECC will finance will vary over time, but is expected to be approximately 90% of the new receivables balance. The interest rate on each loan is fixed and is calculated when the loan is made based on yield rates consistent with average rates for similar market-based transactions. Consistent with the loans already received from GECC, the amounts borrowed under the Loan Agreement are recorded as secured borrowings and the associated receivables are included in our balance sheet. As of March 31, 2003, $2.6 billion was outstanding under the Loan Agreement. In addition, $150 million is in escrow, as security for our continuing obligations under the securitized contracts.

GECC’s commitment to fund under the Loan Agreement is not contingent on us achieving or maintaining any particular credit rating. There are no credit rating defaults that could impair future funding under the Loan Agreement. The Loan Agreement contains various default provisions, including cross default provisions related to certain financial covenants contained in the 2002 Credit Facility and other significant debt facilities, which are discussed below. Most types of defaults would impair our ability to receive subsequent funding until the default is cured or waived but would not accelerate the repayment of our outstanding borrowings. However, certain types of defaults would result in an acceleration of outstanding borrowings. As of March 31, 2003, we were in compliance with all covenants under the Loan Agreement and expect to be in compliance for at least the next twelve months.

The following are events of default under the Loan Agreement:

a.	the occurrence of a Termination Event (defined below);

b.	a voluntary or involuntary bankruptcy of Xerox (remaining undismissed or unstayed for 60 days or more); or

c.	Xerox becomes an “Investment Company” within the meaning of the Investment Company Act of 1940.

Upon the occurrence of an event of default described in (b) or (c) above, GECC can terminate its obligation to make any further loans and can accelerate the maturity of any or all then-outstanding loans. Upon the occurrence of a Termination Event, GECC can terminate its obligation to make any further loans, but is not entitled to accelerate the maturity of outstanding loans. The loans under the Loan Agreement are generally non-recourse to Xerox. Therefore, even if GECC were to accelerate the maturity of outstanding loans, its only recourse would be to proceed against the financed receivables held by Funding SPE who is the borrower under the Loan Agreement.

The term “Termination Event” includes, but is not limited to, the following events that would allow GECC to terminate the Loan Agreement:

a.	any default under the 2002 Credit Facility or any facility in excess of $75 million which replaces or refinances the 2002 Credit Facility (including the 2003 Credit Facility), at any time that loans or advances are outstanding thereunder, where the default or event of default relates to or is determined by the net worth of Xerox, including without limitation, a default under Section 6.13 (Minimum Consolidated EBITDA), 6.14 (Leverage Ratio) or 6.15 (Consolidated Net Worth) of the 2002 Credit Facility;

b.	any default or event of default under any indebtedness of Xerox (or any subsidiary of Xerox) for borrowed money (or any indebtedness for borrowed money guaranteed by Xerox or any subsidiary of Xerox) in excess of $75 million in the aggregate if such default or event of default gives rise to an acceleration of the maturity of such indebtedness;

c.	voluntary or involuntary bankruptcy of Xerox (remaining undismissed or unstayed for 60 days or more);

d.	a change of control of Xerox, including a sale of all or substantially all of Xerox’s assets or the acquisition by a person or related group of persons of 30% or more of the voting stock of Xerox, if the person acquiring control is a competitor of GECC or does not have debt that is rated investment grade;

e.	a material breach of payment obligations or certain other specified provisions by Xerox (or Funding SPE or the other special purpose Xerox subsidiary utilized in structuring the transaction) under the Loan Agreement or any related agreement;

f.	an equipment service default where Xerox fails to provide specified levels of service with respect to the equipment related to the receivables financed by GECC;

g.	an equipment supply default where Xerox fails to ship specified levels of supplies with respect to the equipment related to the receivables financed by GECC;

h.	a change in operations of Xerox where Xerox ceases to offer lease or loan financing to non-consumer customers and, after that change, the aggregate outstanding balance under the Loan Agreement is less than $500 million;

i.	a sales channel termination event where 50% or more of Xerox’s aggregate sales to non-consumer customers are comprised of sales to dealers, distributors, wholesalers or other persons who are not non-consumer end-users of the equipment, Xerox and GECC fail to reach agreement within six months on how to amend the Loan Agreement to adjust for the consequences of the change in sales channels, and the aggregate outstanding balance under the Loan Agreement is less than $500 million;

j.	no loans have been made under the Loan Agreement for a period of at least one year because we have been unable to cause the lending conditions to be satisfied during that period; or

k.	the joint venture established by us and GECC that services the receivables financed by GECC is dissolved.

Certain United States Federal Income Tax

Consequences for Non-United States Holders

The following is a general discussion of the anticipated material United States federal income tax consequences to a Non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to those Non-U.S. Holders who are the original beneficial owners of the notes and who hold such notes as capital assets. This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a U.S. trade or business. In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

Prospective purchasers of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of state, local and foreign income and other tax laws.

For purposes of this discussion, a Non-U.S. Holder is a holder that is not a U.S. person. A “U.S. person” means (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) or a partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person. If a partnership holds our notes, the United States federal income tax consequences of payments received by such partnership will in many cases be determined by reference to the status of a partner and the activities of the partnership.

Payments of Interest. Payments of principal and interest on the notes by us or any of our agents to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

(1)	the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

(3)

either (A) the beneficial owner of the notes certifies to us or our agent on IRS Form  W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and the certificate is renewed periodically as required  by the Treasury Regulations, or (B) the notes are held through certain foreign intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations, and, in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the “Portfolio Interest Exemption”), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

(1)	IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under the benefit of an applicable tax treaty (a “Treaty Exemption”) or

(2)	IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

If interest on the note is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation’s earnings and profits.

Disposition of Notes. Generally, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

A Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business.

Information Reporting and Backup Withholding

Information reporting and backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a note by an individual, Form W-8BEN (or successor form) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption, provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

Book-Entry, Delivery and Form

Each of the seven year notes and the ten year notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons. Upon issuance, the notes will be deposited with the Trustee as custodian for the Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such senior notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

If DTC is at any time unwilling or unable to continue as a depositary for the global notes or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC’s rules and procedures in addition to those provided for under the applicable indenture.

The depository is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

The depository holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Underwriting

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Danske Markets Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC, Fleet Securities, Inc. and PNC Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Senior Notes due 2010	Principal Amount of Senior Notes due 2013
Deutsche Bank Securities Inc.	$80,659,000	$63,375,000
J.P. Morgan Securities Inc.	80,659,000	63,375,000
Citigroup Global Markets Inc.	80,659,000	63,375,000
Goldman, Sachs & Co.	80,659,000	63,375,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	80,659,000	63,375,000
UBS Securities LLC	80,659,000	63,375,000
Banc One Capital Markets, Inc.	56,609,000	44,479,000
Bear, Stearns & Co. Inc.	35,000,000	27,500,000
Danske Markets Inc.	35,000,000	27,500,000
BNP Paribas Securities Corp.	17,500,000	13,750,000
Credit Suisse First Boston LLC	14,000,000	11,000,000
Fleet Securities, Inc.	22,644,000	17,791,000
PNC Capital Markets, Inc.	35,293,000	27,730,000

Total	$700,000,000	$550,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if any of them are purchased.

The underwriters propose to offer the seven year notes and ten year notes to the public at the respective public offering prices set forth on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to ..125% of the principal amount. The underwriters may allow, and dealers may re-allow, a concession not to exceed .125% of the principal amount to other dealers. After the initial offerings, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per seven year note	2.125%
Per ten year note	2.125%

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

Each of the seven year notes and the ten year notes are new issues of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), if more than 10% of the net proceeds of a public offering of securities are to be paid to members of the NASD that are participating in the offering, or their affiliated or associated persons, the yield of the debt securities distributed to the public must be no lower than that recommended by a “qualified independent underwriter,” as defined in Rule 2720 of the Conduct Rules of NASD. Because affiliates of certain of the underwriters of this offering will receive repayment of amounts outstanding under our 2002 Credit Facility from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of this offering, Goldman, Sachs & Co. will participate in this offering as a qualified independent underwriter. Goldman, Sachs & Co., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement and the registration statement of which this prospectus supplement forms a part. The yield of the notes sold to the public will be no higher than that recommended by Goldman, Sachs & Co.

We estimate that our total expenses of this offering will be approximately $1 million.

Certain of the underwriters and their affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Also, certain of the underwriters are taking part in concurrent offerings, by means of separate prospectus supplements, of our common stock and our Series C mandatory convertible preferred stock. The proceeds of such offerings, in addition to the proceeds of this offering, will be used to repay amounts outstanding under our 2002 Credit Facility. Certain of the underwriters or their affiliates are lenders and/or agents under our 2002 Credit Facility. In addition, certain of the underwriters or their affiliates will be lenders and/or agents under our 2003 Credit Facility which we expect to enter into contemporaneously with this offering and the other securities offerings referenced above. They have received customary fees and commissions for these transactions.

In connection with this offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of the notes in excess of the amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. The underwriters must close out any short position by purchasing the notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

We have agreed to indemnify Goldman, Sachs & Co., in its role as qualified independent underwriter, against certain liabilities including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments Goldman, Sachs & Co. may be required to make in respect of those liabilities. We have agreed to pay Goldman, Sachs & Co. $10,000 as compensation for its role as qualified independent underwriter.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Legal Matters

The validity of the notes to be offered by Xerox will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain matters for the underwriters.

Experts

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Current Report on Form 8-K dated April 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

XEROX CORPORATION

$3,000,000,000

Debt Securities

Convertible Debt Securities

Preferred Stock

Convertible Preferred Stock

Common Stock

Warrants to Purchase Debt Securities, Preferred Stock, Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

Guarantees of Debt Securities

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN

SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS, INCLUDING THE RISK FACTORS

BEGINNING ON PAGE 2, AND ANY SUPPLEMENT

CAREFULLY BEFORE YOU INVEST.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2003.

XEROX CORPORATION

Xerox Corporation is The Document Company and a leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. We operate in over 130 countries worldwide, and distribute our products in the Western Hemisphere through divisions, wholly-owned subsidiaries and third-party distributors. In Europe, Africa, the Middle East, India and parts of Asia, we distribute our products through Xerox Limited and related companies. We had approximately 64,700 employees at March 31, 2003.

The document industry is undergoing a fundamental transformation, including the continued transition from older light-lens devices to digital technology, the transition from black and white to color, the management of publishing and printing jobs over the internet, the use of variable data to create customized documents, increased reliance on outsourcing and the increase in mobile workers utilizing hand-held devices. Documents are increasingly created and stored in digital electronic form and the internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe these trends play to the strengths of our product and service offerings and represent opportunities for future growth. Two important areas for growth include color and services and solutions that tailor our product and service offerings to solve industry specific customer problems.

We develop document technologies, systems, solutions and services intended to improve our customers’ work processes and business results. Our success rests on our ability to understand our customers’ needs and provide innovative document management solutions and services that deliver value to them. We deliver value to customers by leveraging our core competencies in technology, document knowledge, global sales and service, brand reputation and value added solutions across our three core markets—high-end production environments, small to large networked offices and services.

We compete in both monochrome (i.e. black and white) and color markets by providing the industry’s broadest range of document products, solutions and services. Our products include printing and publishing systems, digital multi-function devices (which can print, copy, scan and fax) and digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. We also provide software and solutions that can improve document access for mobile workers and help businesses easily print books or create personalized documents for their customers. In addition, we provide a range of comprehensive document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

Xerox is a New York corporation and our principal executive offices are located at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904-1600. Our telephone number is (203) 968-3000.

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus and any prospectus supplement before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We need to successfully develop and market new product lines in order to maintain our market share.

Presently, black and white light-lens copiers represent between 15-20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change, as well as competitive developments, could cause actual results to vary from those expected.

Color printing and copying represent an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market technology that produces color prints and copies quickly, easily and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market, as well as the pace of color adoption by our existing and prospective customers. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant challenges as we complete previously announced restructuring initiatives, and our failure to meet those challenges can harm both our performance and the value of our securities.

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing some internal functions and engaging in other actions designed to reduce our cost structure. These initiatives have resulted in more than $1 billion in annualized cost savings in 2002 compared to 2000 levels. The Fourth Quarter 2002 Restructuring Program included additional plans to generate cash and more profitable revenue, as well as pay down debt, and, together with 2002 actions taken under the Turnaround Program, is expected to contribute up to an additional $400 million of annualized cost savings. There can be no assurance that we will be able to realize these additional cost savings. The primary challenge we face in realizing these cost savings is maintaining our cost structure to support ongoing operations as planned at the time such actions were taken. If we fail to meet these challenges and fail to realize these cost savings, our results of operations may be adversely affected.

If we are unable to continue to sustain our cost base at or below the current level, transition customer equipment financing to third parties and maintain process and systems changes resulting from restructuring actions, there could be a material adverse effect on our operating results.

We face significant competition and our failure to compete successfully could adversely affect our results of operations and financial condition.

We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. Our competitors range from large international companies to relatively small firms. Some of the large international companies have significant financial resources and compete with us globally to provide document processing products and services in each of the markets we serve. We compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and customer service and support. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments. To remain competitive, we must develop new products and services and periodically enhance our existing offerings. If we are unable to compete successfully, we could lose market share and important customers to our competitors and that could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation.

Our success depends on our ability to obtain adequate pricing for our products and services which provides a reasonable return to our shareholders. Depending on competitive market factors, future prices we obtain for our products and services may decline from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Our ability to sustain and improve profit margins is largely dependent on our ability to continue to improve the cost efficiency of our operations. If we are unable to achieve productivity improvements through process re-engineering, design efficiency and supplier and manufacturing cost improvements, our ability to offset labor cost inflation, potential materials cost increases and competitive price pressures would be impaired, all of which could materially adversely affect the profitability of our business.

Our substantial debt could adversely affect our financial health and pose challenges for conducting our business.

We have a substantial amount of debt and other obligations. As of March 31, 2003, we had $14,315 million of total debt (including debt of our subsidiaries) and $1,708 million of mandatorily redeemable preferred securities outstanding, and cash and cash equivalents of $3,035 million.

Our substantial debt and other obligations could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because a significant portion of our debt has variable interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	become due and payable upon a change in control.

If new debt is added to our current debt levels, these related risks could increase.

Our current credit ratings allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Prior to 2002, we financed approximately 80 percent of our equipment sales. To fund these arrangements, we accessed the credit markets and used cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent, in part, on our ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, is dependent on our credit ratings. We are currently funding our customer financing activity from an eight-year agreement we completed with General Electric Capital Corporation in the U.S., other third-party financing arrangements, cash generated from operations, as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to negotiate and implement third-party vendor financing programs and securitizations of portions of our existing finance receivable portfolios and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives are expected to improve our liquidity going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon successful completion of our third party financing initiatives.

The adequacy of our liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, access to capital markets and additional asset sales, including sales or securitizations of our receivables portfolios. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months; however, our ability to maintain positive liquidity going forward is highly dependent on achieving our expected operating results, including capturing the benefits from restructuring activities, and continuing to complete announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and if necessary, restructuring existing debt. Failure to successfully complete these initiatives could also negatively impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Any failure to be in compliance with any material provision or covenant of the existing credit facility (the “2002 Credit Facility”) or the indentures governing our outstanding Senior Notes could have a material adverse effect on our liquidity and our operations.

In June 2002, we entered into the 2002 Credit Facility with a group of lenders, replacing the previous $7 billion credit facility (the “Old Revolver”). At that time, we permanently repaid $1.8 billion of the Old Revolver and subsequently repaid $937 million of the 2002 Credit Facility. At March 31, 2003, the 2002 Credit Facility consisted of two tranches of term loans totaling $1.8 billion and a $1.5 billion revolving credit facility that includes a $200 million letter of credit subfacility. At March 31, 2003 we had no additional borrowing capacity under the 2002 Credit Facility since the entire revolving facility was outstanding, including $35 million for letters of credit under the subfacility. The 2002 Credit Facility requires principal payments as well as prepayments in the case of certain events. A full discussion of these terms and the final maturity dates of the various loans is included in the Capital Resources and Liquidity section incorporated by reference in our Current Report on Form 8-K dated April 30, 2003. The 2002 Credit Facility contains affirmative and negative covenants including limitations on issuance of debt and preferred stock; certain fundamental changes; investments and acquisitions; mergers; certain transactions with affiliates; creation of liens; asset transfers; hedging transactions; payment of dividends and certain other payments; inter-company loans; and a requirement to transfer excess foreign cash, as defined, and excess cash of Xerox Credit Corporation to us in certain circumstances. It also contains additional financial maintenance covenants, including minimum EBITDA, as defined, maximum leverage (total adjusted debt divided by EBITDA), annual maximum capital expenditures limits and minimum consolidated net worth, as defined. In January 2002, we issued $600 million and Euro 225 million of our 9 3/4% Senior Notes due 2009. The indentures governing these Senior Notes contain several affirmative and negative covenants similar to, but less restrictive than, those in the 2002 Credit Facility. The Senior Notes do not, however, contain any financial maintenance covenants. In October 2002, we entered into an Amended and Restated Loan Agreement with General Electric Capital Corporation (“GECC”) relating to our eight-year vendor financing program with GECC (the “Loan Agreement”). The Loan Agreement provides for a series of monthly secured loans up to $5.0 billion outstanding at any one time. The Loan Agreement incorporates the financial maintenance covenants contained in the 2002 Credit Facility and contains other affirmative and negative covenants.

We are, and expect to remain, in full compliance with the covenants and other provisions of the 2002 Credit Facility, the Senior Notes and the Loan Agreement for at least the next twelve months. Any failure to be in compliance with any material provision or covenant of the 2002 Credit Facility or the Senior Notes could have a material adverse effect on our liquidity and operations. Failure to be in compliance with the covenants in the Loan Agreement, including the financial maintenance covenants incorporated from the 2002 Credit Facility, would result in an event of termination under the Loan Agreement and in such case GECC would not be required to make further loans to us. If GECC were to make no further loans to us, it would materially adversely affect our liquidity and our ability to fund our customers’ purchases of our equipment and this could materially adversely affect our results of operations.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes.

We derive approximately 40 percent of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be adversely affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently limited given our below investment grade credit ratings. Despite our current credit ratings, we have been able to restore a significant level of currency derivative capacity. Although we are still unable to hedge all of our current currency exposures, we are utilizing the reestablished capacity to hedge currency exposures primarily related to foreign currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

If we fail to successfully develop new technologies, we may be unable to retain and gain customers and our revenues would be reduced.

The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers’ changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns from these investments. If we fail to accurately anticipate and meet our customers’ needs through the development of new products or if our new products are not widely accepted, we could lose our customers and our revenues could be significantly reduced.

Our business, results of operations and financial condition may be negatively impacted by legal and regulatory matters.

We have various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 15 to our Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003, which is incorporated by reference herein. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. We recently recorded a litigation charge of $183 million (after-tax) in connection with a case brought against our primary U.S. pension plan for salaried employees. We recorded the charge subsequent to reviewing the probability of a favorable outcome to us following the oral argument of the Plan’s appeal to the Seventh Circuit Court of Appeals. Should developments in any of our other legal matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual, or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

Our operating results may be negatively impacted by revenue trends.

Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment placements, as well as sales of services and supplies occurring after the initial equipment placement (post sale revenue) in the key growth markets of color and multifunction devices. We expect that revenue growth can be further enhanced through our consulting services in the areas of document, content and knowledge management. The ability to achieve growth in our equipment placements is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. Our ability to increase post sale revenue is largely dependent on our ability to increase equipment placements, equipment utilization and color adoption. Equipment placements typically occur through leases with original terms of three to five years. Our leases generate post sale revenue. Once equipment placements start to increase, there will be a lag before post sale revenues also start to increase. The ability to grow our customers’ usage of our products may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes and the impact of lower equipment placements in prior periods. If we are unable to return to and maintain a consistent trend of revenue growth, there could be a material adverse effect on our revenues and operating results.

An active trading market may not develop for any securities that we may issue hereunder.

Any securities, other than our common stock, issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. If there is no active market, you may not be able to sell your securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges (1)	*	*	1.14	1.33	*	2.22	*
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	**	**	1.06	1.32	**	2.11	**

(1)	Refer to Exhibit 12 to the Registration Statement of which this Prospectus forms a part for the computation of this ratio.
*	Earnings for the years ended December 31, 2000 and 1998 and the three months ended March 31, 2003 and 2002 were inadequate to cover fixed charges. The coverage deficiency was $385 million, $22 million, $145 million and $97 million, respectively.
**	Earnings for the years ended December 31, 2000 and 1998 and the three months ended March 31, 2003 and 2002 were inadequate to cover combined fixed charges and preferred stock dividend requirements. The coverage deficiency was $438 million, $78 million, $155 million and $97 million, respectively.

SELECTED FINANCIAL DATA

The following selected consolidated financial data, insofar as it relates to each of the years 1998 through 2002, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2002 and notes thereto which are incorporated herein by reference. The data for the three months ended March 31, 2003 and 2002 has been derived from unaudited condensed consolidated financial statements, also incorporated herein by reference and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods.

(Dollars in millions, except per share data)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Results of Operations
Revenues	$3,757	$3,858	$15,849	$17,008	$18,751	$18,995	$18,777
Gross margin	1,575	1,582	6,721	6,501	7,020	8,031	8,325
Research and development expenses	236	230	917	997	1,064	1,020	1,045
Selling, administrative and general expenses	1,020	1,169	4,437	4,728	5,518	5,204	5,314
Restructuring and asset impairment charges	8	146	670	715	475	12	1,506
Gain on sale of half of interest in Fuji Xerox	—	—	—	(773)	—	—	—
Gain on sale of China operations	—	—	—	—	(200)	—	—
Provision for litigation	300	—	—	—	—	—	—
Other, net	121	98	445	440	530	507	473
(Loss) Income before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle (1)	(110)	(61)	252	394	(367)	1,288	(13)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle (1)	$(65)	$(51)	$154	$(92)	$(273)	$844	$23
Loss from discontinued operations	—	—	—	—	—	—	(190)
Cumulative effect of change in accounting principle	—	(63)	(63)	(2)	—	—	—

Net (loss) Income (1)	$(65)	$(114)	$91	$(94)	$(273)	$844	$(167)

Preferred stock dividends, net	(10)	—	(73)	(12)	(46)	(46)	(46)

(Loss) Income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)	$798	$(213)

Basic Earnings per Share: (1) (2)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.11	$(0.15)	$(0.48)	$1.20	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.09)	—	—	—	—

Net (loss) Income	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.20	$(0.32)

Diluted Earnings per Share: (1) (2)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.10	$(0.15)	$(0.48)	$1.17	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.08)	—	—	—	—

Net (loss) Income	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.17	$(0.32)

Common stock dividends declared	$—	$—	$—	$0.05	$0.65	$0.80	$0.72

	As of March 31,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
Financial Position
Cash and cash equivalents	$3,035	$4,747	$2,887	$3,990	$1,750	$132	$79
Total assets	25,345	27,647	25,458	27,645	28,253	27,803	27,775
Working capital	3,095	3,556	3,232	2,613	4,928	2,965	2,959
Short-term debt	5,122	6,704	4,377	6,637	3,080	4,626	4,221
Long-term debt	9,193	10,695	9,794	10,107	15,557	11,521	11,104
Total debt	14,315	17,399	14,171	16,744	18,637	16,147	15,325
Other long-term obligations	4,121	3,585	3,702	3,524	3,122	3,219	4,003
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,691	1,701	1,687	684	681	679
Preferred stock	536	593	550	605	647	669	687
Deferred ESOP benefits	(42)	(135)	(42)	(135)	(221)	(299)	(370)
Common shareholders’ equity	1,771	1,622	1,893	1,797	1,801	2,953	3,026

(1)	Income (Loss) before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle; Income (loss) from continuing operations before cumulative effect of change in accounting principle; Net income (loss), as well as Basic and Diluted Earnings per share beginning with the year ended December 31, 2002 excludes the effect of amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142. For additional information regarding the adoption of this standard and its effects on Net income (loss) and Earnings (loss) per share, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.
(2)	Basic and Diluted Earnings per share is determined using income or loss available to common shareholders, which is calculated as net income (loss) less accrued preferred dividends, net of tax. Refer to Note 18 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2002, we adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets subsequent to their initial recognition. This statement recognizes that goodwill has an indefinite life and will no longer be subject to periodic amortization. However, goodwill is to be tested at least annually for impairment, using a fair value methodology, in lieu of amortization. The provisions of this standard also require that amortization of goodwill related to equity investments be discontinued, and that these goodwill amounts continue to be evaluated for impairment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” For further information, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

The following tables illustrate the pro-forma impact of the adoption of SFAS No. 142, relating to the non-amortization provisions, for the years ended December 31, 2001, 2000 and 1999 ($ in millions).

	For the Year Ended December 31,
	2001	2000	1999
Reported Net (Loss) Income	$(94)	$(273)	$844
Add: Amortization of goodwill, net of income taxes	59	58	54

Adjusted Net (Loss) Income	$(35)	$(215)	$898

	For the Year Ended December 31,
	2001	2000	1999
Reported Basic (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.20
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.08

Adjusted Basic (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.28

	For the Year Ended December 31,
	2001	2000	1999
Reported Diluted (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.17
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.07

Adjusted Diluted (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.24

RECENT DEVELOPMENTS

Securities and Exchange Commission Investigation

On April 1, 2002, we announced that we had reached a settlement with the SEC on specific accounting methodology and financial disclosure matters previously disclosed that had been under investigation by the SEC since June 2000. As a result, on April 11, 2002, the SEC filed a complaint against us, which we simultaneously settled by consenting to the entry of an Order enjoining us from future violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 thereunder, requiring payment of a civil penalty of $10 million, and imposing other ancillary relief. We neither admitted nor denied the allegations of the complaint. The $10 million civil penalty is included in “Other Expenses, net “ in 2002 in our Consolidated Statement of Income. Under the terms of the settlement, in 2002 we restated our financial statements for the years 1997 through 2000.

In addition, as part of the settlement, a special committee of our Board of Directors retained Michael H. Sutton, former Chief Accountant of the SEC, as an independent consultant to review our material accounting controls and policies. Mr. Sutton commenced his review in July 2002. On February 21, 2003, Mr. Sutton delivered his final report (“Sutton Report”), together with observations and recommendations, to members of the special committee. On April 18, 2003 a copy of the Sutton Report and the Audit Committee’s recommendation to the Board of Directors regarding such Report was delivered to the Board of Directors and to the SEC. The Board of Directors must report to the SEC the decisions taken by our Board of Directors as a result of the Sutton Report by June 17, 2003.

We have a comprehensive ongoing program addressing continued progress in enterprise risk management as well as our process and systems management. We are devoting significant additional resources to this end.

SEC Settlement Reached with Individual Defendants

The SEC announced on June 5, 2003 that it had reached a settlement with several individuals who are former officers of Xerox regarding the same accounting and disclosure matters involved in its investigation of Xerox. Just as we had done in our settlement with the SEC, these individuals neither admitted nor denied wrongdoing and have agreed to pay fines, disgorgement and interest.

The individuals are responsible for paying their own fines. However, because all of the individuals who settled were officers of Xerox, we are required to pay the disgorgement amounts ($19.4 million including prejudgment interest) and legal fees associated with their settlements. Under the terms of our by-laws, we are required to indemnify officers and directors, including former officers and directors, against any costs, expenses or liabilities that result from acting as an officer or director, including payments made in settlement of proceedings, unless the officers or directors are found guilty of wrongdoing in a court of law. We accrued the settlement expenses during the second half of 2002.

Other Litigation

Reference is made to the “Legal Matters” portion of Note 8 to our Condensed Consolidated Financial Statements (“Litigation, Regulatory Matters and Other Contingencies”) contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 for a discussion of the securities law actions and derivative suits concerning our accounting methodology, accounting practices and related financial and other disclosure matters.

THE SECURITIES WE MAY OFFER

This prospectus is part of a shelf registration statement. Under the shelf registration statement, we may offer from time to time up to $3,000,000,000 of any of the following securities, either separately or in units:

•	debt securities;

•	convertible debt securities;

•	preferred stock;

•	convertible preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	depositary shares;

•	securities purchase contracts;

•	securities purchase units; and

•	guarantees of our debt securities.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes. General corporate purposes may include, without limitation:

•	repayment of debt;

•	investments in or extensions of credit to our subsidiaries;

•	redemption of preferred stock; and

•	financing of possible acquisitions or business expansion or the refinancing of prior acquisitions.

The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We do not have any current plans, proposals or arrangements to enter into any material acquisitions or business expansion other than in the ordinary course of business.

Under the terms of the 2002 Credit Facility, specified percentages of any net proceeds we receive from capital market debt issuances, equity issuances, or asset sales during the term of the 2002 Credit Facility must be used to reduce the amounts outstanding under the 2002 Credit Facility.

As of March 31, 2003, $3.3 billion was outstanding under the 2002 Credit Facility, consisting of $1.3 billion of Tranche A term loans, $500 million of Tranche B term loans and $1.5 billion in revolving loans or letters of credit. The specified percentages of net proceeds which must be applied to loans under the 2002 Credit Facility generally range from 25 percent to 75 percent, depending upon the cumulative amount of the scheduled amortization payments that have been made on Tranche A term loans as well as the cumulative amount of all mandatory prepayments that have been made under the 2002 Credit Facility. The revolving loan commitment cannot be reduced below $1.0 billion as a result of such prepayments. Tranche A term loans and the revolving loans bear interest at LIBOR plus 4.50 percent, and Tranche B term loans bear interest at LIBOR plus a spread that varies between 4.00 percent and 4.50 percent depending on the extent to which Tranche B term loans are secured by the collateral that is restricted by covenants contained in our public bond indentures. The final stated maturity of the 2002 Credit Facility is April 30, 2005.

DESCRIPTION OF THE DEBT SECURITIES,

CONVERTIBLE DEBT SECURITIES AND GUARANTEES

We may offer unsecured general obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We also may offer convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our Senior Indebtedness (as described below). The subordinated debt securities will be effectively subordinated to creditors (including trade creditors) and our preferred stockholders and those of our subsidiaries.

The senior debt securities and any related guarantees will be issued under a senior indenture to be entered into between us and the trustee named in the prospectus supplement. The subordinated debt securities and any related guarantees will be issued under a subordinated indenture to be entered into between us and the trustee named in the prospectus supplement. We have summarized certain general features of the debt securities from the indenture. A form of each of a senior indenture and a subordinated indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following summary is of certain provisions of the form of senior indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture and the provisions of the Trust Indenture Act of 1939, as amended. References in parentheticals below to sections or articles are to Sections or Articles of the senior indenture. If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	whether securities issued by Xerox will be entitled to the benefits of the guarantees or any other form of guarantee; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. (Section 3.05)

Guarantees

Any senior or subordinated debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Sections 3.01, 3.03 and 3.05)

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Xerox, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Events of Default, Notice and Waiver

The indenture provides that, if an event of default in respect of any series of debt securities or any guarantees thereof shall have happened and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or a portion thereof in the case of certain debt securities issued with an original issue discount) of all the debt securities of that series to be immediately due and payable. (Section 7.02)

The indenture defines “events of default” in respect of any series of debt securities as:

•	default for 30 days in payment of any interest installment when due;

•	default in payment of principal of or premium, if any (including accrued original issue discount, in the case of certain debt securities issued with original issue discount), on, or any sinking fund installment or analogous obligation with respect to, debt securities of such series when due;

•	default for 90 days after notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series in the performance of any other covenant in such indenture in respect of the debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization, and any other event of default provided for with respect to the debt securities of such series. (Section 7.01)

The Trust Indenture Act provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities or any guarantees thereof, give to the holders of that series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series or any guarantees thereof.

The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the debt securities of that series. (Section 7.11)

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default in respect of any series of debt securities or any guarantees thereof to act with the required standard of care, to be indemnified by the holders of the debt securities of that series before proceeding to exercise any right or power under the indenture at the request of holders of those debt securities. (Section 8.01)

The indenture includes covenants that we will file a certificate of no default with the trustee, annually specifying any default that exists. (Section 5.04)

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default, or compliance with certain provisions of the indenture, except for defaults not theretofore cured in the payment of the principal of, premium, if any, or interest on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series and compliance with certain covenants. (Sections 5.07, 7.02 and 7.12)

The indenture provides that for purposes of calculating the principal amount of debt securities of any series denominated in a foreign currency or in units based on or relating to currencies thereunder, such principal amount shall be deemed to be that amount of U.S. dollars that could be obtained for such principal amount on the basis of a spot rate of exchange, specified to the trustee in an officers’ certificate, for such currency or currency units into U.S. dollars as of the date of any such calculation. (Section 1.15)

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of debt securities of that series. No supplemental indenture may, without the consent of the holders of all of the affected debt securities, among other things:

•	change the maturity of any debt securities;

•	change the currency in which such debt securities are payable;

•	reduce the principal amount thereof or any premium thereon;

•	reduce the rate or extend the time of payment of interest thereon;

•	change the method of computing the amount of principal thereof on any date; or

•	reduce the percentage of holders of debt securities which must consent to any such supplemental indenture. (Section 9.02)

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall generally cease to be of any further effect with respect to a series of debt securities if:

•	we shall have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with). (Section 11.01)

The trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the debt securities of the defeased series and the indenture, to the payment, either directly or through any paying agent, as the trustee may determine, to the persons entitled thereto, of principal, premium, if any, and interest for whose payment such money has been deposited with the trustee. (Section 11.02)

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Convertibility

Debt securities may be convertible into or exchangeable for our common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

Provisions Applicable Only To Senior Debt Securities

Ranking

The senior debt securities and the subsidiary guarantees will be unsecured obligations, and will rank pari passu with all other unsecured and unsubordinated debt of the issuer.

Covenants

Limitations on Liens.    Certain terms referenced herein are defined below. So long as any of our senior debt securities are outstanding, we will not create or suffer to exist, or permit any of our Restricted Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of our properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of our Restricted Subsidiaries to assign, any right to receive income, in each case to secure any Debt without making effective provision whereby all of the senior debt securities of each series (together with, if we shall so determine, any of our other senior debt or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the senior debt securities) shall be equally and ratably secured with the indebtedness or obligations secured by such security. We or our Restricted Subsidiaries may create or suffer to exist any lien, security interest, charge, encumbrance or preferential arrangement of any kind in, of or upon any of our properties or assets or our Restricted Subsidiaries to secure any Debt or Debts in an aggregate amount at any time outstanding not greater than 20% of our Consolidated Net Worth. The foregoing restrictions shall not apply to any of the following:

•

deposits, liens or pledges arising in the ordinary course of business to enable us or any of our Restricted Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

•	liens imposed by law or other similar liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such liens;

•	liens arising out of judgments or awards against us or any of our Restricted Subsidiaries in an aggregate amount not to exceed the greater of (a) 15% of our Consolidated Net Worth or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which we or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

•	liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of our business of any of our Restricted Subsidiaries owning such property;

•	liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

•	liens existing on December 1, 1991;

•	purchase money liens or security interests in property acquired or held by Xerox or any Restricted Subsidiary in the ordinary course of business to secure the purchase price thereof or indebtedness incurred to finance the acquisition thereof;

•	liens or security interests existing on property at the time of its acquisition;

•	the rights of Xerox Credit Corporation (“XCC”) relating to a reserve account established pursuant to an operating agreement dated as of November 1, 1980, between Xerox and XCC;

•	the replacement, extension or renewal of any of the foregoing; and

•	liens on any assets of any Restricted Subsidiary of up to $500,000,000 incurred in connection with the sale or assignment of assets of such Restricted Subsidiary for cash where the proceeds are applied to repayment of Debt of such Restricted Subsidiary and/or invested by such Restricted Subsidiary in assets which would be reflected as receivables on the balance sheet of such Restricted Subsidiary. (Section 5.06)

“Consolidated Net Worth” means, at any time, as to a given entity, the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as:

•	the par or stated value of all outstanding capital stock (including preferred stock);

•	capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative translation adjustments;

•	any unappropriated surplus reserves;

•	any net unrealized appreciation of equity investments, and

•	minorities’ interests in equity of subsidiaries,

less treasury stock, plus, in our case, $600,000,000.

“Debt” means:

•	indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days),

•	obligations as lessee under capital leases,

•	obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in either of the immediately preceding bullet points (excluding obligations of Xerox from time to time under the support agreement dated as of November 1, 1980, between Xerox and XCC, as amended from time to time, and the support agreement dated as of February 6, 1985, between Xerox Canada Inc. and Xerox Canada Finance Inc., as amended from time to time), and

•	the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes, under plans covered by Title IV thereof.

“Restricted Subsidiary” means any consolidated Subsidiary of Xerox from time to time having a Consolidated Net Worth of at least $100 million; provided, however, that “Restricted Subsidiary” does not include Xerox Financial Services, Inc., XCC and any other corporation principally engaged in any business or businesses other than development, manufacture and/or marketing of:

•	business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment),

•	merchandise or

•	services (other than financial services).

“Subsidiary” means, as to any entity, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of that corporation is at the time directly or indirectly owned by that entity.

Consolidation, Merger or Sale of Assets of Xerox.    Xerox shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which Xerox is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of Xerox and the guarantees and the performance of every covenant of the indenture on the part of Xerox to be performed or observed, and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Section 10.01)

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which Xerox is merged or to which such sale is made shall succeed to and be substituted for Xerox under the indenture. (Section 10.02)

Provisions Applicable Only To Subordinated Debt Securities

The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future “Senior Indebtedness.” Senior Indebtedness means, without duplication, the principal, premium (if any) and unpaid interest on all present and future:

•	indebtedness of Xerox for borrowed money,

•	obligations of Xerox evidenced by bonds, debentures, notes or similar instruments,

•	all obligations of Xerox under

(x)	interest rate swaps, caps, collars, options and similar arrangements,

(y)	any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and

(z)	credit swaps, caps, floors, collars and similar arrangements,

•	indebtedness incurred, assumed or guaranteed by Xerox in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles),

•	obligations of Xerox as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•	reimbursement obligations of Xerox in respect of letters of credit relating to indebtedness or other obligations of Xerox that qualify as indebtedness or obligations of the kind referred to in the first five bullet points above, and

•	obligations of Xerox under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the first six bullet points above.

Subordinated debt securities will not be subordinated to any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation or pursuant to which it is outstanding provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Other provisions applicable to subordinated debt securities will be described in a prospectus supplement.

DESCRIPTION OF THE PREFERRED STOCK AND

CONVERTIBLE PREFERRED STOCK

Xerox Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock (the “Certificate of Amendment”), which will be filed with the SEC at or prior to the time of issuance of such series of the preferred stock. We may also offer convertible preferred stock. As of the date of this prospectus, we are authorized to issue up to 22,043,067 shares of cumulative preferred stock, par value $1.00 per share. As of March 31, 2003, 6,835,219 shares of Series B Convertible Preferred Stock were outstanding and 1,500,000 shares of Series A Cumulative Preferred Stock are reserved for issuance in connection with our Shareholders Rights Plan. All of the Series B Convertible Preferred Stock is held by the trustee for the Xerox Employee Stock Ownership Plan, and is convertible, at any time, at the option of the trustee, into Xerox common stock at a predetermined price, which is subject to adjustment. The holders of the Series B Convertible Preferred Stock have dividend and liquidation rights prior to holders of the common stock, but generally have voting rights equal to those of holders of the common stock, each share of Series B Convertible Preferred Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock.

Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the distinctive serial designation for any such series; and

•	determine the number of shares in any such series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to such series the following information:

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock in addition to those specified in our Restated Certificate of Incorporation; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and a sum sufficient to pay such dividends has been set apart or has been paid. When those dividends are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, generally, unless all dividends on the preferred stock have been declared and a sum sufficient to pay such dividends has been set apart or has been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.

Both the 2002 Credit Facility and the Indentures, dated as of January 17, 2002, governing our 9 ¾% Senior Notes due 2009 (the “Senior Note Indentures”) contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the 2002 Credit Facility and Senior Note Indentures, respectively.

Convertibility

Shares of preferred stock may be convertible or exchangeable into another series of our preferred stock, our common stock, or other securities. The Certificate of Amendment and the prospectus supplement relating to each series of convertible preferred stock, if any, will describe those conversion rights.

Redemption And Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated below or in the prospectus supplement, the holders of preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock is in default, whether or not consecutive, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, any holder of preferred stock may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of preferred stock can call a meeting. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

The vote of the holders of two-thirds of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Restated Certificate of Incorporation or any Certificate of Amendment or our By-Laws which would adversely affect the rights, preferences, privileges or voting power of the preferred stock or any holder thereof.

Miscellaneous

The holders of preferred stock will have no preemptive rights. All our issued and outstanding preferred stock is fully paid and non-assessable. The shares of preferred stock offered, when issued, will also be fully paid and nonassessable. Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the preferred stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the preferred stock. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indenture and other transactions we may enter into.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, our Restated Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation and our Shareholder Rights Plan, referred to below, which have been filed with the SEC and are incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue up to 1,750,000,000 shares of common stock, $1.00 par value per share (the “common stock”). As of March 31, 2003, 741,574,841 shares of common stock were outstanding. Also, as of such date, there were 345,790,189 shares of common stock authorized, but reserved for issuance and 662,634,970 shares of common stock authorized and available for issue or reserve.

General

Dividend Rights and Restrictions

Holders of our common stock are entitled to dividends as and when declared by the Board of Directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of our common stock under our Restated Certificate of Incorporation or By-Laws, provided all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for, and subject further to the restrictions referred to below.

The 2002 Credit Facility prohibits us from paying cash dividends on our common stock, and permits us to declare and pay dividends on our common stock solely in the form of shares of Qualified Capital Stock (as defined therein). The Senior Note Indentures contain covenants that restrict our ability to pay dividends on common stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein).

Voting Rights

Each share of common stock is entitled to one vote per share, subject, to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock may be required to authorize certain corporate action. The holders of our Series B Convertible Preferred Stock generally have voting rights equal to those of holders of common stock, each share of Series B Convertible Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock. Since the common stock and Series B Convertible Preferred Stock do not have cumulative voting rights, if they choose to do so, the holders of more than 50% of the aggregate amount of shares of those stocks can elect all of the directors. In such event, the holders of less than 50% of those shares cannot elect any directors.

Liquidation Rights

Holders of our common stock are entitled to receive our net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of the Company, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of our common stock do not possess preemptive rights or subscription rights as to any additional issues of any class of the capital stock or any of our other securities.

Liability To Further Calls Or Assessments

All our issued and outstanding common stock is fully paid and non-assessable. The shares of common stock offered, when issued, will be also fully paid and non-assessable.

Transfer Agent

Our common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX” and is also traded on the Boston, Cincinnati, Pacific Coast, Philadelphia, London and Switzerland exchanges. The transfer agent for the common stock is Equiserve Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, (800) 828-6396, or reachable, via email at website www.equiserve.com.

Preferred Stock Purchase Rights

The Board of Directors of Xerox has adopted a Shareholder Rights Plan. Each share of common stock has one half of a right (a “Right”) attached to it.

Until the earlier of:

•	10 business days following the date of a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the aggregate amount of the outstanding voting common stock of Xerox (the date of such public announcement, the “Stock Acquisition Date”, and, such person or group, an “Acquiring Person”), and

•	10 business days (or such later date as may be determined by our Board of Directors) following the commencement of, or the first public announcement of the intent to commence, a tender or exchange offer by a person or group if, upon consummation of the offer, such person or group would be an Acquiring Person (the earlier of such dates, the “Distribution Date”), or earlier redemption or expiration of the Rights, the Rights will be evidenced, with respect to the shares of common stock outstanding, by the certificates representing such shares and will be transferred with and only with the common stock. Certificates representing shares of common stock (including the shares of common stock which may be offered hereby) which are issued upon transfer, replacement or new issuance of common stock prior to the Distribution Date or earlier redemption or expiration of the Rights will contain a legend evidencing the Rights and incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates representing the Rights (“Rights Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates will trade separately and will alone evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire on April 16, 2007. Until a Right is exercised, the holder thereof will have no rights as a shareholder of Xerox, including, without limitation, the right to vote or to receive dividends.

When the Rights become exercisable, each Right will entitle the registered holder thereof to purchase from Xerox, at a price of $250.00, subject to adjustment (the “Purchase Price”), one three-hundredth of a share of Series A Cumulative Preferred Stock. If certain types of mergers, sales of assets or other business combinations involving Xerox occur after the Rights become exercisable, each Right will represent the right to purchase, at the Purchase Price, common stock of the acquiring company having a market value then equal to twice the Purchase Price. If (i) a person or group becomes an Acquiring Person (other than pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms approved by a majority of the members of our Board of Directors who are not officers of Xerox or affiliates of such Acquiring Person), or (ii) an Acquiring Person acquires Xerox in a transaction in which Xerox and the common stock survive, each Right not owned by such Acquiring Person will be converted into the right to purchase, at the Purchase Price, the number of shares of common stock that at that time have a market value then equal to twice the Purchase Price.

Our Board of Directors may, at any time on or before the earlier of (x) the Stock Acquisition Date and (y) the date on which the Rights shall expire, authorize the redemption of all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, as adjusted under certain specified circumstances. Any of the provisions of the Rights Agreement may be amended by our Board of Directors before the Rights become exercisable. Thereafter, provisions of the Rights Agreement may be amended by our Board of Directors:

•	to cure any ambiguity, to lengthen or shorten any time period under the Rights Agreement or

•	in any other manner that will not adversely affect the interest of the holders of the Rights (other than the Acquiring Person).

The Rights have certain “anti-takeover” effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Xerox on terms not approved by our Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Generally, the Rights should not interfere with any merger or other business combination approved by our Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of common stock at one-half the market price), since until such time the Rights generally may be redeemed by our Board of Directors at $.01 per Right.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Xerox may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the debt warrants;

(b)  the initial offering price;

(c)  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f)  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g)  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h)  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i)  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k)  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(l)  anti-dilution provisions of the debt warrants, if any;

(m)    redemption or call provisions, if any, applicable to the debt warrants; and

(n)    any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the equity warrants;

(b)  the initial offering price;

(c)  the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f)  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g)  if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

(h)  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j)  anti-dilution provisions of the equity warrants, if any;

(k)  redemption or call provisions, if any, applicable to the equity warrants; and

(l)  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or, (b) our debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Both the 2002 Credit Facility and the Senior Note Indentures contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the 2002 Credit Facility and Senior Note Indentures, respectively.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

We may sell equity securities in an offering “at the market” as defined in Rule 415 under the Securities Act. One or more of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and UBS Securities LLC, may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the prospectus supplement with respect to such offering of equity securities and such prospectus supplement is filed with the SEC.

For all other offerings, the prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Xerox, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities, other than our common stock issued hereunder, may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

The brokers dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Xerox or the “Company” has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. References to “we,” “our,” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference.”

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-4471. You can read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed:

1.    Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003;

2.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended March 31, 2002, filed with the SEC on March 27, 2003;

3.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended June 30, 2002, filed with the SEC on March 27, 2003;

4.    Amendment No. 2 to Quarterly Report on Form 10-Q for quarter ended September 30, 2002, filed with the SEC on March 27, 2003;

5. Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on April 30, 2003;

6.    Current Reports on Form 8-K dated March 21, 2003, April 21, 2003, April 23, 2003, April 30, 2003, May 12, 2003 and June 2, 2003;

7.    Description of Xerox’ Shareholders Rights Plan (the “Rights Plan”) contained in Amendment No. 2 to Form 8-A filed with the SEC on February 8, 2000; and description of the Rights Agreement dated as of April 7, 1997 between us and The First National Bank of Boston, as Rights Agent (the “Rights Agreement”), with respect to the Rights Plan, which is filed as Exhibit 4.10 to our Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the Rights to purchase Series A Cumulative preferred stock; and

8.    Description of Xerox’s common stock, contained in Amendment No. 5 to Form 8-A filed with the SEC on February 8, 2000.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into the filing, at no cost, and a copy of the indentures, the warrant agreements, the depositary agreement and any other agreements that we refer to in this prospectus by writing or calling our transfer agent at the following address:

Equiserve Trust Company, N.A.

P.O. Box 43010

Providence, RI 02940-3010

(800)828-6396

E-mail at website www.equiserve.com.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain certain statements that are not historical fact and which are deemed to be forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, intended or expected. We do not intend to update these forward-looking statements.

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Such factors include, but are not limited to, those discussed in the section that follows the heading “Forward Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

VALIDITY OF THE SECURITIES AND THE GUARANTEES

The validity of the securities, and the guarantees to be offered by Xerox, will be passed upon for Xerox by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K dated April 30, 2003, have been so incorporated, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement

$1,250,000,000

Xerox Corporation

$700,000,000 7 1/8% Senior Notes due 2010

$550,000,000 7 5/8% Senior Notes due 2013

Joint Book-Running Managers

Deutsche Bank Securities

JPMorgan

Citigroup

Goldman, Sachs & Co.

Merrill Lynch & Co.

UBS Investment Bank

Co-Managers

Banc One Capital Markets, Inc.

Bear, Stearns & Co. Inc.

Danske Markets

BNP PARIBAS

Credit Suisse First Boston

Fleet Securities, Inc.

PNC Capital Markets, Inc.

Global Coordinator

JPMorgan

PROSPECTUS SUPPLEMENT

June 19, 2003